As filed with the Securities and Exchange Commission on May 15, 1997

                                                      Registration No. 333-24721
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 -------------
                     PRE-EFFECTIVE AMENDMENT NO. TWO TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------
                        MONTGOMERY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Indiana                          6711                    Applied For
 (State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification No.)

       119 East Main Street, Crawfordsville, Indiana 47933 (317) 362-4710 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -------------
                                 Earl F. Elliott
                      President and Chief Executive Officer
                        Montgomery Financial Corporation
                              119 East Main Street
                          Crawfordsville, Indiana 47933
                                 (317) 362-4710
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -------------
                  Please send copies of all communications to:
                            Martin L. Meyrowitz, P.C.
                                Gary A. Lax, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
                              (A limited liability
                              partnership including
                           professional corporations)
                           1100 New York Avenue, N.W.,
                            Washington, DC 20005-3934
                                 (202) 414-6100
                                 -------------
                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
   Title of Each Class of Securities      Amount to be         Proposed Maximum      ..Proposed  Aggregate     Maximum  Amount of
           to be Registered                Registered     Offering Price Per Share(1)   Offering Price(1)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           1,225,257 Shares(2)          $10.00                $12,252,570                $3,713
Common Stock, $.01 par value            250,000 Shares(3)           2.22(3)                  555,000                 169(3)
                                       ------------------           -------                 --------                 ---
Total                                   1,475,257 Shares            $ ----                $12,807,570                $3,882
====================================================================================================================================

---------------------
(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Represents a maximum of 1,225,257 shares that may be issued in the offering. The registration fee for these shares is calculated in accordance with Rule 457(a).

(3) Represents a maximum of 250,000 shares that may be issued in exchange for shares of common stock of Montgomery Savings, A Federal Association. The registration fee for these shares is calculated in accordance with Rule 457(f) based upon an assumed exchange ratio of 25.88% and the book value of a share of Montgomery Savings, A Federal Association common stock of $8.55 on December 31, 1996.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                        MONTGOMERY FINANCIAL CORPORATION
    (Proposed Holding Company for Montgomery Savings, A Federal Association)
                     Up to 1,031,981 Shares of Common Stock
                              (Anticipated Maximum)
                         $10.00 Per Share Purchase Price

         Montgomery Financial Corporation (the "Company"), an Indiana corporation, is offering up to 1,065,441 shares (which may be increased to 1,186,778 shares under certain circumstances described below) of its common stock, par value $.01 per share (the "Common Stock"), in connection with (i) the Exchange described herein to be effected in connection with the reorganization of Montgomery Savings, A Federal Association ("Montgomery" or the "Association") as a subsidiary of the Company and (ii) the Offerings described herein.
                                                        (continued on next page)


         For a discussion of certain factors that should be considered by each prospective investor, see "Risk Factors" beginning on page __ hereof.

         For information on how to subscribe for shares of Conversion Stock, please call the Stock Information Center at (765) ____-______.

                          -----------------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
          DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                   CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER
           FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS SUCH
           COMMISSION, OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             Estimated
                                                           Underwriting
                                                               Fees,
                                                           Commissions,
                                                          Conversion and          Estimated
                                      Subscription        Reorganization             Net
                                        Price(1)            Expenses(2)           Proceeds(3)
                                        --------            -----------           -----------
Minimum Per Share                    $        10.00         $       0.61       $          9.39
Midpoint Per Share                   $        10.00         $       0.54       $          9.46
Maximum Per Share                    $        10.00         $       0.49       $          9.51
Maximum Per Share, as adjusted       $        10.00         $       0.45       $          9.55
Total Minimum(1)                     $ 7,627,690            $ 469,000          $
Total Midpoint(1)                    $ 8,973,750            $ 490,000          $
Total Maximum(1)                     $10,319,810            $ 512,000          $
Total Maximum, as adjusted(1)        $11,867,780            $ 537,000          $


-------------
(1) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, respectively.
(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion and Reorganization (which include an estimate of the marketing fees and expenses to be paid to Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb") in connection with the Offerings). See "The Conversion and Reorganization - Marketing Arrangements." The actual fees and expenses may vary from the estimates. Such fees paid to Webb may be deemed to be underwriting fees. See "Pro Forma Data."
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Does not give effect to purchases of Conversion Stock by the Employee Stock Ownership Plan ("ESOP"), which initially will be deducted from the Company's stockholders' equity. For the effect of such purchases, see "Capitalization" and "Pro Forma Data."

(continued from prior page)


         The Exchange. Pursuant to a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion") adopted by the
Association and Montgomery Mutual Holding Company (the "Mutual Holding Company"), the Association will become a subsidiary of the Company upon consummation of the transactions described herein (collectively, with the Offerings, the "Conversion and Reorganization"). As a result of the Conversion and Reorganization, each share of common stock, par value $.01 per share, of the Association ("Association Common Stock") held by the Mutual Holding Company, which currently holds 600,000 shares or 70.59% of the outstanding Association Common Stock, will be cancelled and each share of Association Common Stock held by the Association's Public stockholders (the "Public Association Shares"), which amounted to 250,000 shares or 29.41% of the outstanding Association Common Stock at December 31, 1996, will be converted into shares of Common Stock (the "Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately 28.21% of the Company before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, (b) any shares of Common Stock purchased by such stockholders in the Offerings described herein or the Company's ESOP thereafter or (c) any exercise of dissenters' rights (the "Exchange"). The dilution of Public Stockholder ownership interest from a 29.41% actual ownership interest in the Association to a 28.21% ownership interest in the Company reflects the downward adjustment pursuant to Office of Thrift Supervision ("OTS") policy which requires the Exchange Ratio to reflect the amount of the dividends declared by the Association and waived by the Mutual Holding Company. As discussed under "- Independent Valuation" below and herein, the final Exchange Ratio will be determined based on the Public Stockholders' ownership interest and not on the market value of the Public Association Shares.

         The Offerings. In addition to the Exchange, nontransferable subscription rights to subscribe for up to 1,031,981 shares (which may be increased to 1,186,778 shares under certain circumstances described below) of Common Stock (the "Conversion Stock") have been granted to certain depositors of the Association as of specified record dates, the ESOP, directors, officers and employees of the Mutual Holding Company and the Association, and the Public Stockholders, subject to the limitations described herein (the "Subscription Offering"). Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the right of the Company, the Mutual Holding Company and the Association (the "Primary Parties") to reject such orders in whole or in part and the other limitations described herein, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering") to certain members of the general Public to whom a copy of this Prospectus is delivered by or on behalf of the Company, with preference given to natural persons residing in Montgomery, Fountain and Warren Counties, Indiana.


         It is anticipated that shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, if any, will be offered by the Company to members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company in a syndicated community offering (the "Syndicated Community Offering"). The Subscription Offering, Community Offering and any Syndicated Community Offering are referred to collectively as the "Offerings." The Primary Parties have engaged Webb to consult with and advise them in the Conversion and Reorganization, and Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Subscription and Community Offerings. See "The Conversion and Reorganization - Marketing Arrangements."


         The Subscription Offering will terminate at Noon, Crawfordsville, Indiana Time, on _____________ __, 1997 (the "Expiration Date), unless extended by the Primary Parties, with approval of the OTS, if necessary. The Community Offering is expected to terminate at the same time as the Subscription Offering. The Community Offering and/or any Syndicated Community Offering must be completed within 45 days after the close of the Subscription Offering, or _________ __, 1997, unless extended by the Primary Parties with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion and Reorganization; provided that, if the Conversion and Reorganization is not completed within the 45-day period, referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. See "The Conversion and Reorganization - The Offerings - Subscription Offering."

(continued from prior page)


         Independent Valuation. Pursuant to regulations of the OTS, the offering of Conversion Stock in the Offerings is required to be based on an independent valuation of the pro forma market value of the Association and the Mutual
Holding Company. Keller & Company ("Keller") has prepared an independent appraisal, which states at the Midpoint of the valuation range that the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $12,500,000 as of March 4, 1997 (the "Appraisal"). The Appraisal was multiplied by 71.79% (which represents the Mutual Holding Company's percentage interest in the Association, adjusted upward from 70.59% so as to reflect the $300,000 of dividends declared by the Association and waived by the Mutual Holding Company) to determine a midpoint of the offering range ($8,973,750), and the minimum and maximum range were set at 15% below and above the midpoint, respectively, resulting in a range of $7,627,690 to $10,319,810 (the "Offering Price Range").

         The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share (the "Purchase Price"), resulting in a range of 762,769 to 1,031,981 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 71.79% and 28.21%, respectively, of the Company's total outstanding shares. Based upon the Offering Price Range, the Exchange Ratio is expected to range from 1.20 to 1.62, resulting in a range of 299,731 Exchange Shares to 405,519 Exchange Shares to be issued in the Conversion and Reorganization. The 1,437,500 shares of Common Stock offered hereby include up to 1,031,981 shares of Conversion Stock (subject to adjustment up to 1,186,778 shares as described herein) and up to 405,519 shares of Exchange Shares (subject to adjustment up to 466,347 shares as described herein). The Offering Price Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion and Reorganization, and under certain circumstances specified herein subscribers will be resolicited and given the right to modify or cancel their orders. See "The Conversion and Reorganization - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."


         Restrictions on Transfer of Subscription Rights and Shares. No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion-Restrictions on Transfer of Subscription Rights and Shares." The Company and the Association will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Purchase Limitations. The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. No Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, director, officer or employee or Public Stockholder may purchase in their capacity as such in the Subscription Offering more than the number of shares of Conversion Stock that, when combined with Exchange Shares received, aggregate $200,000 of Common Stock; no person may purchase in the Offerings more than the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock; and no person together with associates of or persons acting in concert with such person, may purchase in the Offerings more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person, together with associates of and persons acting in concert with such person, aggregate more than $200,000 of Common Stock. See "The Conversion and Reorganization - The Offerings - Subscription Offering," "-Community Offering," "-Syndicated Community Offering and "-Limitations on Conversion Stock Purchases."

         Required Approvals. The consummation of the Conversion and Reorganization is subject to the receipt of various regulatory approvals and the approval of the members of the Mutual Holding Company and the stockholders of the Association in the manner set forth herein.


         The Company has applied to the National Association of Securities Dealers to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "MONT." Prior to the Conversion and Reorganization, there has not been an active and liquid market for the Public Association Shares, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. See "Market for Common Stock."

                              --------------------

                             CHARLES WEBB & COMPANY,
                   a Division of Keefe, Bruyette & Woods, Inc.

                              --------------------

         The date of this Subscription and Community Offering Prospectus is ___________, __ 1997.

                                     [MAP]

                                     SUMMARY

         This summary is qualified in its entirety by the more detailed information regarding the Association and the Mutual Holding Company and the Consolidated Financial Statements of the Association and the Notes thereto appearing elsewhere in this Prospectus.

Montgomery Financial Corporation

         Montgomery Financial Corporation is an Indiana corporation organized in April 1997 by the Association for the purpose of holding all of the capital stock of the Association and in order to facilitate the Conversion and Reorganization. Upon completion of the Conversion and Reorganization, the only significant assets of the Company will be all of the outstanding Association Common Stock, the note evidencing the Company's loan to the ESOP and the portion of the net proceeds from the Offerings retained by the Company. The business of the Company will initially consist of the business of the Association. See "Business of Montgomery" and "Regulation - The Company Regulation."

Montgomery Savings, A Federal Association

         Montgomery Savings, A Federal Association, is a federally chartered stock savings association that was organized on August 11, 1995 as a subsidiary of the Mutual Holding Company. Prior to that date, Montgomery Savings Association, A Federal Association, in its mutual form (the "Mutual Association") had operated in the market area now served by the Association. In connection with the organization of the Mutual Holding Company (the "MHC Reorganization"), the Mutual Association transferred substantially all of its assets and liabilities to the Association in exchange for 600,000 shares of Association Common Stock and converted its charter to that of a federal mutual holding company known as Montgomery Mutual Holding Company. As part of the MHC Reorganization, the Association also sold an additional 250,000 shares of Association Common Stock to certain members of the general public. As of December 31, 1996, there were 850,000 shares of Association Common Stock issued and outstanding, 250,000 shares of which consisted of Public Association Shares. At December 31, 1996, the Association had $94.6 million of total assets, $85.5 million of total liabilities, including $72.3 million of deposits, and $9.1 million of stockholders' equity. The Association Common Stock is registered with the OTS under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

Montgomery Mutual Holding Company

         Montgomery Mutual Holding Company is a federally chartered mutual holding company chartered on August 11, 1995 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 600,000 shares of Association Common Stock, which represents 70.59% of the shares of Association Common Stock outstanding as of the date of this Prospectus. The Mutual Holding Company's only other assets consist of deposit accounts in the amount of $103,000 as of December 31, 1996 (which will become assets of the Association upon consummation of the Conversion and Reorganization). As part of the Conversion and

Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity.

The Conversion and Reorganization

         Purposes of the Conversion and Reorganization. In their decision to pursue the Conversion and Reorganization, the Mutual Holding Company and the Association considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "Risk Factors - Proposed Federal Legislation." In addition, the Mutual Holding Company and the Association considered the various advantages of a stock holding company form of organization including: (1) a stock holding company's ability to diversify the Company's and the Association's business activities which is expected to enhance the long-term value of the Company on a consolidated basis; (2) the larger capital base of a stock holding company; (3) the enhancement of the Company's future access to the capital markets; (4) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Common Stock); (5) a stock holding company's enhanced ability to repurchase shares of its common stock; and (6) the greater ability to acquire other financial institutions. For additional information see "The Conversion and Reorganization Purposes of the Conversion and Reorganization."



         Description of the Conversion and Reorganization. On December 26, 1996, the Boards of Directors of the Association and the Mutual Holding Company adopted the Plan, which was amended on March 31, 1997, and in April 1997 the Association incorporated the Company under Indiana law as a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim federal stock savings institution and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the 600,000 shares or 70.59% of the outstanding Association Common Stock held by the Mutual Holding Company will be cancelled, and (ii) an interim savings association ("Interim") to be formed as a wholly owned subsidiary of the Company solely for such purpose will then merge with and into the Association. As a result of the merger of the Interim with and into the Association, the Association will become a wholly owned subsidiary of the Company and the outstanding Public Association Shares, which amounted to 250,000 shares or 29.41% of the outstanding Association Common Stock at December 31, 1996, will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately 28.21% of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) (which is approximately equal to the percentage of Association Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy in order to reflect the $300,000 of dividends declared by the Association and waived by the Mutual Holding Company), before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Association's stockholders in the Offerings or the ESOP thereafter, and (c) any exercise of dissenters' rights.

         The following diagram outlines the current organizational structure of the Primary Parties' and their ownership interests:

---------------------------------          -------------------------------------
        Montgomery Mutual                             Holders of Public
         Holding Company                              Association Shares
---------------------------------          -------------------------------------
                           70.59%                        29.41%
                      ---------------------------------------
                                Montgomery Savings,
                               A Federal Association
                      ---------------------------------------
                                              100%
                      ---------------------------------------
                              Montgomery Financial
                                 Corporation
                      ---------------------------------------
                                              100%
                      ---------------------------------------
                                    Interim
                                (to be formed)
                      ---------------------------------------


         The following diagram reflects the Conversion and Reorganization, including (i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings institution) with and into the Association, (ii) the merger of Interim with and into the Association, pursuant to which the Public Association Shares will be converted into Exchange Shares, and (iii) the offering of Conversion Stock. The diagram assumes that there are no dissenters' rights exercised and no fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Association Shares or the exercise of outstanding stock options. In addition to shares of Common Stock to be issued pursuant to the Exchange, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and Reorganization. See "- The Offerings" below and "The Conversion and Reorganization - The Offerings."

---------------------------------          -------------------------------------
          Purchasers of                               Holders of Public
        Conversion Stock                             Association Shares
---------------------------------          -------------------------------------
                          71.79%                        28.21%
                      ---------------------------------------
                              Montgomery Financial
                                   Corporation
                      ---------------------------------------
                                                100%
                      ---------------------------------------
                               Montgomery Savings,
                              A Federal Association
                      ---------------------------------------


         Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company (which consist of depositors of the Association) ("Members") as of the close of business on _________ __, 1997 (the "Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Association Common Stock held by the Mutual Holding Company and the Public Stockholders (collectively, the "Stockholders"), as of the Voting Record Date at a special meeting of Stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting"). In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Association Common Stock, which amount to 70.59% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. In addition, as of March 31, 1997, directors and executive officers of the Association as a group (8 persons) beneficially owned 28,700 shares (not including stock options) or 3.38% of the outstanding Association Common Stock, which shares can also be expected to be voted in favor of the Plan at the Stockholders' Meeting.

The Offerings


         Pursuant to the Plan and in connection with the Conversion and Reorganization, the Company is offering up to 1,031,981 shares of Conversion Stock in the Offerings. Conversion Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Association with account balances of $50.00 or more as of the close of business on September 30, 1995 ("Eligible Account Holders"); (ii) the ESOP; (iii) depositors of the Association with account balances of $50.00 or more as of the close of business on March 31, 1997 ("Supplemental Eligible Account Holders"); (iv) members of the Mutual Holding Company as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Members"); (v) directors, officers and employees of the Mutual Holding Company and the Association; and (vi) Public

Stockholders. Subscription rights will expire if not exercised by Noon, Crawfordsville, Indiana time, on _________ __, 1997, unless extended.

         Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in Montgomery, Fountain and Warren Counties, Indiana. It is anticipated that shares not subscribed for in the Subscription and Community Offerings may be offered to certain members of the general Public in a Syndicated Community Offering. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering or the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The closing of all shares sold in the Offerings will occur simultaneously, and all shares of Conversion Stock will be sold at a uniform price of $10.00 per share.

         The Primary Parties have retained Webb as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings on a best efforts basis. See "The Conversion and Reorganization - The Offerings - Subscription Offering," "- Community Offering," "- Syndicated Community Offering" and "- Marketing Arrangements."

Purchase Limitations


         With the exception of the ESOP, which intends to purchase up to an aggregate of 8.0% of the number of shares of Common Stock to be outstanding upon completion of the Conversion and Reorganization, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, director, officer or employee or Public Stockholder may purchase in their capacity as such in the Subscription Offering more than the number of shares of Conversion Stock that, when combined with Exchange Shares received, aggregate $200,000 of Common Stock; no person may purchase in each of the Community Offering and any Syndicated Community Offering more than the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock; and no person together with associates of or persons acting in concert with such person, may purchase in the Offerings more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person, together with associates of and persons acting in concert with such person, aggregate more than $200,000 of Common Stock. For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at $10.00 per share which is the same price at which shares of
Conversion Stock will be issued in the Offerings. At any time during the Offerings, and without further approval by the Members or the Stockholders, the Primary Parties may in their sole discretion decrease or increase any of the purchase limitations up to 5% of the Common Stock issued in the Conversion and Reorganization. Under certain circumstances, subscribers may be resolicited in the event of such an increase and given the opportunity to increase, decrease or rescind their orders. The minimum purchase is 25 shares. See "The Conversion and Reorganization - Limitations on Conversion Stock Purchases." In the event of an over subscription, shares will be allocated in accordance with the Plan, as described under "The Conversion and Reorganization - The Offerings - Subscription Offering" and "- Community

Offering." Because the purchase limitations contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Association Shares, certain holders of Public Association Shares may be limited in their ability to purchase Conversion Stock in the Offerings.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued in the Conversion and Reorganization


         OTS regulations require the aggregate purchase price of the Conversion Stock to be consistent with the Appraisal of the Association and the Mutual Holding Company, which was $12,500,000 at the midpoint of the valuation range as of March 4, 1997. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Company as they held in the Association adjusted downward pursuant to OTS policy in order to reflect the dividends declared by the Association and waived by the Mutual Holding Company (before giving effect to any shares of Common Stock purchased by the Association's stockholders in the Offerings or the ESOP thereafter, the payment of cash in lieu of issuing fractional Exchange Shares and any exercise of dissenters' rights), the Appraisal was multiplied by 71.79% (which represents the Mutual Holding Company's percentage interest in the Association adjusted upward from 70.59% so as to reflect the $300,000 of dividends declared by the Association and waived by the Mutual Holding Company) to determine the midpoint of the Offering Price Range, which is $8,973,750. In accordance with OTS regulations, the minimum and maximum of the Offering Price Range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $7,627,690 to $10,319,810. The full text of the Appraisal describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for the Association Common Stock (see "Market for Common Stock") but was not dependent thereon. The Appraisal has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "Additional Information." The Appraisal is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock.

         All shares of Conversion Stock will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated valuation of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 762,769 shares to a maximum of 1,031,981 shares. Subject to approval of the OTS, the Offering Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Primary Parties may increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Offering Price Range (exclusive of a number of shares equal to up to an additional 8.0% of the Common Stock outstanding immediately upon completion of the Conversion and Reorganization which may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an over subscription by Eligible Account Holders) or (ii) the Offerings are extended beyond _____ __, 1997. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 71.79% and 28.21%, respectively, of the Company's total outstanding shares. Nevertheless, Exchange Shares may represent less than 28.21% of the Company's total outstanding shares if there are insufficient shares for the ESOP to purchase 8.0% of the Common Stock outstanding immediately upon completion of the Conversion and Reorganization and, consequently, the Company has to issue authorized but unissued shares to the ESOP in order to satisfy its order to purchase such amount of Conversion Stock in the Offerings. See "Pro Forma Data," "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "The Conversion and Reorganization - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."


         Based on the 250,000 Public Association Shares outstanding at December 31, 1996, and assuming a minimum of 762,769 and a maximum of 1,031,981 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to range from approximately 1.20 Exchange Shares to 1.62 Exchange Shares for each Public Association Share outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Association Common Stock are exercised after December 31, 1996 and prior to consummation of the Conversion and Reorganization. If any of such stock options are outstanding immediately prior to consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. As of the date of this Prospectus, there were options to purchase 18,750 shares of Association Common Stock outstanding, all of which had an exercise price of $13 per share, and the Association has no plans to grant additional stock options prior to the consummation of the Conversion and Reorganization.


         The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, the following:
(i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and
(iii) the Exchange Ratio. The table assumes that no holder of Public Association Shares exercises dissenters' rights and that there is no cash paid in lieu of issuing fractional Exchange Shares.

                                                           Total
              Conversion Stock to   Exchange Shares to     Shares
                  Be Issued(1)         Be Issued(1)       of Common
              -------------------   ------------------   Stock to be    Exchange
               Amount    Percent    Amount    Percent   Outstanding(1)  Ratio(1)
               ------    -------    ------    -------   --------------  --------
Minimum .....   762,769   71.79%    299,731     28.21%     1,062,500      1.20
Midpoint ....   897,375   71.79     352,625     28.21      1,250,000      1.41
Maximum ..... 1,031,981   71.79     405,519     28.21      1,437,500      1.62
15% above
  maximum ... 1,186,778   71.79     466,347     28.21      1,653,125      1.87
----------
(1) Assumes that outstanding options to purchase 18,750 shares of Association Common Stock at December 31, 1996 are not exercised prior to consummation of the Conversion and Reorganization. Assuming that all of such options are exercised prior to such consummation, the percentages represented by the Conversion Stock and the Exchange Shares would amount to 70.29% and 29.71%, respectively, and the Exchange Ratio would amount to 1.17, 1.38, 1.59, and 1.83, at the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, respectively.


Differences in Stockholder Rights

         The Company is an Indiana corporation subject to the provisions of the Indiana Business Corporation Law, and the Association is a federally chartered savings association subject to federal laws and regulations. Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Association will become stockholders of the Company and their rights will be governed by the Company's Articles of Incorporation and Bylaws and Indiana law. The rights of stockholders of the Association are materially different in certain respects from the rights of stockholders of the Company. See "Comparison of Stockholders' Rights" and "Description of Capital Stock of the Company."

Benefits of Conversion and Reorganization to Directors and Officers



         The Company intends to adopt certain stock benefit plans for the benefit of directors, officers and employees of the Company and the Association. The proposed benefit plans are as follows: (i) a 1997 Stock Option Plan, pursuant to which a number of authorized but unissued shares of Common Stock equal to 10% of the Conversion Stock to be sold in the Offerings (103,198 shares at the maximum of the Offering Price Range) may be reserved for issuance pursuant to stock options and stock appreciation rights to directors, officers and employees; and (ii) a 1997 Management Recognition Plan (the "1997 Recognition Plan"), which may purchase a number of shares of Common Stock, with funds contributed by the Company, either from the Company or in the open market equal to an amount which, when added to the number of shares of Common Stock held in the existing Management Recognition Plan, will equal 4.0% of the Common Stock outstanding immediately following the Conversion and Reorganization (57,500 shares at the maximum of the Offering Price Range) for distribution to directors, officers and employees (without any requirement of payment by the grantee). The Company has not determined when it will implement the 1997 Stock Option Plan and the 1997 Recognition Plan. If, however, it is implemented prior to one year following the consummation of the Conversion and Reorganization, the Company will submit such plans to stockholders for approval at an annual or special meeting at least six months following the consummation of the Conversion and the Reorganization. In such event, OTS regulations permit individual members of management to receive up to 25% of the shares reserved pursuant to any stock option or non-tax qualified stock benefit plan, and directors who are not employees to receive up to 5% of such stock (or stock options) reserved individually and up to 30% in the aggregate under any such plan. See "Management of the Association - Benefit Plans."


         In the event that the 1997 Recognition Plan purchases shares of Common Stock in the open market with funds contributed by the Company, the cost of such shares initially will be deducted from the stockholders' equity of the Company, but the number of outstanding shares of Common Stock will not increase and stockholders accordingly will not experience dilution of their ownership interest. In the event that the 1997 Recognition Plan purchases shares of Common Stock from the Company with funds contributed by the Company, total stockholders' equity would neither increase or decrease, but under such circumstances stockholders would experience dilution of their ownership interests (by approximately 3.36% at the maximum of the Offering Price Range) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. In either case, the Company will incur operating expense and increases in stockholders' equity as the shares held by the 1997 Recognition Plan are granted and issued in accordance with the terms thereof. For a presentation of the effects of anticipated purchases of Common Stock by the 1997 Recognition Plan, see "Pro Forma Data."

         In addition, the Company has adopted an ESOP in connection with the Conversion and Reorganization, which intends to purchase 8.0% of the Common Stock to be outstanding upon completion of the Conversion and Reorganization (115,000 shares or $1,150,000 of Conversion Stock at the maximum of the Offering Price Range) with a loan funded by the Company. See "Use of Proceeds." In the event that there are insufficient shares available to fill the ESOP's order due to an over subscription by Eligible Account Holders, the Company may issue authorized but unissued shares of Common Stock to the ESOP in an amount sufficient to fill the ESOP's order, subject to approval of the OTS, and/or the ESOP may purchase such shares in the open market, if permitted. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests (by up to 7.41% at the maximum of the Offering Price Range, assuming the ESOP purchased no shares in the Offerings) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Management of the Bank - Stock Benefit Plans - Employee Stock Ownership Plan" and "Risk Factors - Possible Dilutive Effective of Issuance of Additional Shares."



         The foregoing plans are in addition to a Stock Option Plan, a Directors' Stock Option Plan and a Management Recognition Plan which were adopted by the Association in connection with the MHC Reorganization and subsequently approved by the stockholders of the Association. These plans will continue in existence after the Conversion and Reorganization as plans of the Company.

In addition, pursuant to the terms of the 1995 Stock Incentive Plan and 1995 Directors' Stock Option Plan all outstanding stock options may be exercised in whole or in part immediately prior to consummation of the Conversion and Reorganization. See "Management of the Association Benefit Plans" and "The Conversion and Reorganization - Effects of the Conversion and Reorganization - Effect on Existing Compensation Plans."

         In addition to the foregoing plans, in connection with the Conversion and Reorganization, the Company and the Association may seek to enter into employment agreements with Earl F. Elliott, the current President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Association, and J. Lee Walden, the current Executive Vice President and Chief Financial Officer of the Company and President and Chief Financial Officer of the Association. If such employment agreements had been in effect as of December 31, 1996 and Messrs. Elliott and Walden were terminated as of such date in connection with a "change in control" of the Company, as defined in the agreements, Messrs. Elliott and Walden could be entitled to receive approximately $240,000 and $163,000 in severance pay, respectively. See "Management of the Association - Employment Agreements."

Use of Proceeds


         Net proceeds from the sale of the Conversion Stock are estimated to be between $7.2 million and $9.8 million, depending on the number of shares sold and the expenses of the Conversion and Reorganization. See "Pro Forma Data." The Company plans to contribute to the Association 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase 8.0% of the Common Stock to be outstanding upon completion of the Conversion and Reorganization. The amount of the loan is expected to be between $.9 and $1.2 million at the minimum and maximum of the Offering Price Range, respectively. It is anticipated that the loan to the ESOP will have a term of not less than ten years and a fixed rate of interest at the prime rate as of the date of the loan. See "Management of the Association - Benefit Plans - Employee Stock Ownership Plan." The remaining net proceeds will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities. Funds retained by the Company may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. In addition, subject to applicable limitations, such funds also may be used in the future to repurchase shares of Common Stock although the Company currently has no intention of effecting any such transactions following consummation of the Conversion and Reorganization. See "The Conversion and Reorganization - Certain Restrictions on Purchases or Transfers of Shares after the Conversion and Reorganization." Funds contributed to the Association from the Company will be used for general business purposes. The proceeds will be used to support the Association's lending and investment activities and thereby enhance the Association's capabilities to serve the borrowing and other financial needs of the communities it serves. The Association plans to initially use the proceeds to invest primarily in short-term interest-bearing deposits and marketable securities. See "Use of Proceeds."

Dividend Policy


         Following consummation of the Conversion and Reorganization the Board of Directors of the Company intends to declare cash dividends on the Common Stock at an initial quarterly rate equal to $0.10 per share divided by the final Exchange Ratio, commencing with the first full quarter following consummation of the Conversion and Reorganization. Based upon the Valuation Price Range, the
Exchange  Ratio is  expected  to be  1.1989,  1.4105,  1.6221  and 1.8654 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively, resulting in an initial quarterly dividend rate of $.083, $.071, $.062 and $.054 per share, respectively, following consummation of the Conversion and Reorganization. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Association intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs. See "Dividend Policy."


Dissenters' Rights of Appraisal

         Holders of Association Common Stock are entitled to appraisal rights under Section 552.14 of the OTS' regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in the Association's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14. Pursuant to the Plan of Conversion, consummation of the Conversion and the Reorganization is conditioned upon holders of less than 10% of the outstanding Association Common Stock exercising appraisal rights, which condition may, in the sole discretion of the Primary Parties, be waived. See "The Conversion and Reorganization - Dissenters' Rights of Appraisal."

Prospectus Delivery and Procedure for Purchasing Shares

         To ensure that each purchaser receives a prospectus at least 48 hours prior to Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Primary Parties will only accept for processing orders submitted on original order forms with an executed certification. Photocopies or facsimile copies of order forms or the form of certification will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form. No wire transfers will be accepted. See "The Conversion and Reorganization."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


         The following selected consolidated financial data as of and for the periods ended June 30, 1996, 1995, 1994, 1993 and 1992 have been derived from the audited consolidated financial statements of Montgomery. The selected consolidated financial data as of December 31, 1996 and for the six months ended December 31, 1996 and 1995 have been derived from the unaudited consolidated financial statements of Montgomery which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the six months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997. The financial data presented below is qualified in its entirety by the more detailed financial data appearing elsewhere herein, including Montgomery's audited consolidated financial statements and notes thereto.


                                                                             June 30,
                                       December 31,  --------------------------------------------------------
                                           1996        1996        1995        1994        1993        1992
                                         -------     -------     -------     -------     -------     -------
                                                                             (In Thousands)
Summary of Financial Condition:
  Total assets.......................    $94,623     $88,211     $87,324     $79,633     $73,862     $66,722
  Interest-bearing deposits
    in other financial institutions..      5,766       3,607       3,871       1,735       4,735       2,123
  Investment securities
    available for sale(1) ...........         52         312         803       1,781       1,762       3,509
  Loans, receivable, net.............     83,770      80,074      77,929      72,215      63,566      57,417
  Deposits...........................     72,343      69,709      68,286      62,346      64,681      60,631
 Borrowings..........................     11,928       8,000      10,868      10,338       2,730         250
     Stockholders' equity............      9,082       9,127       6,678       6,290       5,686       5,354

                                                                                                                        Nine
                                                   Six Months Ended                                                    Months
                                                    December 31,                    Year Ended June 30,                Ended
                                                   ----------------       ---------------------------------------     June 30,
                                                   1996        1995        1996       1995       1994        1993       1992
                                                   ----        ----        ----       ----       ----        ----       ----
                                                                                    (Dollars in Thousands)
Summary of Operating Results:
  Interest income(2)........................      $3,532      $3,373      $6,777     $6,178     $5,594      $5,796     $4,479
  Interest expense..........................       2,201       2,281       4,434      3,907      3,107       3,338      2,855
                                                  ------      ------      ------     ------     ------      ------     ------
     Net interest income....................       1,331       1,092       2,343      2,271      2,487       2,458      1,624
Provision (adjustment) for losses on loans..         ---         (26)         20        (15)        25          38         36
                                                  ------      ------      ------     ------     ------      ------      -----
     Net interest income after provision
      for losses on loans...................       1,331       1,118       2,323      2,286      2,462       2,420      1,588
Other income................................          18          35          23         79        147         162        112
Other expenses:
  Salaries and employee benefits............         449         471         879        902        833         825        533
  Other.....................................         864         455         871        847        823         764        525
                                                  ------      ------      ------     ------     ------      ------     ------
    Total non-interest expense..............       1,313         926       1,750      1,749      1,656       1,589      1,058
                                                  ------      ------      ------     ------     ------      ------     ------
Income before income tax and cumulative
 effect of change in accounting method......          36         227         596        616        953         993        642
Income tax expense..........................          19          79         165        231        349         433        247
                                                  ------      ------      ------     ------     ------      ------     ------
  Income before cumulative effect of change
   in accounting method.....................          17         148         431        385        604         560        395
  Cumulative effect of change in accounting
    method..................................         ---         ---         ---        ---        ---         228        ---
                                                 -------    --------     -------    -------    -------     -------     ------
      Net income............................     $    17    $    148     $   431    $   385    $   604     $   332     $  395
                                                 =======    ========     =======    =======    =======     =======     ======
Net income per share........................       $0.02
Net income per share without the special SAIF
 assessment.................................        0.32
Dividends declared per share................        0.20       $0.10       $0.30        ---        ---         ---        ---
Dividend pay out ratio......................    1,000.00%
Performance Ratios:
Return on average assets(3)(4))(5)..........       0.32%       0.34%       0.49%      0.46%      0.79%       0.46%      0.80%
Return on average equity(3)(4)(6)...........        3.19        3.48        4.89       5.78       9.90        5.67      10.25
Average equity to average assets............       10.10        9.64        9.99       7.91       7.96        8.19       7.76
Equity to assets at end of period...........        9.60       10.20       10.35       7.65       7.90        7.70       8.02
Interest rate spread(3)(4)(7)...............        2.59        2.12        2.27       2.54       3.19        3.38       3.12
Asset Quality Ratios:
Non-performing assets to total assets                .40        1.00         .92       1.08        .70        1.19       1.00
Allowance for loan losses to net loans
 receivable at end of period                         .19         .14         .20        .18        .22         .21        .17
Allowance for loan losses to non-performing loans
 at end of period                                  50.32       15.38       23.90      16.89      28.21       20.24      26.46
Net interest margin(3)(4)(8)................        3.05        2.59        2.77       2.82       3.41        3.61       3.43
Non-performing loans to total loans.........        0.37        0.92         .83       1.05        .77        1.03       0.62
Average interest-earning assets to average
 interest-bearing liabilities...............      109.26      108.78      109.47     105.78     104.96      104.61     104.96
Non-interest expenses to average assets(3)(4)       2.41        2.10        1.98       2.08       2.16        2.22       2.13
Net interest income after provision for loan
 losses to non-interest expenses(3)(4)......       1.21x       1.21x       1.33x      1.31x      1.49x       1.52x      1.50x

------------------
(1) Investment securities are all available for sale beginning July 1, 1994, due to the adoption of Statement of Financial Accounting, Standards No. 115 ("SFAS 115" ). These securities are recorded at fair value and at December 31, 1996 this resulted in no change in total equity, at June 30, 1996 this resulted in a decrease of $57,000 in total equity capital and at June 30, 1995 this resulted in an increase in total equity capital of $3,000.
(2)  Loan origination fees are included in interest income, on a deferral basis.
(3) Information for the six months ended December 31, 1996, has been annualized with the exception of the effect of the one time Savings Association Insurance Fund ("SAIF") special assessment of $428,000 included in other expenses, net of an income tax adjustment of $169,000 affecting net income in the amount of $259,000 for the six month period. Information for the six months ended December 31, 1995, has been annualized with no exceptions.
(4) Information for the nine months ended June 30, 1992 has been annualized. The nine months ended June 30, 1992 is presented due to the change in Montgomery's fiscal year end from September 30 to June 30.
(5)  Net income divided by average total assets.
(6)  Net income divided by average total equity.
(7) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(8)  Net interest income divided by average interest-earning assets.

                             RECENT FINANCIAL DATA

         The following table sets forth selected financial data of the Association at and for the periods indicated. Financial data as of March 31, 1997, and for the three and nine months ended March 31, 1997 and 1996, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the three and nine months ended March 31, 1997 are not necessarily indicative of the results of operations for the fiscal year ending June 30, 1997.

                                                       March 31,        June 30,
                                                         1997             1996
                                                         ----             ----
                                                             (In Thousands)
Summary of Financial Condition:
  Total assets ......................................  $93,627           $88,211
  Interest-bearing deposits in other financial
     institutions ...................................    5,087             3,607
  Investment securities available for sale(1) .......       42               312
  Loans receivable, net .............................   83,738            80,074
  Deposits ..........................................   72,666            69,709
  Borrowings ........................................   10,428             8,000
  Stockholders' equity ..............................    9,204             9,127

                                      Three Months Ended     Nine Months Ended
                                          March 31,               March 31,
                                      ------------------     ------------------
                                       1997        1996       1997        1996
                                      ------      ------     ------      ------
                                                (Dollars in thousands)
Summary of Operating Results:
 Interest income(2) ................  $1,824      $1,702     $5,356      $5,075
 Interest expense ..................   1,140       1,084      3,342       3,365
                                      ------      ------     ------      ------
   Net interest income .............     684         617      2,014       1,170
Provision for losses on loans ......      13          46         13          20
                                      ------      ------     ------      ------
   Net interest income after
     provision for losses on loans..     671         571      2,001       1,690
Other income .......................       3          17         20          51
Other expenses:
 Salaries and employee benefits ....     243         240        692         711
 Other .............................     183         204      1,046         660
                                      ------      ------     ------      ------
   Total non-interest expense ......     426         444      1,738       1,371
                                      ------      ------     ------      ------
Income before income tax and
   cumulative effect of change in
   accounting method ...............     248         144        283         370
Income tax expense (benefit) .......     101         (21)       120          58
                                      ------      ------     ------      ------
 Income before cumulative effect of
   change in accounting method .....     147         165        163         312
 Cumulative effect of change in
   accounting method ...............      --          --         --          --
                                      ------      ------     ------      ------
   Net income ......................  $  147      $  165     $  163      $  312
                                      ======      ======     ======      ======
Net income per share ...............  $ 0.17      $ 0.19     $ 0.19      $   --
Net income per share without the
   special SAIF assesment ..........    0.17        0.19       0.50          --
Dividends declared per share .......    0.10        0.10       0.30        0.20
Dividend pay out ratio .............   58.82%      52.63%    157.89%         --
Performance Ratios:
Return on average assets(3)(4) .....    0.61        0.75       0.33        0.47%
Return on average equity(3)(5) .....    6.43        7.30       3.31        4.79
Average equity to average assets ...    9.55       10.27       9.92        9.85
Equity to assets at end of period ..    9.83       10.19       9.83       10.19
Interest rate spread(3)(6) .........    2.62        2.45       2.63        2.22
Asset Quality Ratios:
Non-performing assets to total assets   0.91        0.77       0.91        0.77
Allowance for loan losses to net
   loans receivable at end of period    0.20        0.20       0.20        0.20
Allowance for loan losses to non-
   performing loans at end of period   22.92       79.40      22.92       79.40
Net interest margin(3)(7) ..........    2.99        2.93       3.03        2.70
Non-performing loans to total loans.    0.89        0.25       0.89        0.25
Average interest-earning assets
   to average interest-bearing
   liabilities .....................  107.38      109.39     108.04      109.09
Non-interest expenses to average
   assets(3) .......................    1.78        2.02       2.35        2.07
Net interest income after provision
   for loan losses to non-interest
   expenses(3) .....................    1.58x       1.29x      1.23x      1.23x
----------
(1) Investment securities are all available for sale beginning July 1, 1994, due to the adoption of Statement of Financial Accounting Standards No. 115 ("SFAS 115"). These securities are recorded at fair value and at March 31, 1997 this resulted in no change in total equity, at June 30, 1996 this resulted in a decrease of $57,000 in total equity capital.
(2)  Loan origination fees are included in interest income, on a deferral basis.
(3) Information for the three and nine months ended March 31, 1997, has been annualized with the exception of the effect of the one time Savings Association Insurance Fund ("SAIF") special assessment of $428,000 included in other expenses, net of an income tax adjustment of $169,000 affecting net income in the amount of $259,000 for the nine month period. Information for the three and nine months ended March 31, 1996, has been annualized with no exceptions.
(4)  Net income divided by average total assets.
(5)  Net income divided by average total equity.
(6) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(7)  Net interest income divided by average interest-earning assets.

                MANAGEMENT'S DISCUSSION OF RECENT FINANCIAL DATA

         Financial Condition. Montgomery's total assets were $93.6 million at March 31, 1997, an increase of $5.4 million, or 6.1 percent from June 30, 1996. During this nine month period interest-earning assets increased $4.9 million, or
5.8 percent.  Short-term  interest-earning  deposits increased $1.5 million,  or
41.7 percent primarily due to the necessity to maintain an increased amount for liquidity due to growth and in the daily balance fluctuation of short term deposit accounts. Loans increased $3.7 million, or 4.6 percent, which is the approximate increase budgeted for the current year-to-date. Investment securities declined $269,000, or 86.4 percent primarily due to the maturity of one security during the nine months ended March 31, 1997. Loan growth in excess of deposit growth has caused Montgomery to use proceeds from the maturity of investment securities to fund loan growth due to the potential income on investment securities being below the actual cost of other sources of loan funding. Real estate owned increased $364,000, or 40.1 percent. Two properties were acquired due to foreclosure and three properties were sold. The increase was due to the foreclosure of an eight unit apartment complex and the acquisition of a single family dwelling unit adjoining the apartment complex. These properties are being converted to a nine unit condominium complex for resale. Due to the planned use of this property, the complex has been classified as investment real estate and removed from nonperforming assets. Work is ongoing in connection with the condominium conversion, and initial sales efforts are expected to commence during the last quarter of the fiscal year ending June 30, 1997. Based on the current demand for this type of housing in Crawfordsville, Indiana, it is anticipated that the current book value of the project plus the additional costs of converting to condominiums will be received from the sale of these units at current comparable market prices. Deposits increased $3.0 million, or 4.2 percent and borrowings increased $2.4 million, or 30.4 percent, causing an increase in interest-bearing liabilities of 6.9 percent. The increase in deposits was primarily the result of special rates being offered on certain certificate accounts. The increase in borrowings was used to fund loan growth and liquidity for the nine month period.

         At March 31, 1997, stockholders' equity was $9,204,000 or 9.8 percent of total assets, compared with stockholders' equity of $9,127,000, or 10.3 percent, at June 30, 1996. Montgomery continues to exceed all minimum capital requirements. At March 31, 1997, Montgomery's tangible and core capital was $8,781,000, or 9.4 percent of tangible assets, $7,384,000 in excess of the 1.5 percent minimum required tangible capital and $5,986,000 in excess of the 3.0 percent minimum required core capital. Risk-based capital equaled $7,788,000, or
13.8 percent of risk-weighted assets, $3,272,000 more than the minimum 8.0 percent risk-based level required.

         Results of Operations. Montgomery's net income for the three months ended March 31, 1997, was $147,000 compared to $165,000 for the three months ended March 31, 1996, a decrease of $18,000, or 10.9 percent. Net interest income increased $66,000, or 10.7 percent, primarily due to an increase in interest rate spread from 2.46 percent for the three months ended March 31, 1996, to 2.62 percent for the three months ended March 31, 1997 due primarily to more conservative pricing and market rate reductions for deposits. The provision for loss on loans was $13,000 for the three months ended March 31, 1997 and was $46,000 for the comparable

1996 period. Non-interest income was $3,000 for the 1997 three month period compared to $17,000 for the 1996 period. Net income before income tax was $248,000 for the three months ended March 31, 1997, compared to $144,000 for the three months ended March 31, 1996, an increase of $104,000, or 72.2 percent. Income tax for the three months ended March 31, 1997, was $101,000 compared to a net income tax benefit of $21,000 for the three months ended March 31, 1996. The income tax benefit in the amount of $74,000 for the 1996 period was due to a recalculation of the amount of deferred tax on the tax bad debt reserve increase since 1987. Net income for the three months ended March 31, 1996 was $91,000 before the $74,000 benefit was recorded compared to $147,000 for the current three month period.

         For the nine months ended March 31, 1997, the most significant factor affecting Montgomery's operations was the one time special assessment required by the Deposit Insurance Funds Act of 1996. The after tax effect of this one time assessment was approximately $258,700. Net income for the nine months ended March 31, 1997 was $163,000 compared to net income of $312,000 for the nine months ended March 31, 1996, a decrease of $149,000 or 47.8 percent. Net income for the nine months ended March 31, 1997, was $422,000 before the net effect of the SAIF special assessment. The increase in net income before the special assessment was caused primarily by an increase in interest rate spread from 2.23 percent for the nine months ended March 31, 1996, to 2.63 percent for the current nine month period. Total other expenses for the nine months ended March 31, 1997, were $1,310,000 before the SAIF special assessment of $428,000 compared to $1,370,000 for the nine months ended March 31, 1996. Income tax expense was $120,000 for the nine months ended March 31, 1997, compared to $58,000 for the nine months ended March 31, 1996. As mentioned above, the income tax for the 1996 period was effected by the adjustment to deferred income taxes in the amount of $74,000.

         Interest Income. Montgomery's total interest income for the three months ended March 31, 1997, was $1.8 million, an increase of $122,000, or 7.2 percent, compared to interest income for the three months ended March 31, 1996. This increase was primarily caused by an increase in average interest-earning assets from $84.2 million for the three months ended March 31, 1996, to $91.5 million for the three months ended March 31, 1997, an increase of $7.3 million, or 8.7 percent principally due to loan growth. The average yield on interest-earning assets was 7.97 percent for the three months ended March 31, 1997, compared to 8.10 percent for the three months ended March 31, 1996. This decrease was primarily caused by a decrease in the average yield on interest-earning deposits from 5.51 percent to 5.07 percent for the current three month period due to a decrease in market rates for such deposits.

         Interest income for the nine months ended March 31, 1997, was $5.4 million, an increase of $281,000, or 5.5 percent, from interest income for the same period in 1996. Average interest-earning assets for the nine months ended March 31, 1997, were $88.6 million compared to $84.2 million for the 1996 nine month period, an increase of $4.4 million, or 5.2 percent, principally due to loan growth. The average yield for the 1997 period was 8.06 percent compared to
8.04 percent for the 1996 period.

         Interest Expense. Interest expense for the three months ended March 31, 1997, was $1.1 million, which was a decrease of $56,000, or 5.1 percent, from the three months ended March

31, 1996. Average interest-bearing liabilities increased $8.2 million, or 10.6 percent, from $77.0 million for the three months ended March, 31, 1996, to $85.2 million for the three months ended March 31, 1997 due to increased deposits and increased borrowings to fund asset growth. The average cost of funds decreased from 5.64 percent to 5.35 percent for the comparable periods. The average cost of deposits decreased from 5.59 percent to 5.23 percent primarily due to a more conservative approach by management in pricing deposit products and a general decrease in deposit rates in the market area. The average rate on borrowings increased from 6.04 percent to 6.18 percent for the comparable periods due to converting some short term FHLB advances to longer term fixed rate advances.

         Interest expense for the nine months ended March 31, 1997, was $3.3 million, a decrease of $24,000, or 0.7 percent, from the nine months ended March 31, 1996. The average cost of funds for the 1997 period was 5.43 percent compared to 5.81 percent for the 1996 period. This decrease was a product of management's efforts of attracting lower cost deposit accounts and the use of lower cost FHLB advances as opposed to paying a premium to attract new certificate of deposit accounts. The decrease in the cost of funds was offset by an increase in average interest-bearing liabilities of $4.7 million, or 6.1 percent, from $77.3 million for the 1996 nine month period to $82.0 million for the nine months ended March 31, 1997.

         Provision for Losses on Loans. The provision for losses on loans was $13,000 for the three months ended March 31, 1997, compared to $46,000 for the three months ended March, 31, 1996. Both the $13,000 and the $46,000 provisions for losses on loans were made primarily due to increase loan growth. The provision for losses on loans was $13,000 for the nine months ended March 31, 1997, compared to $20,000 for the nine months ended March 31, 1996. Ninety day delinquent loans were $746,000 at March 31, 1997, compared to $661,000 at June 30, 1996. Non-performing loans to total loans at March 31, 1997, were 0.89 percent compared to 0.83 percent at June 30, 1996. Non-performing assets, consisting of nonperforming loans in the amount of $746,000 and other real estate in the amount of $109,000, totaled $855,000, or 0.91 percent of total assets, at March 31, 1997. At June 30, 1996, non-performing assets were $809,000, or 0.92 percent of total assets. The allowance for losses to non-performing assets was 20.0 percent at March 31, 1997, and 20.2 percent at June 30, 1996. The allowance to total loans was 0.20 percent at both March 31, 1997 and June 30, 1996. As new loan products are offered, and the Association increases its amount of non-residential and consumer loans, management will re-evaluate the level of the allowance for loan losses.

         Non-Interest Income. Montgomery's other income for the three months ended March 31, 1997, totalled $3,000 compared to $17,000 for the three months ended March, 31, 1996, a decrease of $14,000, or 82.4 percent. Appraisal income decreased $14,000 during the comparable periods due to the change from an in house appraiser to an independent appraiser, causing a decrease in fees charged to borrowers for appraisal services. This change also caused a reduction in employee expense.

         Other income for the nine months ended March 31, 1997, was $20,000, a decrease of $31,000, or 60.8 percent from the $51,000 recorded in the 1996 comparable period. During the nine months ended March 31, 1997, service charges on deposit accounts increased $2,000 and appraisal income decreased $30,000 from the 1996 nine month period for the same reasons as indicated above.

         Non-Interest Expense. Montgomery's other expenses for the three months ended March 31, 1997, totalled $426,000, a decrease of $19,000, or 4.27 percent, from the three months ended March 31, 1996. Salaries and employee benefits increased $3,000, equipment expense increased $1,000 and data processing expense increased $5,000. These increases are generally reflective of Montgomery's growth. Real estate operations net income for the three months ended March 31, 1997, was $19,000 compared to $9,000 for the 1996 comparable period, an increase of $10,000. This was due to an increase in the profit on the sale of real estate and an increased occupancy rate of investment real estate causing an increase in net rental income. Deposit insurance expense decreased $29,000 for the comparative period due to the decrease in the quarterly premium in connection with the one time SAIF special assessment. Advertising expense decreased $3,000 from the 1996 comparative period. Other expenses increased $14,000, or 17.5 percent, for the three months ended March 31, 1997, compared to the same 1996 period, primarily due to the growth in activity in demand deposits and the related costs of operation of Montgomery's first ATM at its Mill Street office.

         Non-interest expense for the nine months ended March 31, 1997, was $1.7 million compared to $1.4 million, an increase of $368,000, or 26.9 percent, from the nine months ended March 31, 1996. Salary and employee benefits decreased $19,000 of which $12,000 of the decrease was the net effect of changing from an employee appraiser to an outside appraiser and normal salary increases. The amount of deferred compensation expense for mortgage loan originations for the nine months ended March 31, 1997, increased $10,000 compared to the 1996 period causing a decrease in net salary expense. The balance of the change in salary and employee benefits, an increase of approximately $3,000, can be attributed to normal increases in employee related benefits. Net occupancy expense increased $1,000 in the comparable nine month periods. Data processing expense increased $7,000 due to the cost of supporting the ATM and additional cost due to normal growth. Deposit insurance expense increased $394,000 for the nine months ended March 31, 1997, compared to the same period in 1996 due to the one time SAIF special assessment of $428,000 and a reduction in the regular assessment equal to approximately $34,000. Net real estate operations generated a net income for the nine months ended March 31, 1997, or $60,000 compared to a net loss of $7,000 for the 1996 comparable period. This increase was caused by an increase in net rental income, due to an increased occupancy rate, and a gain on the sale of real estate in the 1997 period compared to a loss on sale of real estate during the 1996 period. Other expenses for the nine months ended March 31, 1997, were $313,000 compared to $264,000 for the nine months ended March 31, 1996, an increase of $49,000, or 18.6 percent. Stockholder related expense increased $10,000 as a result of becoming a publicly held stock company, and directors' fees increased $8,000 due to the increase in the number of directors from six to seven in December, 1996. Education and training, stationary and office supplies and FHLB service charges and fees increased $14,000 primarily due to the installation of Montgomery's first ATM, an increase in demand deposit transactions and preparations for introduction of a new open-end line of credit mortgage program to supplement its existing home equity loan program. Audit and accounting services and liability insurance expense increased $7,000 primarily due to the change to a stock association. The balance of the increase in other expenses was due to normal growth.

         Income Tax Expense. Income tax expense for the three months ended March 31, 1997, was $101,000 compared to a tax benefit of $21,000 for the three months ended March 31, 1996. The tax benefit for the three months ended March 31, 1996, was caused by the adjustment to decrease deferred income tax in the amount of $74,000 and the lower taxable income.

         For the nine months ended March 31, 1997, income tax expense increased $62,000 compared to the nine months ended March 31, 1996. This increase was due to the $74,000 adjustment to deferred income tax for the 1996 period and the lower taxable income due to the FDIC special assessment during the 1997 period.


                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

Vulnerability to Changes in Interest Rates

         The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. At December 31, 1996, fixed-rate loans totalled $42.7 million or 50.5% of the Association's loan portfolio while adjustable-rate loans totalled $41.9 million or 49.5% of the Association's loan portfolio. The increased level of interest rate risk experienced by Montgomery in recent periods was primarily due to the interest rate on interest-bearing liabilities increasing more than the interest rate on interest-earning assets because of the per adjustment rate limitation on adjustable rate loans due to a lag in rate adjustments for such loans as compared to interest-bearing liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

Competition

         The Association experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises from a highly competitive market area with numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and national and local securities firms. The Association recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into consideration the cost impact. As a result, such competition may limit Montgomery's growth and profitability in the future. See "Business of Montgomery
- Market Area and Competition."

Geographical Concentration of Loans

         At December 31, 1996, substantially all of the Association's real estate mortgage loans were secured by properties located in the Association's primary market area of Montgomery, Fountain and Warren Counties in Indiana. While the Association currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Association's market area substantially weaken or economic conditions in its market area deteriorate, reducing the value of properties securing the Association's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In either event, the Association may experience increased levels of delinquencies and related losses having an adverse impact on net income.

Certain Anti-Takeover Provisions

         Certain provisions of the Company's articles of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and Montgomery's stock charter and bylaws as well as certain Indiana laws and regulations, will assist the Company in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects.

         Articles of Incorporation and Bylaws of the Company. The Company's articles of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a fair price or supermajority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements.

         Federal Stock Charter of the Association. Provisions in Montgomery's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of the Company as the sole shareholder of the Association. Montgomery's federal stock charter will include a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of Montgomery's securities by any person or entity other than the Company. Any person violating this restriction may not vote Montgomery's securities in excess of 10%.

         These provisions in the Company's and Montgomery's governing instruments may discourage potential proxy contests and other takeover attempts by making the Company less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of the Company and/or Montgomery, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of the Company or Montgomery, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his shares in excess of

10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of the Company's Board of Directors or exert a controlling influence on the operations of Montgomery or the Company.

         In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "Management of the Association - Benefit Plans," "Description of Capital Stock."

Voting Power of Directors and Executive Officers

         Directors and executive officers of the Company expect to beneficially own approximately 48,167 shares or 3.85% of the shares of Common Stock outstanding (excluding stock options) upon consummation of the Conversion and Reorganization based upon the midpoint of the Offering Price Range. See "Beneficial Ownership of Capital Stock."


         In addition, the Company may acquire Common Stock on behalf of the 1997 Recognition Plan (which will be subject to stockholder approval if implemented prior to one year following the Conversion and Reorganization), a non-tax qualified restricted stock plan, in an amount which, when added to the number of shares available in the existing Management Recognition Plan, will equal 4.0% of the Common Stock outstanding upon consummation of the Conversion and Reorganization (57,500 shares based on the maximum of the Offering Price Range). Under the terms of the 1997 Recognition Plan, the trustees of such plan, who will also be directors of the Company, will have discretionary authority to vote all shares held by such plan. The Company also may reserve for future issuance pursuant to the 1997 Stock Option Plan (which will be subject to stockholder approval if implemented prior to one year following the Conversion and
Reorganization) a number of authorized shares of Common Stock equal to an aggregate of 10.0% of the Conversion Stock issued in the Offerings (103,198 shares, based on the maximum of the Offering Price Range). These options are in addition to the options for 18,750 shares of Association Common Stock which were previously granted and remain unexercised under the option plans adopted by the Association in connection with the MHC Reorganization. In addition, the ESOP intends to purchase up to 8% of the shares of Common Stock to be issued by the Company in the Conversion and Reorganization. See "Management of the Company - Benefits" and "Management of the Association - Stock Benefit Plans."


         Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management.

         Employment Arrangements. The Company and the Association may enter into employment agreements with Earl F. Elliot, the current President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Association and J. Lee Walden, the current Executive Vice President and Chief Financial Officer of the Company and President and Chief Financial Officer of the Association. The agreements may provide for severance payments equal to three times such employee's average annual compensation for the last five years if his respective employment is terminated in connection with a change in control of the Company, as defined in the agreements. These provisions may have the effect of increasing the cost of acquiring the Company. See "Restrictions on Acquisition of the Company" and "Management of the Association - Employment Agreements."

Low Return on Equity

         As a result of the Association's high capital levels and the additional capital that will be raised by the Company in the Conversion, the Company's ability to leverage quickly the net proceeds from the Conversion may be limited. Accordingly, for the near term, return on equity is expected to be low.

ESOP Compensation Expense

         In November, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Data."

Absence of Market for Common Stock


         The Company has never issued capital stock (other than 100 shares issued to the Association, which will be cancelled upon consummation of the Conversion and Reorganization), and to date an active and liquid trading market has not developed for the 250,000 Public Association Shares outstanding prior to the Offerings. The Company has applied to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "MONT" upon completion of the Conversion and Reorganization and will seek to encourage and assist at least two market makers to make a market in its Common Stock.


         Although under no obligation to do so, Keefe, Bruyette & Woods, Inc. has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. While the Company has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion and Reorganization, it will be able to obtain the commitment from at least one other broker-dealer to act as a market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock.

         A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion and Reorganization - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

Proposed Federal Legislation

         The United States Congress is considering legislation that would require all federal thrift institutions, such as Montgomery, to either convert to a national bank or a state chartered financial institution by a specified date to be determined. In addition, under the proposed legislation the Company would not be regulated as a thrift holding company, but rather as a bank holding company or a financial services holding company (a new type of holding company created by the proposed legislation). The OTS would also be abolished and its functions transferred among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and therefore no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Company and the Association.

Possible Dilutive Effect of Issuance of Additional Shares

         Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of the Company or existing stockholders of the Association following consummation of the Conversion and Reorganization, as noted below.

         The number of shares to be sold in the Conversion and Reorganization may be increased as a result of an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings. In the event that the Offering Price Range is so increased, it is expected that the Company will issue up to 1,186,778 shares of Conversion Stock at the Purchase Price for an aggregate price of up to $11,867,780. An increase in the number of shares will decrease net earnings per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net earnings. See "Capitalization" and "Pro Forma Data."



         The ESOP intends to purchase an amount of Common Stock equal to 8.0% of the Common Stock to be outstanding upon consummation of the Conversion and Reorganization. In the event that there are insufficient shares available to fill the ESOP's order due to an over subscription by Eligible Account Holders and the total number of shares of Conversion Stock issued in the Conversion and Reorganization is increased by up to 15%, the additional shares will first be allocated to fill the ESOP's subscription and thereafter in accordance with the terms of the Plan of Conversion. Alternatively, the Company may issue authorized but unissued shares of Common Stock to the ESOP in an amount sufficient to fill the ESOP's order and/or the ESOP may purchase such shares in the open market. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests (by up to 7.41% at the maximum of the Offering Price Range, assuming the ESOP purchased no shares in the Offerings) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Management of the Association - Benefit Plans - Employee Stock Ownership Plan" and "The Conversion and Reorganization - The Offerings - Subscription Offering - Priority 2: ESOP."


         If the 1997 Recognition Plan is implemented, the 1997 Recognition Plan may acquire an amount of Common Stock which, when added to the number of shares held in the Management Recognition Plan, will equal 4.0% of the shares of Common Stock outstanding following consummation of the Conversion and Reorganization (57,500 shares, based on the maximum of the Offering Price Range). Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the 1997 Recognition Plan, stockholders would experience dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "Pro Forma Data" and "Management of the Association - Benefit Plans - 1997 Management Recognition Plan and Trust."


         If the Company's 1997 Stock Option Plan is implemented, the Company may reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (103,198 shares, based on the maximum of the Offering Price Range). See "Pro Forma Data" and "Management of the Association - Benefit Plans
- 1997 Stock Option Plan."


         The Association also has adopted and maintains the Stock Incentive Plan and the Directors' Stock Option Plan which reserve for issuance 13,125 shares and 5,625 shares of

Association Common Stock. As of December 31, 1996, no shares had been issued as a result of the exercise of options granted under such option plans. Upon consummation of the Conversion and Reorganization, these plans will become plans of the Company and Common Stock will be issued in lieu of Association Common Stock pursuant to the terms of such plans. See "Management of the Association - Stock Benefit Plans."

         The OTS has required that the purchase limitations contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Association Shares. As a result, certain holders of Public Association Shares may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder which acquires Exchange Shares in an amount equal to $200,000 of Conversion Stock will not be able to purchase any shares of Conversion Stock in the Offerings, although such a stockholder will be able to purchase shares of Common Stock in the market during the Offerings and thereafter. As a result, the purchase limitations may prevent such stockholders from maintaining their current ownership percentage of the Association after the Conversion and Reorganization through purchases of Conversion Stock in the Offerings. See "The Conversion and Reorganization - Limitations on Conversion Stock Purchases."

Risk of Delay

         The Subscription and Community Offering will expire at Noon, Crawfordsville, Indiana time, on ______ ___, 1997 unless extended by the Primary Parties. However, unless waived by the Primary Parties, all orders will be irrevocable unless the Conversion and Reorganization is not completed by ______ __, 1997. In the event the Conversion and Reorganization is not completed by
______ __, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

         The Primary Parties have received an opinion of Keller that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors,
officers  and  employees  and  Public   Stockholders   are  deemed  to  have  an
ascertainable value, receipt of such rights likely would be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization - Effects of the Conversion and Reorganization" and "- Tax Aspects."

                        MONTGOMERY FINANCIAL CORPORATION

         The Company was organized in March 1997 at the direction of the Board of Directors of the Association for the purpose of holding all of the capital stock of the Association and in order to facilitate the Conversion and Reorganization. The Company has applied for approval from the OTS to become a thrift holding company, and as such will be subject to regulation by the OTS. After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary thrift Company. See "Regulation - Company Regulation." Upon consummation of the Conversion and Reorganization, the Company will have no significant assets other than all of the outstanding shares of Association Common Stock, a note evidencing the Company's loan to the ESOP and the remaining portion of the net proceeds from the Offerings retained by the Company, and the Company will have no significant liabilities. See "Use of Proceeds."

         Management believes that the Company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Association. See "Dividend Policy."

         The Company's executive office is located at the home office of the Association at 119 East Main Street, Crawfordsville, Indiana 47933, and its telephone number is (765) 362-4710.

                    MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION

General

         Montgomery was established in 1888 as an Indiana state-chartered mutual savings and loan association known as The Montgomery Savings Association. It was converted in 1985 to a federally chartered, mutual savings and loan association. In August 1995, the Mutual Association reorganized into the mutual holding company form of organization whereby the Mutual Association (i) formed a new stock savings association; (ii) transferred substantially all of its assets and liabilities to the newly formed stock savings association in exchange for all of the common stock of such institution; and (iii) reorganized from a federally chartered, mutual savings association to a federally chartered, mutual Company known as "Montgomery Mutual Holding Company." As part of the MHC Reorganization, the newly formed stock savings association issued 250,000 shares of Association Common Stock to certain members of the general Public and 600,000 shares of Association Common Stock to the Mutual Holding Company. Montgomery conducts business from four offices, two in Crawfordsville (Montgomery County), one in Covington (Fountain County), and one in Williamsport (Warren County), Indiana. At December

31, 1996, the Association had $94.6 million of total assets, $85.5 million of total liabilities, including $72.3 million of deposits, and $9.1 million of stockholders' equity.

         Montgomery is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one- to four-family residences. Approximately 99.5% of Montgomery's depositors reside in the State of Indiana. One- to four-family residential loans amounted to $72.2 million, or 85.3%, of Montgomery's total loan portfolio at December 31, 1996. To a lesser extent, Montgomery originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $7.8 million, or 9.2%, of the total loan portfolio at December 31, 1996, as well as construction loans and consumer loans, which amounted to $1.4 million, or 1.7%, of the total loan portfolio and $3.2 million, or 3.8%, of the total loan portfolio at such date, respectively. Montgomery also invests in U.S. Government and federal agency obligations and mortgage-backed securities which are insured by federal agencies. Montgomery has one wholly owned subsidiary corporation, MSA SERVICE CORP ("MSA"). MSA engages in real estate management and real estate appraisals.

         The Association is a community-oriented savings association which emphasizes customer service and convenience. As part of this strategy, the Association has sought to develop a variety of products and services which meet the needs of its retail customers. The Association generally has sought to achieve long-term financial strength and stability by (i) increasing the amount and stability of its net interest income, (ii) maintaining a high level of asset quality, (iii) maintaining a high level of regulatory capital, and (iv) maintaining low general, administrative and other expenses. In pursuit of these goals, the Association has adopted a number of complementary business strategies which emphasize retail lending and deposit products and services traditionally offered by savings institutions. Highlights of the Association's business strategy include the following:

         Emphasis on Traditional Lending and Investment Activities. Management believes that the Association is more likely to achieve its goals of long-term financial strength and profitability by emphasizing retail products and services, as opposed to wholesale or commercial activities. The Association's primary lending emphasis is the origination of loans secured by first liens on single-family (one- to four-unit) residences. In addition, the Association originates consumer loans, such as home equity loans, and multi-family and nonresidential real estate loans. Such loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans. At December 31, 1996, the Association's net loans amounted to $83.8 million or 88.5% of the Association's total assets.


         Maintain Asset Quality. Management believes that high asset quality is key to long-term financial success and, as a result, the investments which are emphasized by the Association and its related policies and practices are intended to maintain a high level of asset quality and reduce credit risk. At December 31, 1996, the Association's non-performing assets, which consist of non-accrual loans, accruing loans that are contractually past due 90 days or more and real estate owned, amounted to $379,000 or 0.4% of the Association's total assets. At December 31, 1996, the Association's allowance for loan losses amounted to $158,000 or 0.2% of the Association's total loans outstanding. As new loan products are offered, and the Association increases its amount of non-residential and consumer loans, management will re-evaluate the level of the allowance for loan losses.


         Emphasis on Retail Deposits. The Association's liability strategy emphasizes retail deposits obtained through its branch offices. This strategy is facilitated by the Association's emphasis on lower-costing NOW, money market and passbook deposits, which in the aggregate amounted to $15.6 million, or 21.51%, of the Association's total deposits at December 31, 1996. At December 31, 1996, the weighted average rate paid on the Association's NOW, money market and passbook savings accounts amounted to 3.50%, as compared to a weighted average rate paid of 5.85% on the Association's certificates of deposit at such date.


         Maintain High Levels of Regulatory Capital. The Association seeks to maintain high levels of regulatory capital to give it maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. At December 31, 1996, the Association's tangible, core and risk-based capital ratios amounted to 9.2%, 9.2% and 13.5%, respectively, which exceeded the minimum requirements of 1.5%, 3.0% and 8.0% by $7.2 million, $5.8 million and $3.1 million, respectively.

         Maintain Low Expenses. The Association's general, administrative and other expenses have amounted to 2.41%, 1.98% and 2.08% of average assets for six months ended December 31, 1996 (annualized with the exception of the SAIF Special Assessment) and the years ended June 30, 1996 and 1995, respectively. However, these expenses may increase in the future should the Company implement certain benefit plans. See "Risk Factors -- ESOP Compensation Expense" and "Management of the Association - Benefit Plans."

Regulation

         The Association is subject to examination and comprehensive regulation by the OTS, which is the Association's chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which as administrator of the SAIF insures the Association's deposits up to applicable limits. The Association also is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis, which is one of the 12 regional banks comprising the FHLB System. See "Regulation - The Association."

Office

         The Association's principal executive office is located at 119 East Main Street, Crawfordsville, Indiana 47933, and its telephone number is (765) 362-4710.

                        MONTGOMERY MUTUAL HOLDING COMPANY

         The Mutual Holding Company is a federally chartered mutual holding company which was chartered on August 11, 1995 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 600,000 shares of Association Common Stock, which represent 70.6% of the shares of Association Common Stock outstanding as of December 31, 1996. The Mutual Holding Company's only other assets consist of deposit accounts in the amount of $103,000 as of December 31, 1996 (which will become assets of the Association upon consummation of the Conversion and Reorganization). Prior to the Conversion and Reorganization, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the value in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, with the Association being the surviving entity.

                                 USE OF PROCEEDS


         Net proceeds from the sale of the Conversion Stock are estimated to be between $7.2 million and $9.8 million ($11.3 million assuming an increase in the Offering Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.


         The Company plans to contribute to the Association 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The net proceeds will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase Conversion Stock equal to 8.0% of the Common Stock to be outstanding upon consummation of the Conversion and Reorganization. Based upon the issuance of 85,000 shares and 115,000 shares at the minimum and maximum of the Offering Price Range, respectively, the loan to the ESOP would be $.9 and $1.2 million, respectively. It is anticipated that the loan to the ESOP will have a term of not less than ten years and a fixed rate of interest at the prime rate as of the date of the loan. See "Management of the Association -- Benefit Plans -- Employee Stock Ownership Plan." The net proceeds retained by the Company also may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. In addition, subject to applicable regulatory limitations, the net proceeds also may be used to repurchase shares of Common Stock, although the Company currently has no intention of effecting any such transactions following consummation of the Conversion and Reorganization. See "The Conversion and Reorganization - Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization." The portion of the net proceeds contributed to the Association will be used for general corporate purposes, primarily investment in residential real estate loans (and will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities) since loan growth in excess of deposit growth has caused Montgomery to use proceeds from the maturity of investment securities to fund loan growth due to the potential income on investment securities being below the actual cost of other sources of loan funding.

                                 DIVIDEND POLICY


         Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to pay cash dividends on the Common Stock at an initial quarterly rate equal to $0.10 per share divided by the Exchange Ratio. Based upon the Valuation Price Range, the Exchange Ratio is expected to be 1.1989, 1.4105, 1.6221 and 1.8654 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively, resulting in an initial quarterly dividend rate of $.083, $.071, $.062 and $.053 per share, respectively, commencing with the first full quarter following consummation of the Conversion and Reorganization. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Association intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Association intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs.


         Dividends from the Company will depend, in part, upon receipt of dividends from the Association, because the Company initially will have no source of income other than dividends from the Association and earnings from the investment of proceeds from the sale of Conversion Stock retained by the Company. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institutions. As of December 31, 1996, the Association was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion and Reorganization.

         Any payment of dividends by the Association to the Company which would be deemed to be a distribution from the Association's pre-1988 bad debt reserves for federal income tax purposes would require a payment of taxes at the then-current tax rate by the Association on the amount of earnings deemed to be removed from the reserves for such distribution (at December 31, 1996, the Association's retained earnings and bad debt reserves for federal income tax purposes amounted to $6.9 million and $1.6 million, respectively, and as a result for tax purposes (but not regulatory purposes) the Association could declare approximately $5.3 million of dividends without having to pay taxes on its bad debt reserves for federal income tax purposes). The Association has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion and Reorganization. See "Regulation -- Federal and State Taxation."

         Unlike the Association, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Association in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Indiana law. See "Comparison of Stockholders' Rights - Payment of Dividends."

                             MARKET FOR COMMON STOCK


         The Company has never issued capital stock (other than 100 shares issued to the Association, which will be cancelled upon consummation of the Conversion and Reorganization), and to date an active and liquid trading market has not developed for the 250,000 Public Association Shares outstanding prior to the Offerings. Consequently, there is no established market for the Common Stock at this time. The Company has applied to have its Common Stock quoted on the Nasdaq SmallCap Market under the symbol "MONT." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. Therefore, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock.



         Quotation on the Nasdaq SmallCap Market is dependent upon, among other things, the Company having at least two market makers for the Common Stock and a minimum number of stockholders of record. Based upon the minimum of 762,769 shares of Conversion Stock being offered, the minimum of 299,731 Exchange Shares to be issued, and the anticipated pro forma ownership of officers and directors, the Company expects to satisfy the required minimum number of stockholders of record. Although under no obligation to do so, Keefe, Bruyette & Woods, Inc. has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. While the Company has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion and Reorganization, it will be able to obtain the commitment from at least one other broker-dealer to act as a market maker for the Common Stock, there can be no assurance there will be two or more market makers for the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue.

                                 PRO FORMA DATA


         The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed. However, net proceeds are currently estimated to be between $7.2 million and $9.8 million (or $11.3 million in the event the Offering Price Range is increased by 15%) based upon the following assumptions: (i) all shares of Conversion Stock will be sold in the Subscription and Community Offerings; (ii) no fees will be paid to Webb on shares purchased by (x) the ESOP or by (y) officers, directors and associates thereof; (iii) Webb will receive a fee equal to 1.75% of the aggregate Purchase Price for sales in the Subscription and Community Offering (excluding the sale of shares by the ESOP and to officers, directors or employees or members of their immediate families); and (iv) total expenses, excluding the marketing fees to be paid to Webb, will be approximately $350,000. Actual expenses may vary from those estimated.



         Pro forma net earnings and stockholders' equity have been calculated for the six months ended December 31, 1996 and year ended June 30, 1996 as if the Conversion Stock to be issued in the Offerings had been sold (and the Exchange Shares issued) at the beginning of the respective periods and the net proceeds had been invested at 5.43% and 5.91%, respectively, which represent the yield on one-year U.S. Government securities at December 31, 1996 and June 30, 1996, respectively, (which, in light of changes in interest rates in recent periods, are deemed to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Conversion Stock has not been reflected. An effective combined federal and state tax rate of 39.6% has been assumed for the periods, resulting in after-tax yields of 3.28% and 3.57% for the six months ended December 31, 1996 and the year ended June 30, 1996, respectively. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP. See Note 2 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 50% of the net proceeds from the Offerings, from which the Company intends to make a loan to fund the purchase an amount of Conversion Stock equal to 8% of the Common Stock outstanding upon consummation of the Conversion and Reorganization.

         No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock benefit plans. See "Management of the Association Benefits" and "Management of the Association
- Benefit Plans." The tables below give effect to the 1997 Recognition Plan, which is expected to be adopted by the Company following the Conversion and Reorganization and presented (together with the 1997 Stock Option Plan) to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion and Reorganization. If the 1997 Recognition Plan is approved by stockholders, the 1997 Recognition Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings, either through open market purchases or from authorized but unissued shares of Common Stock. No effect has been given to (i) the Company's results of operations after the Conversion and Reorganization, or (ii) the market price of the Common Stock after the Conversion and Reorganization.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

                                                    At or For the Six Months Ended December 31, 1996
                                                -------------------------------------------------------
                                                                                              15% Above
                                                 Minimum        Midpoint       Maximum        Maximum
                                                 762,769         897,375      1,031,981      1,186,778
                                                Shares at       Shares at      Shares at      Shares at
                                               $10.00 per      $10.00 per     $10.00 per     $10.00 per
                                                  Share          Share           Share          Share
                                               ----------      ----------     ----------     ----------
                                                   (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds................................  $   7,628      $   8,974      $  10,320      $  11,868
Less offering expenses and commissions........        469           (490)          (512)          (537)
                                                ---------      ---------      ---------      ---------
 Estimated net proceeds(1)....................      7,159          8,484          9,808         11,331
Less:  ESOP...................................       (850)        (1,000)        (1,150)        (1,323)
       Recognition Plan funding(8)............       (425)          (500)          (575)          (661)
Add: Other adjustments(6).....................        115            115            115            115
                                                ---------      ---------      ---------      ---------
 Estimated proceeds available
    for investment............................  $   5,999      $   7,099      $   8,198      $   9,462
                                                =========      =========      =========      =========
Net Income:
  Historical..................................  $      17      $      17      $      17      $      17
Pro Forma Adjustments:
   Net earnings from proceeds(2)..............         98            116            134            155
   ESOP(3)....................................        (26)           (30)           (35)           (40)
   Recognition Plan(8)........................        (26)           (30)           (35)           (40)
                                                ---------      ---------      ---------      ---------
     Pro forma net income.....................  $      63      $      73      $      81      $      92
                                                =========      =========      =========      =========
Net Income Per Share:
    Historical(4).............................       0.02           0.01           0.01           0.01
Pro forma Adjustments:
     Net income from proceeds.................       0.10           0.10           0.10           0.10
     ESOP(3)..................................      (0.03)         (0.03)         (0.03)         (0.03)
     Recognition Plan(8)......................      (0.03)         (0.03)         (0.03)         (0.03)
                                                ---------      ---------      ---------      ---------
         Pro forma net income per share.......  $    0.06      $    0.05         $ 0.05      $    0.05
                                                =========      =========      =========      =========
Pro forma price to annualized earnings
   per share (P/E ratio)......................      83.33x        100.00x        100.00x        100.00x
Number of shares..............................    981,750      1,155,000      1,328,250      1,527,488

Stockholders' Equity (Book Value)(5):
  Historical(7)...............................  $   9,094      $   9,094      $   9,094      $   9,094
Pro Forma Per Share Adjustments:
  Estimated net proceeds......................      7,159          8,484          9,808         11,331
  Less common stock acquired by:
   ESOP(3)....................................       (850)        (1,000)        (1,150)        (1,322)
   Recognition Plan(8)........................       (425)          (500)          (575)          (661)
                                                ---------      ---------      ---------      ---------
       Pro forma stockholder's equity.........  $  14,978      $  16,078      $  17,177      $  18,442
                                                =========      =========      =========      =========
Stockholders' Equity (Book Value)(5):
  Per Share(4):
    Historical(7).............................  $    8.56      $    7.28      $    6.33      $    5.50
  Pro Forma Per Share Adjustments:
    Estimated net proceeds....................       6.74           6.79           6.82           6.85
    Less common stock acquired by:
    ESOP(3)...................................      (0.80)         (0.80)         (0.80)         (0.80)
    Recognition Plan(8).......................      (0.40)         (0.40)          (.40)         (0.40)
                                                ---------      ---------      ---------      ---------
       Pro forma book value per share.........  $   14.10      $   12.87      $   11.95      $   11.15
                                                =========      =========      =========      =========
Pro forma price to book value.................      70.92%         77.70%         83.68%         89.69%
Number of shares .............................  1,062,500      1,250,000      1,437,500      1,653,125

                                                       At or For the Year Ended June 30, 1996
                                                -------------------------------------------------------
                                                                                              15% Above
                                                 Minimum        Midpoint       Maximum        Maximum
                                                 762,769         897,375      1,031,981      1,186,778
                                                Shares at       Shares at      Shares at      Shares at
                                               $10.00 per      $10.00 per     $10.00 per     $10.00 per
                                                  Share          Share           Share          Share
                                               ----------      ----------     ----------     ----------
                                                   (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds................................  $   7,628      $   8,974      $   10,320     $  11,868
Less offering expenses and commissions........       (469)          (490)          (512)          (537)
                                                ---------      ---------      ---------      ---------
 Estimated net proceeds(1)....................      7,159          8,484          9,808         11,331
Less:  ESOP...................................       (850)        (1,000)        (1,150)        (1,323)
       Recognition Plan(8)....................       (425)          (500)          (575)          (661)
Add: Other adjustments(6).....................        115            115            115            115
                                                ---------      ---------      ---------      ---------
 Estimated proceeds available
    for investment............................  $   5,999      $   7,099      $   8,198      $   9,462
                                                =========      =========      =========      =========
Net Income:
  Historical..................................  $     431      $     431      $     431      $     431
Pro Forma Adjustments:
   Net earnings from proceeds(2)..............        214            253            293            338
   ESOP(3)....................................        (51)           (60)           (69)           (80)
   Recognition Plan(8)........................        (51)           (60)           (69)           (80)
                                                ---------      ---------      ---------      ---------
     Pro forma net income.....................  $     543      $     564      $     586      $     609
                                                =========      =========      =========      =========
Net Income Per Share:
    Historical(4).............................  $    0.44      $    0.37      $    0.32      $    0.28
Pro forma Adjustments:
     Net earnings from proceeds...............       0.22           0.22           0.22           0.22
     ESOP(3)..................................      (0.05)         (0.05)         (0.05)         (0.05)
     Recognition Plan(8)......................      (0.05)         (0.05)         (0.05)         (0.05)
                                                ---------      ---------      ---------      ---------
         Pro forma net income per share.......  $    0.58      $    0.49      $    0.44      $    0.40
                                                =========      =========      =========      =========
Pro forma price to annualized earnings
   per share (P/E ratio)......................      17.86x         20.41x         22.72x         25.06x
Number of shares..............................    986,000      1,160,000      1,334,000      1,534,100

Stockholders' Equity (Book Value)(5):
  Historical(7)...............................  $   9,139         $9,139    $     9,139    $     9,139
Pro Forma Per Share Adjustments:
  Estimated net proceeds......................      7,159          8,484          9,806         11,331
  Less common stock acquired by:
   ESOP(3)....................................       (850)        (1,000)        (1,150)        (1,322)
   Recognition Plan(8)........................       (425)          (500)          (575)          (661)
                                                ---------     ----------  --------------   -----------
       Pro forma stockholder's equity.........  $  15,023       $ 16,123     $   17,222     $   18,487
                                                =========       ========     ==========     ==========
Stockholders' Equity (Book Value)(5):
  Per Share(4):
    Historical(7).............................  $    8.60      $    7.31    $      6.36    $      5.53
  Pro Forma Per Share Adjustments:
    Estimated net proceeds....................       6.74           6.79           6.82           6.85
    Less common stock acquired by:
    ESOP(3)...................................      (0.80)         (0.80)         (0.80)         (0.80)
    Recognition Plan(8).......................      (0.40)         (0.40)         (0.40)         (0.40)
                                                ---------        --------  -------------   ------------
       Pro forma book value per share.........  $   14.14        $ 12.90    $     11.96    $     11.18
                                                =========        =======    ===========    ===========
Pro forma price to book value.................      70.72%         77.52%         83.47%         89.45%
Number of shares .............................  1,062,500      1,250,000      1,437,500      1,653,125

----------
(1) It is assumed that the cost of the ESOP will be funded from the net proceeds retained by the Company.
(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP, which purchases are to be funded by the Holding Company and the Association, have been deducted from net proceeds.

(3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are expected to be borrowed by the ESOP from the net proceeds from the Conversion retained by the Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal and interest over a 10-year period. However, assuming the Company makes the ESOP loan, interest income earned by the Company on the ESOP debt will offset the interest paid by the Association. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Company would be expected to increase.

     For purposes of this table, the purchase price of $10.00 per share was utilized to calculate ESOP expense. The Company intends to record compensation expense related to the ESOP in accordance with Statement of Accounting Principles 93-6 ("SOP 93-6"). As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. See "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."

(4) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated.

(5) "Book value" represents the difference between the stated amounts of the Association's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Association's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion and Reorganization - Effects of Conversion and Reorganization" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

(6) Includes assets consolidated from the mutual holding company of $103,000 plus $12,000 of previous funding of the Recognition Plan.

(7) Prior to reduction of $12,000 reflecting the previous funding of the Recognition Plan.


(8) Assuming the receipt of shareholder approval at an annual or special meeting of shareholders to be held at least six months following the consummation of the Conversion, the Association and Company intend to implement the 1997 Recognition Plan. Assuming such approval, the Recognition Plan will eventually purchase an amount of shares equal to 4% of the shares of Conversion Stock issued in the Offerings for issuance to directors, officers and employees of the Company and the Association. Such shares may be purchased from authorized and unissued shares or on the open market. The Company currently intends that the shares be purchased on the open market, and the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under terms of the Recognition Plan, shares will vest at a rate of 20% per year. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Recognition Plan vest, a corresponding reduction in the charge against capital will occur. In the event the authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 1,437,500 shares of Common Stock are issued in the Conversion and that all awards under the Recognition Plan are from authorized but unissued shares, the Company estimates that the per share book value for the Common Stock would be diluted $0.47 per share, or 3.9% and earnings per share would be diluted $0.01 per share, or 14.3% on a pro forma basis at December 31, 1996.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

          At December 31, 1996, the Association exceeded each of the three OTS capital requirements. Set forth below is a summary of the Association's compliance with the OTS capital standards as of December 31, 1996 on a historical basis, in accordance with GAAP, and on a pro forma basis using the assumptions contained under the caption "Pro Forma Data" and assuming that the indicated number of shares were sold, and the Exchange Shares were issued, as of such date.


                                                                  Pro Forma at December 31, 1996
                                                                  ------------------------------
                                                                                                         1,186,778 Shares
                                            762,769 Shares       897,375 Shares      1,031,961 Shares       15% above
                           Historical          Minimum              Midpoint             Maximum             Maximum
                         ---------------------------------------------------------------------------------------------------
                         Amount  Percent(1) Amount  Percent(1)  Amount   Percent(1)  Amount  Percent(1)  Amount   Percent(1)
                         ------  -----------------  ----------  ------   ----------  ------  ----------  ------   ----------
                                                                  (Dollars in Thousands)
GAAP Capital(2)......    $ 9,082    9.6%    $11,399    11.8%    $11,836    12.2%    $12,273    12.5%    $ 12,776    13.0%
                         =======   ====     ========  =====     =======    ====     =======    ====     ========    ====

Tangible Capital:
  Capital level......    $ 8,659    9.2%    $ 10,976   11.4%    $11,413    11.8%    $11,850    12.2%    $ 12,363    12.6%
  Requirement........      1,412    1.5        1,447    1.5       1,454     1.5       1,460     1.5        1,468     1.5
                        --------    ----   ---------   -----   --------    -----   --------    -----   ---------    -----
  Excess.............    $ 7,247    7.7%    $  9,529    9.8%    $ 9,959    10.3%    $10,390    10.7%    $ 10,585    11.1%
                         =======   ====     ========  =====     =======   =====     =======    ====     ========    ====

Core Capital:
  Capital level......    $ 8,659    9.2%    $ 10,976   11.4%    $11,413    11.8%    $11,850    12.2%    $ 12,353    12.6%
  Requirement........      2,825    3.0        2,894    3.0       2,907     3.0       2,920     3.0        2,936     3.0
                        --------    ----   ---------   -----   --------    -----   --------    -----   ---------    -----
  Excess.............    $ 5,834    6.2%   $   8,082    8.4%    $ 8,506     8.8%    $ 8,930     9.2%    $  9,417     9.6%
                         =======   ====    =========  =====     =======   =====     =======   =====     ========    ====

Risk-Based Capital:
  Capital level(3)...    $ 7,630   13.5%    $  9,947   17.4%    $10,384    18.2%    $10,821    18.9%    $ 11,324    19.7%
  Requirement(4).....      4,530    8.0        4,567    8.0       4,574     8.0       4,581     8.0        4,589     8.0
                        --------    ----   ---------   -----   --------    -----   --------    -----    --------    -----
  Excess.............    $ 3,100    5.5%   $   5,380    9.4%    $ 5,810    10.2%    $ 6,240    10.9%    $  6,735    11.7%
                         =======   ====    =========  =====     =======   =====     =======    ====     ========    ====

----------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) Total stockholder's equity as calculated under GAAP. Assumes that the Association receives 50% of the net proceeds, offset in part by the aggregate purchase price of Common Stock acquired at $10.00 per share by the ESOP in the Conversion. The amount expected to be borrowed by the ESOP is deducted from pro forma capital to illustrate the possible impact on the Association. Assumes that Association funds 1997 Recognition Plan.

(3) Includes $158,000 of general valuation allowances, all of which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."

(4)  Assumes reinvestment of net proceeds in 20% risk-weighted assets.

                                 CAPITALIZATION

          The   following    table   presents   the   historical    consolidated
capitalization of the Association at December 31, 1996, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares shown below, the issuance of Exchange Shares and the other assumptions set forth under "Pro Forma Data."


                                                                            The Company - Pro Forma
                                                                      Based Upon Sale at $10.00 per share
                                                                ------------------------------------------------------
                                                                                                            1,186,778
                                                     The          762,769        897,375      1,031,981     Shares(1)
                                                 Association       Shares         Shares        Shares      (15% above
                                                  Historical    (Minimum of    (Midpoint of  (Maximum of    Maximum of
                                                Capitalization     Range)         Range)        Range)        Range)
                                                --------------     ------         ------        ------        ------
                                                                         (In Thousands)
Deposits(2).................................        $72,343       $72,343        $72,343       $72,343       $72,343
Borrowings(3)...............................         11,928        11,928         11,928        11,928        11,928
Debt in connection with acquisition of
 Common Stock by ESOP.......................            ---           ---            ---           ---           ---
                                                 ----------     ---------     ----------    ----------   -----------
Total deposits and borrowings...............        $84,271       $84,271        $84,271       $84,271       $84,271
                                                    =======       =======        =======       =======       =======
Stockholders' Equity:
  Preferred Stock ($0.01 par value)
  2,000,000 shares authorized; none to be
  issued....................................     $      ---    $      ---     $      ---    $      ---    $      ---
  Common Stock ($0.01 par value)
  8,000,000 shares authorized; 850,000
  issued or to be issued as reflected(4)....              9            11             13            14            17
  Additional paid-in capital(5).............          2,194         9,351         10,674        11,997        13,517
  Retained earnings(5)(6)...................          6,891         6,891          6,891         6,891         6,891
Less:
  Net unrealized loss on securities
   available for sale(5)....................           ---
  Unearned Common Stock held by the
   Management Recognition Plan..............            12
  Common Stock to be acquired by the
   1997 Recognition Plan(7).................           ---          425             500            575           661
  Common Stock to be acquired by the
   ESOP.....................................           ---          850           1,000          1,150         1,323
                                                 ----------    ---------      ---------      ---------      --------
Total Stockholders' Equity..................       $ 9,082      $14,978         $16,078        $17,177       $18,442
                                                   =======      =======         =======        =======       =======

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings or pursuant to an overallotment option which the Company intends to grant Webb in the Public Offering, if any.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)       Consists of FHLB advances.


(4) Assumes (i) that the 250,000 Public Association Shares outstanding at December 31, 1996 are converted into 275,000, 323,525, 372,059 and
          427,868 Exchange Shares at the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, respectively, and (ii) that no fractional shares of Exchange Shares will be issued by the

          Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock benefit plans. See "Pro Forma Data," "Management of the Association - Benefit Plans."

(5) The pro forma additional paid-in capital and retained earnings reflect a restriction of the original retained earnings of the Association prior to the MHC Reorganization. The pro forma additional paid-in capital reflects the $103,000 to be acquired by the Association upon the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association.

(6) The retained earnings of the Association will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "The Conversion and Reorganization
          - Liquidation  Rights." In addition,  certain  distributions  from the
          Association's retained earnings may be treated as being from its pre-1988 accumulated bad debt reserve for tax purposes, which would cause the Association to have additional taxable income. See "Regulation - Federal and State Taxation."


(7) Assuming the receipt of shareholder approval at an annual or special meeting of shareholders to be held at least six months following the consummation of the conversion, the Association and Company intend to implement the 1997 Recognition Plan. Assuming such approval, the Recognition Plan will eventually purchase an amount of shares equal to 4% of the shares of the Conversion Stock issued in the Offerings for issuance to directors, officers and employees of the Company and the Association. Such shares may be purchased from authorized and unissued shares or on the open market. The Company currently intends that the shares be purchased on the open market, and the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under terms of the Recognition Plan, shares will vest at a rate of 20% per year. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Recognition Plan vest, a corresponding reduction in the charge against capital will occur. In the event the authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 1,437,500 shares of Common Stock are issued in the Conversion and that all awards under the Recognition Plan are from authorized but unissued shares, the Company estimates that the per share book value for the Common Stock would be diluted $0.47 per share, or 3.9% and earnings per share would be diluted $0.01 per share, or 14.3% on a pro forma basis at December 31, 1996.

            Montgomery Savings, A Federal Association And Subsidiary
                             Crawfordsville, Indiana
                        Consolidated Statement of Income

                                                                 Six Months Ended
                                                                     December 31,                     Year Ended June 30
                                                          --------------------------    --------------------------------------------
                                                              1996             1995          1996           1995             1994
                                                              ----             ----          ----           ----             ----
                                                                   (Unaudited)
Interest and Dividend Income
  Loans ..............................................    $ 3,395,258     $3,164,009    $ 6,409,666     $ 5,894,188     $ 5,315,461
  Investment securities ..............................          9,469         16,333         28,678          77,962         146,518
  Deposits with financial institutions ...............         97,479        160,188        281,805         156,417          99,174
  Dividend income ....................................         29,598         31,981         56,472          49,645          33,227
                                                               ------         ------         ------          ------          ------
      Total interest and dividend income .............      3,531,804      3,372,511      6,776,621       6,178,212       5,594,380
                                                            ---------      ---------      ---------       ---------       ---------
Interest Expense
  Deposits ...........................................      1,897,595      1,956,185      3,866,674       3,188,701       2,872,410
  Short-term borrowings ..............................                         8,000          8,000          34,525          28,962
  Federal Home Loan Bank advances ....................        303,399        316,589        559,393         684,032         205,678
                                                              -------        -------        -------         -------         -------
      Total interest expense .........................      2,200,994      2,280,774      4,434,067       3,907,258       3,107,050
                                                            ---------      ---------      ---------       ---------       ---------
Net Interest Income ..................................      1,330,810      1,091,737      2,342,554       2,270,954       2,487,330
  Provision (adjustment) for losses on loans .........                       (26,250)        19,750         (15,000)         25,213
                                                                             -------         ------         -------          ------
Net Interest Income After Provision
 (Adjustment) for Losses on Loans ....................      1,330,810      1,117,987      2,322,804       2,285,954       2,462,117
                                                            ---------      ---------      ---------       ---------       ---------
Other Income
  Service charges on deposit accounts ................         12,309         10,969         22,184           8,285           8,069
  Commissions ........................................                                                                       67,714
  Net realized gains on sale of available for
   sale securities ...................................                                                        9,033
  Net appraisal income (expense) .....................          3,450         20,181         (5,007)         39,540          62,124
  Other income .......................................          1,989          3,743          6,043          22,276           9,415
                                                                -----          -----          -----          ------           -----
      Total other income .............................         17,748         34,893         23,220          79,134         147,322
                                                               ------         ------         ------          ------         -------
Other Expenses
  Salaries and employee benefits .....................        448,990        471,033        878,536         901,945         833,306
  Net occupancy expenses .............................         51,332         49,886        100,999          91,774          92,965
  Equipment expenses .................................         70,435         69,475        140,000         132,022         138,732
  Data processing expense ............................         44,995         43,090         86,684          87,069          75,989
  Deposit insurance expense ..........................        500,156         77,033        156,199         145,529         146,682
  Real estate operations, net ........................        (40,681)        15,943         (7,364)        (18,378)        (26,329)
  Advertising expense ................................         17,788         15,820         33,408          31,250          20,177
  Other expenses .....................................        219,916        183,414        361,942         378,158         374,643
                                                              -------        -------        -------         -------         -------
      Total other expenses ...........................      1,312,931        925,694      1,750,404       1,749,369       1,656,165
                                                            ---------        -------      ---------       ---------       ---------
Income Before Income Tax .............................         35,627        227,186        595,620         615,719         953,274
  Income tax expense .................................         19,118         79,672        164,993         230,462         349,237
                                                               ------         ------        -------         -------         -------
Net Income ...........................................    $    16,509     $  147,514    $   430,627     $   385,257     $   604,037
                                                          ===========     ==========    ===========     ===========     ===========
Net Income Per Share .................................    $       .02
Weighted Average Shares Outstanding ..................        850,000

                 See notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The principal business of savings associations, including Montgomery, has historically consisted of attracting deposits from the general public and making loans secured by residential and commercial real estate. Montgomery and all other savings associations are significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings. In addition, deposit growth is also affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability of cost of funds and various other items. Sources of funds for lending activities include deposits, payments on loans, borrowings, and funds provided from operations. Montgomery's earnings are primarily dependent upon its net interest income, the difference between interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and rates paid on such deposits and borrowings. Montgomery's earnings are also affected by provisions for loan and real estate losses, service charges, income from subsidiary activities, operating expenses and income taxes.

Average Balances and Interest Rates and Yields

         The following table presents for the periods indicated the month-end average balances of each category of Montgomery's interest-earning assets and interest-bearing liabilities, and the average yields earned and interest rates paid on such balances. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                Six Months Ended December 31,                 Year Ended June 30,
                                                  ------------------------------------------------------------ ------------------
                                                                 1996                        1995                    1996
                                                  ------------------------------------------------------------ ------------------
                                                                        Average                       Average
                                                   Average              Yield/  Average               Yield/        Average
                                                   Balance    Interest  Cost(3) Balance    Interest   Cost(3)       Balance
                                                  ------------------------------------------------------------ ------------------
                                                                      (Dollars in Thousands)
Interest-earning assets:
  Interest-earning deposits....................   $  3,593    $    98   5.46%  $  5,240    $   160     6.11%      $  5,146
  Investment securities........................        244          9    7.38       503         17     6.76            411
  Loans(2).....................................     82,553      3,395    8.23    77,706      3,164     8.14         78,380
  Stock in FHLB of Indianapolis................        750         30    8.00       750         32     8.53            750
                                                  --------   --------          --------   --------                --------
Total interest-earning assets..................     87,140      3,532    8.11    84,199      3,373     8.01         84,687
Non-interest earning assets....................      3,879        ---             4,038        ---                   3,643
                                                  --------  ---------          --------  ---------                --------
Total Assets...................................    $91,019      3,532           $88,237      3,373                 $88,330
                                                   =======    -------           =======    -------                 =======
Interest-bearing liabilities:
  Savings accounts.............................   $  4,319         82    3.80  $  5,444        118     4.34       $  5,242
  NOW and money market accounts................     10,133        182    3.59     9,335        166     3.56          9,314
  Certificates of deposit......................     55,070      1,634    5.93    53,395      1,672     6.26         54,208
                                                  --------    -------          --------    -------                --------
  Total deposits...............................     69,522      1,898    5.46    68,174      1,956     5.74         68,764
  Borrowings...................................     10,235        303    5.92     9,227        325     7.04          8,594
                                                  --------   --------          --------   --------                --------
    Total interest-bearing liabilities.........     79,757      2,201    5.52    77,401      2,281    5.89          77,358
Other liabilities..............................      2,067        ---             2,326        ---                   2,152
                                                  -------- ----------          -------- ----------                --------
Total liabilities..............................     81,824      2,201            79,727      2,281                  79,510
                                                             --------                     --------
  Total stockholders' equity...................      9,195                        8,510                              8,820
                                                  --------                     --------                           --------
  Total liabilities and stockholders' equity...    $91,019                      $88,237                            $88,330
                                                   =======                      =======                            =======
Net interest-earning assets....................   $  7,383                     $  6,798                           $  7,329
                                                   =======                     ========                           ========
Net interest income/interest rate spread.......                $1,331    2.59               $1,092     2.12
                                                               ======                       ======
Average interest-earning assets to average
 interest-bearing liabilities..................    109.26%                       108.78 %                           109.47%
Net interest margin(1).........................                          3.05                          2.59

                                                                                     Year Ended June 30,
                                                 -----------------------------------------------------------------------------------
                                                           1996                     1995                         1994
                                                 -----------------------------------------------------------------------------------
                                                              Average                       Average                       Average
                                                               Yield/  Average               Yield/  Average               Yield/
                                                     Interest   Cost   Balance    Interest    Cost   Balance    Interest    Cost
                                                 -----------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
  Interest-earning deposits....................     $   282     5.48%  $ 2,687   $    156     5.81%  $ 2,547   $     99     3.89%
  Investment securities........................          29     7.06     1,174         78     6.64     1,931        146     7.56
  Loans(2).....................................       6,410     8.18    75,961      5,894     7.76    67,975      5,316     7.82
  Stock in FHLB of Indianapolis................          56     7.47       697         50     7.17       571         33     5.78
                                                   --------           --------    -------           --------   --------

Total interest-earning assets..................       6,777     8.00    80,519      6,178     7.67    73,024      5,594     7.66
Non-interest earning assets....................                          3,686                         3,627
                                                  ---------           --------  ---------           --------
Total Assets...................................       6,777            $84,205      6,178            $76,651      5,594
                                                    -------            =======    -------             ======    -------
Interest-bearing liabilities:
  Savings accounts.............................         219     4.18  $  4,579        178     3.8$     5,671        188     3.32
  NOW and money market accounts................         345     3.70    11,013        394     3.58    11,494        364     3.17
  Certificates of deposit......................       3,303     6.09    48,558      2,617     5.39    46,834      2,320     4.95
                                                    -------           --------    -------           --------    -------
  Total deposits...............................       3,867     5.62    64,150      3,189     4.97    63,999      2,872     4.49
  Borrowings...................................         567     6.60    11,968        718     6.00     5,573        235     4.22
                                                    -------           --------    -------           --------   --------
    Total interest-bearing liabilities.........       4,434     5.73    76,118      3,907     5.13    69,572      3,107     4.47
                                                   --------
Other liabilities..............................                          1,423                           977
                                                  ---------           --------  ---------           --------
Total liabilities..............................       4,434             77,541      3,907             70,549      3,107
                                                   --------                      --------                       -------
  Total stockholders' equity...................                          6,664                         6,102
                                                                      --------                      --------
  Total liabilities and stockholders' equity...                        $84,205                       $76,651
                                                                       =======                        ======
Net interest-earning assets....................                        $ 4,401                      $  3,452
                                                                       =======                       =======
Net interest income/interest rate spread.......      $2,343     2.27               $2,271     2.54               $2,487     3.19
                                                      =====                         =====                         =====
Average interest-earning assets to average
 interest-bearing liabilities..................                         105.78%                       104.96%
Net interest margin(1).........................                 2.77                          2.82                          3.41

----------------------
(1)  Net   interest   margin  is  net   interest   income   divided  by  average
     interest-earning assets.

(2) The average balance includes nonaccrual loans.

(3) Six months ended December 31, 1996 and 1995 have been annualized.

         The following table sets forth the weighted average effective interest rates earned by Montgomery on its loan and investment portfolios, the weighted average effective cost of Montgomery's deposits, the interest rate spread of Montgomery, and the net yield on weighted average interest-earning assets for the periods and as of the dates shown. The table sets forth for the periods and at the dates indicated the weighted average yields earned on Montgomery's assets, the weighted average interest rates paid on Montgomery's liabilities, together with the net yield on interest-earning assets.


                                                                Six Months Ended
                                                  As of            December 31,             Year Ended June 30,
                                               December 31,     ---------------------- ------------------------------
                                                   1996         1996         1995       1996        1995        1994
                                                   ----         ----         ----       ----        ----        ----
Weighted average yield on:
  Loans................................            8.26%        8.23%        8.14%      8.18%       7.76%       7.82%
  Investment securities................            7.00         7.38         6.76       7.06        6.64        7.56
  Total interest-earning assets........            8.11         8.11         8.01       8.00        7.67        7.66
Weighted average rate on:
  Deposits.............................            5.34         5.46         5.74       5.62        4.97        4.49
  Borrowings...........................            6.04         5.92         7.04       6.60        6.00        4.22
  Total interest-bearing liabilities...            5.44         5.52         5.89       5.73        5.13        4.47
Interest rate spread (spread between
 weighted average yield on total
 interest-earning assets and total
 interest-bearing liabilities).........            2.67         2.59         2.12       2.27        2.54        3.19
Net interest margin (net interest
 income as a percentage of average
 interest-earnings assets).............            3.06         3.05         2.59       2.77        2.82        3.41

Rate/Volume Analysis

         The following table discloses the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Montgomery's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by prior period volume) and (2) changes in volume (change in volume multiplied by prior period rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                              Increase (Decrease) in Net Interest Income
                                           ------------------------------------------------------------------------------------
                                            Six months ended December 31, 1996
                                                           vs.                                Year ended June 30, 1996 vs.
                                            Six months ended December 31, 1995                  Year ended June 30, 1995
                                           ------------------------------------------------------------------------------------
                                             Due to         Due to                         Due to        Due to
                                             Volume          Rate         Total            Volume         Rate          Total
                                             ------          ----         -----            ------         ----          -----
                                                                       (Dollars in Thousands)
Interest-Earning Assets:
  Interest-earning deposits..............    $ (46)        $ (16)        $ (62)            $ 139        $  (13)       $  126
  Investment securities..................      (12)            4            (8)              (53)            4           (49)
  Loans..................................      199            32           231               192           324           516
  Stock in FHLB of Indianapolis..........      ---            (2)           (2)                4             2             6
                                           -------       --------      --------          -------        ------       -------
        Total............................      141            18           159               282           317           599
                                            ------        ------        ------            ------         -----        ------
Interest-Bearing Liabilities:
  Savings accounts.......................      (22)          (14)          (36)               27            14            41
  NOW and money market accounts..........       14             2            16               (62)           13           (49)
  Certificates of deposit................      117          (155)          (38)              326           360           686
  Borrowings.............................       75           (97)         ( 22)             (213)           62          (151)
                                            ------       --------       ------            ------        ------        ------
        Total............................      184          (264)          (80)               78           449           527
                                           -------          -----       -------          -------         -----        ------
Change in net interest income............  $   (43)        $ 282         $ 239            $  204        $ (132)      $    72
                                           ========        =====         =====            ======        =======      =======


                                                        Increase (Decrease) in Net Interest Income
                                                       ------------------------------------------
                                                               Year ended June 30, 1995 vs.
                                                                Year ended June 30, 1994
                                                       ------------------------------------------
                                                                    (Dollars in Thousands)
                                                          Due to           Due to
                                                          Volume            Rate            Total
                                                          ------            ----            -----
Interest-Earning Assets:
  Interest-earning deposits..............                 $    7          $   50          $   57
  Investment securities..................                    (64)             (4)            (68)
  Loans..................................                    622             (44)            578
  Stock in FHLB of Indianapolis..........                      8               9              17
                                                         -------          ------          ------
        Total............................                    573              11             584
                                                          ------           -----          ------
Interest-Bearing Liabilities:
  Savings accounts.......................                    (38)             28             (10)
  NOW and money market accounts..........                    (15)             45              30
  Certificates of deposit................                     88             209             297
  Borrowings.............................                    353             130             483
                                                          ------          ------          ------
        Total............................                    388             412             800
                                                          ------          ------          ------
Change in net interest income............                  $ 185           $(401)          $(216)
                                                           =====           =====           =====

Changes in Financial Condition


         Financial Condition. Montgomery's total assets were $94.6 million at December 31, 1996, an increase of $6.4 million, or 7.3 percent from June 30, 1996. During this six-month period interest-earning assets increased $5.6 million,  or 6.6 percent.  Short-term  interest-bearing  deposits increased $2.2 million, or 62.9 percent primarily due to an increase in public funds deposits received on December 31, 1996. Loans increased $3.7 million, or 4.6 percent due to the normal high loan demand during the months of July, August and September. Consistent with its seasonal nature, loan growth was minimal during the three months ended December 31, 1996. Investment securities declined $259,000, or 83.0 percent due to the maturity of one security during the six months ended December 31, 1996. Loan growth in excess of deposit growth has caused Montgomery to use proceeds from the maturity of investment securities to fund loan growth due to the potential income on investment securities being below the actual cost of other sources of loan funding. Real estate owned and held for development increased $343,000 to $1.3 million or 1.3% of total assets, primarily due to the foreclosure of an eight unit apartment complex which had been reported as a nonperforming asset in the over 90 day delinquent category at June 30, 1996 (and was first reflected as non-accrual during the year ended June 30, 1995). It has been determined by Montgomery that the best use for this apartment complex is to convert the complex to condominiums for resale. Based on this decision, as of September 30, 1996, the complex has been classified as investment real estate and removed from nonperforming assets. Work has commenced in connection with the condominium conversion. Based on the current demand for this type of housing in Crawfordsville, Indiana, it is anticipated that the current book value of the project plus the additional costs of converting to condominiums will be received from the sale of these units at current comparable market prices. Interest-bearing deposits increased $2.8 million, or 4.1 percent and borrowings increased $3.9 million, or 48.8 percent causing an increase in interest-bearing liabilities of 8.7 percent. The increase in borrowings was used to fund loan growth during the six month period. A decrease in borrowings since period end has occurred due to reduced loan demand. On October 15, 1996, the shareholders of Montgomery approved a Stock Option Plan, a Directors' Stock Option Plan and a Management Recognition Plan. In connection with these plans, a reduction in stockholders' equity was made in the amount of $11,563 for the purchase of 1,000 shares of common stock to partially fund the Management Recognition Plan.

         Montgomery's total assets at June 30, 1996, were $88.2 million compared to $87.3 million at June 30, 1995, an increase of $0.9 million, or 1.0 percent. Asset growth was minimal due to a very competitive local market for mortgage and savings products. It was management's decision to concentrate on increasing interest rate spread when pricing Montgomery's products and put less emphasis on growth. Interest-earning assets increased $1.4 million, or 1.7 percent, during the twelve month period. Loans increased $2.1 million, or 2.7 percent, while interest-bearing deposits decreased $264,000, or 6.8 percent, and investment securities decreased $491,000, or 61.1 percent. Interest-bearing liabilities decreased $1.6 million, or 2.0 percent. Interest-bearing deposits increased $1.3 million, or 1.9 percent, and FHLB advances and other borrowings decreased $2.9 million, or 26.6 percent. The decrease in other assets and other liabilities was primarily caused by the completion of the stock offering in connection with the MHC Reorganization. Net proceeds of $2.2 million from the sale of common stock, an increase to equity, was received in August, 1995, and was primarily used to decrease FHLB advances.

Comparison of Operations for the Six Months Ended December 31, 1996 and
 December 31, 1995

         General. For the six months ended December 31, 1996, the most significant factor effecting Montgomery's operations was the one time special assessment required by the Deposit Insurance Funds Act of 1996. The after tax effect of this one time assessment was approximately $258,700. Net income was $17,000 for the six months ended December 31, 1996, compared to net income of $148,000 for the six months ended December 31, 1995, a decrease of $131,000, or
88.5 %. Net income for the six  months  ended  December  31,  1996 was  $275,000 before the net effect of the SAIF special assessment. The increase from the $148,000 for the six months ended December 31, 1995 was also primarily due to an increase in interest rate spread from 2.04 % to 2.59 % due to deposit pricing and the use of FHLB advances. Total other expenses for the six months ended December 31, 1996 was $885,000 before the SAIF special assessment of $428,000 compared to $926,000 for the six months ended December 31, 1995. The decrease was primarily due to a net income on real estate operations of $41,000 during the 1996 period compared to a net loss of $16,000 for the 1995 period. This increase was caused by an increase in gross rental income and a gain on the sale of two properties in 1996 compared to a loss on the sale of real estate during the 1995 period.


         Interest Income. Interest income for the six months ended December 31, 1996 was $3.5 million, an increase of $159,000, or 4.7%, from interest income for the same period in 1995. The average balance of interest earning assets for the 1996 period was $87.1 million compared to $84.2 million for the 1995 period, an increase of $2.9 million, or 3.4%. The average yield was 8.11% for the six months ended December 31, 1996, compared to 8.01% for the same period in 1995. The average yield on loans increased from 8.14% for the six months ended December 31, 1995 to 8.23% for the comparable 1996 period due to the rate on one year adjustable rate loans increasing at their annual adjustment date and an increase in demand for fixed rate mortgage loans (which generally carry a higher rate of interest than one year adjustable rate loans).

         Interest Expense. Interest expense for the six months ended December 31, 1996 was $2.2 million compared to $2.3 million for the same six month period in 1995, a decrease of $80,000, or 3.5%. Average interest-bearing liabilities increased $2.4 million, or 3.1%, from $77.4 million for the six months ended December 31, 1995, to $79.8 million for the same period in 1996. The average cost of these funds decreased from 5.89% for the 1995 six month period to 5.52% for the 1996 six month period. This decrease was a result of management's efforts to attract lower cost deposit accounts and the use of lower cost FHLB advances, instead of paying a premium to attract new certificate of deposit accounts.

         Provision (Adjustment) for Losses on Loans. There was no provision or adjustment made to the allowance for losses on loans during the six month period ending December 31, 1996, as compared to an adjustment of $26,000 during the comparable six month period in 1995. As a result of the quarterly Internal Loan and Asset Review performed as of December 31, 1996, management determined that the allowance for loan losses was adequate. Ninety day delinquent loans had decreased from $661,000 at June 30, 1996 to $314,000 at December 31, 1996. Nonperforming loans to total loans at December 31, 1996 was 0.37% compared to 0.83% at June

30, 1996, and 0.93% at December 31, 1995. Non-performing assets were $379,000, or 0.4% of assets, compared to $809,000, or 0.9% at June 30, 1996 and $941,000, or 1.1% at June 30, 1995. At December 31, 1996, non-performing assets consisted of non-performing loans in the amount of $314,000 and other real estate in the amount of $65,000. As of the December 31, 1996 review, the appraised value of real estate acquired in settlement of loans, net, owned was in excess of the current book value. The adjustment made during the six months ended December 31, 1995, was based on the Internal Loan and Asset Review performed as of September 30, 1995, which indicated that the allowance for loan losses was sufficient to allow the $26,000 reduction due to a decrease in non-performing loans to total loans as compared to June 30, 1995. The allowance for loan losses to non-performing loans was 50.3% at December 31, 1996 compared to 23.9% at June 30, 1996.

         Non-Interest Income. Other income for the six months ended December 31, 1996, was $18,000, a decrease of $17,000, or 48.6% from the $35,000 recorded in the 1995 comparable period. During the six months ended December 31, 1996, service charges on deposit accounts increased $1,000 and appraisal income decreased $17,000 from the 1995 six month period.

         Non-Interest Expense. Non-interest expense for the six months ended December 31, 1996, was $1.3 million compared to $926,000, an increase $387,000, or 41.8%, from the six months ended December 31, 1995. Salary and employee benefits decreased $22,000 primarily due to an increase in the amount of compensation expense deferred for mortgage loan originations during the three months ended September 30, 1996. Deposit insurance expense increased $423,000 for the six months ended December 31, 1996 compared to the same period in 1995 due to the one time SAIF special assessment of approximately $428,000 and a reduction in the quarter ending December 31, 1996 assessment of $5,000. The one time SAIF assessment has allowed Montgomery's annual SAIF premium to be reduced from 23 basis points to 6.4 basis points, or a decrease of approximately $120,000 in annual expense based on deposits as of December 31, 1996. Net real estate operations generated income for the six months ended December 31, 1996 of $41,000 compared to a loss of $16,000 for the 1995 comparable period. This increase was caused by an increase in gross rental income and a gain on the sale of real estate in the 1996 period compared to a loss on the sale of real estate during the 1995 period.


         Income Tax Expense. Income tax for the six months ended December 31, 1996 was $19,000 compared to $80,000 for the six months ended December 31, 1995. This was caused by the SAIF special assessment partially offset by an increase in pre-tax income had the special assessment not been assessed.

Comparison of Operations for the Years Ended June 30, 1996 and June 30, 1995


         General. Montgomery's net income for the year ended June 30, 1996 was $431,000, compared to $385,000 for the year ended June 30, 1995, an increase of $46,000, or 11.9%. Net interest income increased $72,000 due to an increase in average interest-earning assets of $4.2 million compared to an increase in average interest-bearing liabilities of only $1.2 million which was partially offset by a decrease in interest rate spread from 2.54% for the year ended June 30, 1995, to 2.27% for the year ended June 30, 1996. The decrease in interest rate spread was caused primarily by the increase in deposit rates on new and renewal accounts exceeding the increase in adjustable rate mortgages due to a 1% maximum allowable annual adjustment on most adjustable rate loans. Interest rate spread was as low as 2.09% for the month ended July 31, 1995, and has been increasing since that period to a spread of 2.59% at June 30, 1996. Interest rate spread is expected to continue to improve due to scheduled increases in rates on adjustable rate loans and a decrease in deposit interest rates. Provision for losses on loans (expense) for the year ended June 30, 1996, was $20,000 compared to an adjustment (income) for the year ended June 30, 1995, of $15,000, resulting in a decrease in income of $35,000 for the 1996 period compared to the 1995 period. For the year ended June 30, 1996, total other income decreased $56,000 and income tax expense decreased $65,000 compared to the year ended June 30, 1995.

         Interest Income. Montgomery's total interest income for the year ended June 30, 1996 was $6.8 million, an increase of $599,000 or 9.7%, from interest income for the year ended June 30, 1995. Average interest-earning assets for the 1996 period was $84.7 million compared to $80.5 million for the 1995 period, an increase of $4.2 million, or 5.2%. The average yield was 8.00% for the year ended June 30, 1996, compared to 7.67% for the year ended June 30,1995. This increase in yield was primarily due to the increase in yield on mortgage loans increasing from 7.76% to 8.18% caused by the rate increase on adjustable rate mortgage loans at their annual adjustment date. Due to the 1% per year adjustment cap, most one year adjustable loans increased a full 1%.

         Interest Expense. Total interest expense for the year ended June 30, 1996 was $4.4 million compared to $3.9 million for the year ended June 30, 1995, an increase of $527,000, or 13.5%. Average interest-bearing liabilities increased $1.2 million, or 1.6%, for the comparable periods. The average cost of these funds increased from 5.13% for the 1995 twelve month period to 5.73% for the 1996 twelve month period. The increase was caused by an increase in costs on borrowed money and certificates of deposit. These increases were due to a very competitive local market for deposits and an increase in rates on one year adjustable rate FHLB advances. The cost of funds on interest-bearing liabilities at June 30, 1996, was 5.48%.

         Provision (Adjustment) for Losses on Loans. The provision for loan losses for the year ended June 30, 1996 was $20,000. This compares to an adjustment for the year ended June 30, 1995 of $15,000. The provision or adjustment is made based on a review performed each quarter by the Internal Loan and Asset Review Committee. Based on the review performed as of June 30, 1995, the committee determined that a reduction in the allowance of $15,000 was reasonable due to the amount of non-performing assets and the limited projected loss on any of the existing non-performing assets. The provision of the 1996 period was made to increase the allowance due to loan growth.

         Non-Interest Income. Montgomery's other income for the year ended June 30, 1996, totalled $23,000 compared to $79,000 for the year ended June 30, 1995, a decrease of $56,000, or 70.9%. During the year ended June 30, 1995, Montgomery recorded income of $9,000 from the sale of mortgage-backed securities and $16,000 from the sale of its insurance subsidiary. During the year ended June 30, 1996, service charges on deposit accounts increased $14,000 compared to the year ended June 30, 1995. Appraisal income decreased $45,000 due to the change from an in-house appraiser to an independent appraiser. The decrease in appraisal income was substantially offset by a decrease in salary and employee benefit expense.


         Non-Interest Expense. Non-interest expense for the year ended June 30, 1996, was $1,750,000 compared to $1,749,000 for the year ended June 30, 1995, an increase of $1,000, or 0.01%. Salary and employee benefits decreased $23,000 due to a combination of normal increases associated with growth and a decrease in cost of the in-house appraiser. For the year ended June 30, 1996, compared to the year ended June 30, 1995, occupancy expense increased $9,000, equipment expense increased $8,000, deposit insurance expense increased $11,000 and advertising expense increased $2,000. These increases are all related to Montgomery's growth and the opening of the Mill Street Office, Montgomery's only drive-up facility. Net real estate operations increased $11,000 primarily due to a loss on sale of real estate of $26,000 and an increase in net rental income of $15,000.

         Income Tax Expense. Montgomery's income tax expense for the year ended June 30, 1996, was $165,000 compared to $230,000 for the year ended June 30,1995. The decrease of $65,000, or 28.3% was due to an adjustment to the deferred income tax liability of $74,000 and a decrease in taxable income.


Comparison of Operations for the Years Ended June 30, 1995 and June 30, 1994


         General. Montgomery's net income for the year ended June 30, 1995, was $385,000, compared to $604,000 for the year ended June 30, 1994, a decrease of $219,000 or 36.3%, due primarily to a decrease in the interest rate spread from 3.19% for the year ended June 30, 1994, to 2.54% for the year ended June 30, 1995. Interest rate spread has increased during May and June 1995. The decrease in interest rate spread was caused primarily by the increase in deposit rates on new and renewal accounts exceeding the increase in adjustable rate mortgages due to the one % maximum allowable annual adjustment on most adjustable rate loans.

         Interest Income. Montgomery's total interest income for the year ended June 30, 1995, was $6.2 million, an increase of $584,000, or 10.4%, from interest income for the year ended June 30, 1994. This increase resulted from an increase in the average balance of interest-earning assets to $80.5 million for the year ended June 30, 1995, from $73.0 million for the year ended June 30, 1994, an increase of $7.5 million, or 10.3%. The average yield on interest-earning assets was 7.67% for the year ended June 30, 1995, compared to 7.66% for the year ended June 30, 1994.

         Interest Expense. Total interest expense for the year ended June 30, 1995, was $3.9 million, which was an $800,000 or 25.8% increase from the year ended June 30, 1994. The average cost of the funds increased from 4.47% to 5.13% and the average balance increased from $69.6 million to $76.1 million for the comparable periods. The increase in the cost of funds was due to a general increase in market rates paid on deposits during the year ended June 30, 1995. This increase in rates nationally also affected the rates on FHLB borrowings and caused an increase on all interest-bearing liabilities for financial institutions generally.

         Provision (Adjustment) for Losses on Loans. The provision was $25,000 for the year ended June 30, 1994. During the year ended June 30, 1995, a decrease to the allowance for loan losses in the amount of $15,000 was made and recorded in this account. At the time the allowance for loan losses was reduced the allowance for loss on non-interest earning assets was increased by $15,000 and was expensed on the statement of income as a portion of other expenses. This adjustment was made based on the internal loan and asset review performed as of March 31, 1995, and June 30, 1995, which indicated the allowance for loan losses was more than sufficient to allow the $15,000 reduction. During the June 30, 1995 review, it was determined that 90-day delinquent loans had increased from $560,000 on June 30, 1994, to $817,000 on June 30, 1995, or $257,000. Included
in the June 30, 1995, 90-day delinquencies were two loans totalling $355,000.


         Non-Interest Income. Montgomery's other income for the year ended June 30, 1995, totaled $79,000 compared to $147,000 for the year ended June 30, 1994, a decrease of $68,000, or 46.3 %. This difference was primarily due to a decrease in appraisal fee income of approximately $23,000 and a decrease in commission income from Montgomery's insurance subsidiary of approximately $68,000. The insurance subsidiary was sold on July 1, 1994, with the book profit on the sale being approximately $15,000. Mortgage-backed securities were sold to fund mortgage loan growth on which the profit on the sale was approximately $9,000.


         Non-Interest Expense. Montgomery's other expenses for the year ended June 30, 1995, totaled $1.7 million, a $93,000 or 5.6% increase compared to the same period ended June 30, 1994. This increase was primarily due to a $69,000 increase in salaries and employee benefits, an $11,000 increase in data processing expense and an $11,000 increase in advertising expense. These increases are generally reflective of Montgomery's growth and also include additional expenses caused by the opening of the Mill Street Office during the first quarter of 1995.


         Income Tax Expense. Income tax expense decreased $119,000 for the year ended June 30, 1995, compared to the same period ended in 1994. This was caused by a decrease in pre-tax income.


Liquidity and Capital Resources

         Montgomery's primary source of funds is its deposits. To a lesser extent, Montgomery has also relied upon loan payments and payoffs and FHLB advances as sources of funds. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows can fluctuate significantly, being influenced by interest rates, general economic conditions and competition. Montgomery attempts to price its deposits to meet its asset/liability management objectives consistent with local market conditions.

         Federal regulations have historically required Montgomery to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows. At December 31, 1996, the requirement was 5%, subject to reduction for aggregate net withdrawals provided such ratio is not reduced below 4%. Liquid assets for purposes of this ratio include cash, cash equivalents consisting of short-term interest-earning deposits, certain other time deposits, and other obligations generally having remaining maturities of less than five years. Montgomery has historically maintained its liquidity ratio at a level in excess of that required. Montgomery's average liquidity ratio for the three months ended December 31, 1996 was 5.2%. Liquidity management is both a daily and long-term responsibility of management. Montgomery adjusts liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest- bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in federal funds and short-term interest-bearing deposit accounts. If Montgomery requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB and collateral eligible for repurchase agreements.

         Cash flows for Montgomery are of three major types. Cash flows from operating activities consist primarily of income provided by cash. Investing activities generate cash flows through the origination, sale and principal collections on loans as well as the purchases and sales of investments. Montgomery's cash flows from investments resulted primarily from purchases and maturities of investment securities. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings.

         Montgomery considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. Montgomery anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and long-term liabilities. At December 31, 1996, Montgomery had outstanding commitments to originate loans of $1.6 million and no commitments to sell loans. Certificates of deposit scheduled to mature in one year or less at December 31, 1996 totalled $31.2 million. Management believes that a significant portion of such deposits will remain with Montgomery. At December 31, 1996, Montgomery had $5.5 million of FHLB advances which reprice in one year or less.

         The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         At December 31, 1996, the Association believes that it meets all capital adequacy requirements to which it is subject and the most recent notification from the regulatory agency categorized the Association as well capitalized under the regulatory framework for prompt corrective action.

         The Association's actual and required capital amounts and ratios are as follows:


                                                                     December 31, 1996
                                           -------------------------------------------------------------------------------
                                                                        Required for Adequate           To Be Well
                                                    Actual                    Capital(1)               Capitalized(1)
                                           -------------------------------------------------------------------------------
                                           Amount            Ratio     Amount            Ratio    Amount            Ratio
                                           ------            -----     ------            -----    ------            -----
                                                                  (Dollars In Thousands)


Total risk-based capital(1) (to risk
  weighted assets)                         $7,630            13.5%     $4,530             8.0%    $5,663            10.0%
Core (to adjusted tangible assets)
                                            8,659             9.2%      2,825             3.0%     5,649             6.0%
Core capital(1) (to adjusted total assets)  8,659             9.2%      2,825             3.0%     4,708             5.0%

(1) As defined by the regulatory agencies


         The Association's tangible capital at December 31, 1996 was $8,659,000 which amount was 9.2% of tangible assets and exceeded the required ratio of 1.5%.

Asset/Liability Management

         Montgomery, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. OTS regulations provide a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Beginning September 30, 1995, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between
(a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Regulations do exempt all institutions under $300 million in assets and risk based capital exceeding 12% from reporting information to calculate exposure and making any deduction from risk-based capital. At December 31, 1996, Montgomery's total assets were $94.6 million and risk-based capital was 13.5 % and Montgomery would have been exempt from calculating or making any risk-based capital reduction. Montgomery's management believes interest-rate risk is an important factor and makes all reports necessary to OTS to calculate interest-rate risk on a voluntary basis. At December 31, 1996, the most recent information available from the OTS, 2.0% of the present value of Montgomery's assets was approximately $1.93 million, which was less than $3.28 million, the greatest decrease in NPV resulting from a 200 basis point change in interest rates. As a result, Montgomery, for OTS reporting purposes, would have been required to make a deduction from total capital in calculating its risk-based capital requirement had this rule been in effect and had Montgomery not been exempt from reporting on such date. Based on December 31, 1996 NPV information, the amount of Montgomery's deduction from capital, had it been subject to reporting, would have been approximately $677,000.

         It has been and continues to be a priority of Montgomery's Board of Directors and management to manage interest rate risk and thereby limit any negative effect of changes in interest rates on Montgomery's NPV. Montgomery's Interest Rate Risk Policy, established by the Board of Directors, promulgates acceptable limits on the amount of change in NPV given certain changes in interest rates. Specific strategies have included shortening the amortized maturity of fixed-rate loans and increasing the volume of adjustable rate loans to reduce the average maturity of Montgomery's interest-earning assets. FHLB advances are used in an effort to match the effective maturity of Montgomery's interest-bearing liabilities to its interest-earning assets.

         Presented below, as of December 31, 1996, and June 30, 1996, is an analysis of Montgomery's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 300 basis points in 100 point increments, compared to the limits set by the Board. Assumptions used in calculating the amounts in this table are those assumptions utilized by the OTS in assessing the interest risk of the thrifts it regulates. Based upon assumptions at December 31, 1996 and June 30, 1996, the NPV of Montgomery was $11.1 million and $10.7 million, respectively. NPV is calculated by the OTS for the purposes of interest rate risk assessment and should not be considered as an indicator of value of Montgomery.




                                              At December 31, 1996                      At June 30, 1996
----------------------------------------------------------------------------------------------------------------
     Assumed            Board
    Change in           Limit
 Interest Rates       % Change           $ Change              % Change           $ Change              % Change
 (Basis Points)        in NPV             in NPV                in NPV             in NPV                in NPV
 --------------        ------             ------                ------             ------                ------
                                                  (Dollars in Thousands)
      +300               -60              -5,247                 -47               -4,823                 -45
      +200               -50              -3,283                 -30               -3,042                 -29
      +100               -30              -1,452                 -13               -1,351                 -13
         0                 0                   0                   0                    0                   0
      -100               -30                +876                  +8                 +838                  +8
      -200               -50              +1,092                 +10               +1,097                 +10
      -300               -60              +1,102                 +10               +1,112                 +10



         In the event of a 300 basis point change in interest rate based upon estimates as of December 31, 1996, Montgomery would experience a 10% increase in NPV in a declining rate environment and a 47% decrease in NPV in a rising environment. During periods of rising rates, the value of monetary assets and liabilities decline. Conversely, during periods of falling rates, the value of monetary assets and liabilities increase. However, the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement). Based upon the NPV methodology, the increased level of interest rate risk experienced by Montgomery in recent periods was primarily due to the interest rate on interest- bearing liabilities increasing more than the interest rate on interest-earning assets because of the per adjustment rate limitation on adjustable rate loans due to lag in rate adjustments for such loans as compared to interest-bearing liabilities.

Current Accounting Issues [ACCOUNTANTS TO UPDATE AS APPROPRIATE]

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value.

         The Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

         In performing the review for recoverability, the entity must estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss must be recognized and the reduced carrying value of the asset becomes its new cost. For depreciable assets, this new cost is depreciated over the asset's remaining useful life. Restoration of previously recognized impairment losses is prohibited.

         An impairment loss for assets to be held and used would be reported as a component of income from continuing operations before income taxes and would require additional disclosures.

         Long-lived assets and identifiable intangibles that will be disposed of must be reported at the lower of carrying amount or fair value less cost to sell, except for assets covered by Accounting Principles Board ("APB") Opinion No. 30, which will continue to be reported at the lower of cost or net realizable value.

         Gains and losses resulting from impairment of assets that will be disposed of are reported as components of income from continuing operations and would also require additional disclosures.

         The Statement is effective for Montgomery for its fiscal year ending June 30, 1997. Initial application of SFAS No. 121 is to be accounted for as a cumulative effect of a change in accounting principle. Restatement of previously issued financial statement is not permitted.

         During 1995, the FASB issued SFAS No. 122, entitled Accounting for Mortgage Servicing Rights. SFAS No. 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. The Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under this Statement, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. An entity would measure impairment of mortgage servicing rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

         The adoption of this Statement by the Association during the year ended June 30, 1996 did not have a material impact on financial condition or results of operations.

         The FASB has issued SFAS No. 123, Accounting for Stock-based Compensation. This Statement establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages all entities to adopt this method for accounting for all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of its stock.

         Due  to  the  extremely  controversial  nature  of  this  project,  the
Statement   permits  a  company  to  continue  the  accounting  for  stock-based compensation  prescribed in APB Opinion No. 25,

Accounting for Stock Issued to Employees. If a company elects that option, proforma disclosures of net income (and EPS, if presented) are required in the footnotes as if the provisions of this Statement had been used to measure stock-based compensation.

         The disclosure requirements of APB Opinion No. 25 have been superseded by the disclosure requirements of this Statement.

         Once an entity adopts the fair value based method for accounting for these transactions, that election cannot be reversed.

         Equity instruments granted or otherwise transferred directly to an employee by a principal stockholder are stock-based employee compensation to be accounted for in accordance with either Opinion 25 or this Statement, unless the transfer clearly is for a purpose other than compensation.

         The accounting requirements of this Statement and related disclosure requirements are effective for transactions entered into by Montgomery for the fiscal year ending June 30, 1997. Proforma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994.

         In general, during the initial phase-in period, the effects of applying this Statement are not likely to be representative of the effects on reported net income for future years because options vest over several years and additional awards generally are made each year. If that situation exists, Montgomery must include a statement to that effect.

         SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, breaks new ground in resolving long-standing questions about whether transactions should be accounted for as secured borrowings or as sales. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

         A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if all of the following conditions are met:

         o The transferred assets have been isolated from the transferor -- put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

         o Each transferee obtains the right -- free of conditions that constrain it from taking advantage of that right -- to pledge or exchange the transferred assets, or the transferee is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the right free of conditions that constrain them from taking advantage of that right -- to pledge or exchange those interests.

         o The transferor does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or all agreement that entitles the transferor to repurchase or redeem transferred assets that are not readily obtainable.

         This Statement provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         The Statement supersedes FASB SFAS No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors for Transfers of Receivables with Recourse, and No. 122, Accounting for Mortgage Servicing Rights and amends FASB SFAS No. 115, Accounting or Certain Investments in Debt and Equity Securities, in addition to clarifying or amending a number of other statements and technical bulletins.

         This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted.

Impact of Inflation

         The consolidated financial statements and related financial information presented elsewhere herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation.

         The effect of inflation on savings associations and other financial institutions differs from the impact on nonfinancial institutions. Savings associations, as financial intermediaries, have assets and liabilities which may move in concert with inflation. This is especially true for savings institutions with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A financial institution can reduce the impact of inflation by managing its rate sensitivity gap.

                             BUSINESS OF MONTGOMERY

General

         Montgomery is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential homes or other real property. To a lesser extent, Montgomery also offers various types of loans to individuals and businesses. Loan funds are obtained primarily from savings deposits (which are insured up to applicable limits by the FDIC), loan principal repayments, and borrowings (primarily in the form of advances from the FHLB of Indianapolis). Montgomery invests in interest-bearing deposits in other financial institutions and other investments permitted by applicable law.

         Interest on loans and investments is Montgomery's primary source of income. Montgomery's principal expense is interest paid on deposit accounts and borrowings. Operating results are dependent to a significant degree on the "net interest income" of Montgomery, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, Montgomery's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

Lending Activities

         General. Montgomery's revenue consists primarily of interest income generated by lending activities, including the origination of conventional fixed-rate and variable-rate mortgage loans on one-to four-family homes located in Montgomery's primary market area and consumer loans secured by savings deposits, residential real estate, and various other items of collateral. To a lesser extent mortgage loans on multi-unit and nonresidential properties are also offered by Montgomery. Montgomery does not make loans insured by the Federal Housing Authority ("FHA loans") or loans guaranteed by the Veterans Administration ("VA loans").

         Loan Portfolio Composition. The following table presents certain information about the composition of Montgomery's loan portfolio at the dates indicated:


                                                                                            June 30,
                                            December 31,        -----------------------------------------------------------------
                                                1996                   1996                  1995                    1994
                                         ----------------------------------------------------------------------------------------
                                           Amount     Percent    Amount    Percent     Amount     Percent     Amount      Percent
                                           ------     -------    ------    -------     ------     -------     ------      -------
                                                                                   (Dollars in Thousands)
Type of Loan:
Mortgage loans:
  Residential...........................  $72,891      87.01%   $68,961     86.12%    $65,890      84.55%    $62,672       86.79%
  Land..................................    1,852       2.21      1,656      2.07       1,866       2.39         422        0.58
  Nonresidential........................    5,263       6.28      5,866      7.33       6,076       7.80       5,694        7.88
  Construction:
      Residential.......................    1,448       1.73      1,261      1.57       1,345       1.73       1,602        2.22
                                         --------    -------    -------   -------    --------    -------    --------     -------
        Total mortgage loans............   81,454      97.23     77,744     97.09      75,177      96.47      70,390       97.47
                                          -------     ------    -------   -------    --------     ------    --------      ------

Consumer loans:
  Home equity...........................    2,536       3.03      2,444      3.05       2,653       3.40       2,673        3.70
  Savings account and unsecured
      consumer loans....................      638       0.76        574      0.72         576       0.74         201        0.28
                                        ---------     ------   --------   -------    --------     ------    --------      ------
        Total other loans...............    3,174       3.79      3,018      3.77       3,229       4.14       2,874        3.98
                                         --------     ------    -------   -------    --------     ------     -------      ------

Less:
  Loans in process......................      861       1.02        683      0.85         456        .58         955        1.32
  Deferred loan fees (costs)............    (161)      (0.19)      (153)    (0.19)       (117)     (0.15)        (64)      (0.09)
  Allowance for loan losses.............      158       0.19        158      0.20         138       0.18         158        0.22
                                         --------    -------   --------   -------   ---------     ------    --------     -------
        Total adjustments...............      858       1.02        688      0.86         477       0.61       1,049        1.45
                                         --------    -------   --------   -------   ---------     ------    --------     -------

Total loans, net........................  $83,770     100.00%   $80,074    100.00%    $77,929     100.00%    $72,215      100.00%
                                           ======     ======    =======    ======     =======     ======     =======      ======

Type of Security:
Residential:
  1-4 family............................  $73,651      87.92%   $69,353     86.61%    $66,048      84.76%    $63,126       87.42%
  5 or more units.......................      688       0.82        869      1.08       1,187       1.52       1,148        1.59
Nonresidential..........................    5,263       6.28      5,866      7.33       6,076       7.80       5,694        7.88
Land....................................    1,852       2.21      1,656      2.07       1,866       2.39         422        0.58
Residential--second mortgage............    2,536       3.03      2,444      3.05       2,653       3.40       2,673        3.70
Savings accounts and unsecured
    consumer loans......................      638       0.76        574      0.72         576       0.74         201        0.28
                                         --------    -------  ---------   -------    --------    -------    --------     -------
        Total loans.....................   84,628     101.02     80,762    100.86      78,406     100.61      73,264      101.45
                                          -------     ------   --------    ------     -------     ------     -------      ------

Less:
  Loans in process......................      861       1.02        683      0.85         456        .58         955        1.32
  Deferred loan fees (cost).............     (161)     (0.19)      (153)    (0.19)       (117)     (0.15)        (64)      (0.09)
  Allowance for loan losses.............      158       0.19        158      0.20         138       0.18         158        0.22
                                         --------    -------  ---------   -------    --------    -------    --------     -------
Total loans, net........................  $83,770     100.00%   $80,074    100.00%    $77,929     100.00%    $72,215      100.00%
                                           ======     ======    =======    ======     =======     ======     =======      ======

         Loan Maturity Schedule. The following table illustrates the maturities of Montgomery's loan portfolio at December 31, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is subject to repricing. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                              Due During Years Ended December 31,
                                                              -----------------------------------
                                                                       2000         2002         2007        2012         Balance
                                                                       And        Through      Through       And        December 31,
                                   1997        1998        1999        2001         2006         2011     Following        1996
                             ----------- ----------- -----------  ----------  ----------- ------------ ------------ ------------
                                                                        (In Thousands)

Residential mortgage.......     $28,239      $  737        $343     $10,657       $5,468      $16,315      $11,132      $72,891
Nonresidential mortgage....       1,832         ---          14         635          361        2,163          258        5,263
Residential construction...         673         ---         ---         118          ---           80          577        1,448
Land loans.................         982          81         ---         732           57          ---          ---        1,852
Home equity loans..........         422          71         242         732          797          272          ---        2,536
Savings account loans......         386         145          21          70           16          ---          ---          638
                              ---------    --------      ------   ---------     --------   ----------     --------     --------
         Total.............     $32,534      $1,034       $ 620     $12,944       $6,699      $18,830      $11,967      $84,628
                                =======      ======       =====     =======       ======      =======      =======      =======



         The following table sets forth as of December 31, 1996 the dollar amount of all loans due after one year which have fixed and floating or adjustable interest rates.


                                                                            Fixed            Variable
                                                                            Rates              Rates              Total
                                                                            -----              -----              -----
                                                                                 (Dollars in Thousands)

Residential mortgage............................................           $34,072            $10,580           $44,652
Nonresidential mortgage ........................................             2,984                447             3,431
Residential construction........................................               657                118               775
Land loans .....................................................               552                318               870
Home equity loans...............................................             2,114                ---             2,114
Savings account and unsecured consumer
 loans..........................................................               252                ---               252
                                                                         ---------          ---------          --------
       Total....................................................           $40,631            $11,463           $52,094
                                                                           =======            =======           =======


         Residential Loans. The primary lending activity of Montgomery has been the origination of conventional loans for the acquisition or construction of single-family residences. Montgomery also originates loans on two-to four-family dwellings and multi-family housing (over four units). Each of these types of loans is secured by a mortgage on the underlying real estate and improvements thereon, if any.

         OTS regulations limit the amount which Montgomery may lend in relationship to the appraised value of the underlying real estate at the time of loan origination. In accordance with such regulations and law, Montgomery makes loans on single family residences up to 90% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Montgomery makes loans from time to time of between 90% and 95% of the value of the real estate and obtains private mortgage insurance on those loans to reduce its exposure to 80% of the real estate's value or makes such loans on an uninsured basis as a part of Montgomery's Community Reinvestment Program for first-time buyers with low to moderate incomes.

         Adjustable-rate mortgage loans ("ARMs") are offered by Montgomery for terms of normally 15 to 20 years, although Montgomery will offer such loans up to terms of 25 years. The interest rate adjustment periods on the ARMs are usually one year. The maximum adjustment at each adjustment date is usually 1% with a maximum average adjustment of 4% over the term of the loan. The interest rate adjustments on ARMs presently originated by Montgomery are tied to changes in the monthly average yield of U.S. Treasury securities adjusted to a constant maturity of one or five years.

         Montgomery offers fixed-rate mortgage loans for terms of up to 20 years. Due to the nature of an investment in fixed-rate mortgage loans, such loans could have a negative effect upon Montgomery's interest rate spread because such loans do not reprice as quickly as Montgomery's cost of funds. Actual experience reveals, however, that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods which are shorter than the maturity of such loans, although not as short as the periods in which the cost of funds is typically repricing.

         Of the total real estate loans originated by Montgomery during the six months ended December 31, 1996, 22.7% were ARMs and 77.3% were fixed-rate loans.


         Montgomery's residential loan portfolio, including residential construction loans, totalled approximately $74.3 million at December 31, 1996, and represented 78.5% of total assets and 88.8% of total outstanding loans. Adjustable-rate residential loans comprised 45.9% and fixed rate loans totalled 42.9% of Montgomery's total loans at December 31, 1996.


         Construction Loans. Montgomery offers residential construction loans to owner-occupants and occasionally to builders. At December 31, 1996, Montgomery had $1.4 million in outstanding construction loans.

         Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the total loan funds required to complete a project and the related Loan-to-Value Ratios. In the event a default on a construction loan occurs and foreclosure follows, Montgomery would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

         Nonresidential Real Estate and Land Loans. Montgomery makes loans secured by nonresidential real estate consisting of farms and various retail and other income-producing properties. At December 31, 1996, these loans totalled $7.1 million or approximately 8.4% of Montgomery's total loans.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Montgomery has endeavored to reduce this risk by carefully evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation. Federal regulations limit the amount of nonresidential mortgage loans which an association can make.

         Consumer Loans. Montgomery makes two types of consumer loans -- loans made to depositors on the security of their savings deposits and loans secured by second real estate mortgages. Second mortgage loans may have terms as long as 15 years depending upon the nature of the request. Such loans are limited in amount by determining 100% of the value of the real estate and subtracting any prior liens.

         Although regulations permit Montgomery to loan up to 100% of the value of savings deposits pledged as collateral for loans, Montgomery's normal policy is to loan no more than 95% of the current principal balance of pledged accounts. The current interest rate charged on such pledged accounts is usually 2% above the rate paid on the underlying deposit.

         At December 31, 1996, consumer loans totalled $3.2 million or 3.8% of Montgomery's total loans. The Association may seek to emphasize the origination of equity lines of credit in the future.

         Loan Originations, Solicitation, and Processing. Loan originations are developed from a number of sources, including solicitations by Montgomery's staff, continuing business with depositors and other borrowers, real estate agents, newspaper and radio advertising, and walk-in customers.

         Mortgage loan applications are taken by one of Montgomery's loan officers. Montgomery obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower and an appraisal of the fair market value of the real estate which will be given as security for the loan. Appraisals are performed by a designated licensed fee appraiser approved by the Board of Directors. Such loans are subject to approval upon the completion of the appraisal and the receipt of all necessary information on the credit history and credit-worthiness of the borrower. At least two Board members must approve all loans over $175,000. All approved loans are reported to the full Board at their regular monthly meeting.

         If a mortgage loan application is approved, satisfactory evidence of merchantable title is obtained on the real estate and improvements which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Montgomery as an insured mortgagee.

         The procedure for approval of construction/permanent loans is the same as for residential mortgage loans, except that the appraiser evaluates the building plans, construction specifications and estimates of construction costs. Montgomery also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

         Consumer loans are underwritten on the basis of the borrower's credit history, the value of the collateral, and an analysis of the borrower's income and expenses and ability to repay the loan.

         The following table shows total loans originated and repaid during the periods indicated.



                                                      Six Months Ended
                                                         December 31,                    Years Ended June 30,
                                                --------------------------- ------------------------------------------
                                                     1996          1995          1996            1995            1994
                                                     ----          ----          ----            ----            ----
                                                                           (In Thousands)

Total gross loans at beginning
 of period..................................       $80,762        78,406       $78,406         $73,264         $64,029

Loans originated:
  Residential mortgage......................        11,984         9,345        23,285          15,008          25,232
  Nonresidential mortgage...................         1,450           558         1,270           1,027           1,891
  Residential construction..................         1,653         1,124         1,764           2,742           1,959
  Nonresidential construction...............           ---           ---           ---             ---             120
  Land loans................................           364           270           618           1,158             323
  Other loans...............................           427           280           523           1,550           2,020
                                                ----------     ---------     ---------         -------        --------
      Total loans originated................        15,878        11,577        27,460          21,485          31,545

Participation loans purchased:
  Nonresidential mortgage...................           ---                         ---             553             768

Participation loans sold:
  Nonresidential mortgage...................           ---                         ---            (559)           (156)

Loan principal payments.....................        (6,195)       (5,695)      (12,668)        (10,793)        (13,424)

Other changes, net(1).......................        (5,817)       (5,522)      (12,436)         (5,544)         (9,498)
                                                 ---------       -------      --------        --------        --------

Total gross loans at end of
 period.....................................       $84,628       $78,766       $80,762         $78,406         $73,264
                                                   =======       =======       =======         =======         =======


(1) Represents changes except cash repayments of principal (i.e., refinanced portion of new loans and foreclosed loans to real estate owned).


         Under OTS regulations, the aggregate amount of loans that Montgomery may make to any one borrower (including related entities), with certain exceptions, is limited in general to 15% of its unimpaired capital and surplus,
or  approximately  $1.4  million.   The  largest  amount  which

Montgomery had outstanding to one borrower at December 31, 1996 was for $1.0 million, consisting of eight loans, all of which were performing in accordance with their terms.

         Loan Origination and Other Fees. Montgomery realizes interest income from its lending activities and also realizes income from late payment charges, credit life and disability insurance premium commissions, and fees for other miscellaneous services.

         Loan origination fees and other fees are a volatile source of income, varying with the volume of lending and economic conditions. Compliance with SFAS No. 91 has resulted in a change from Montgomery's past accounting practice and has reduced the amount of revenue recognized by Montgomery at the time such loans are originated or acquired, but will increase the yield reported on such loans as such deferred fees are amortized, thereby spreading the income over a greater number of years.

         Delinquent Loans and Classified Assets. Montgomery attempts to minimize loan delinquencies through careful underwriting procedures. When mortgage loans become delinquent, Montgomery attempts to bring the loans current through the assessment of late charges and adherence to its established collection procedures. Generally, after a loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is assessed and Montgomery will contact the borrower to request payment. Montgomery generally will initiate foreclosure proceedings only after attempts to obtain a deed in lieu of foreclosure are unsuccessful or inappropriate and when it becomes apparent that the loan will not be collectable or when the collateral is becoming inadequate to support payments of the total debt. The above procedure similarly applies to consumer loans.

         Real estate acquired by Montgomery as a result of foreclosure or by deed in lieu of foreclosure and real estate securing loans deemed to be foreclosed in substance are classified as "real estate owned" until sold. When property is so acquired, or deemed to have been acquired, it is recorded at the lower of the unpaid principal balance of the loan or the fair value of the real estate at the date of acquisition, not to exceed net fair value minus estimated costs to sell. Periodically, real estate owned is reviewed to ensure that the fair value minus estimated costs to sell is no less than carrying value, and if it is, the difference is charged to earnings as a loss. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

         The following table reflects the amount of loans in a delinquent status as of the dates indicated:


                                                                                                June 30,
                                                           December 31,      -------------------------------------------
                                                               1996              1996              1995             1994
                                                               ----              ----              ----             ----
                                                                                   (In Thousands)
Loans delinquent for:
  30 to 59 days.............................                 $1,068           $   988           $   795          $   688
  60 to 89 days.............................                    707               542               255              379
  90 or more days...........................                    314               661               817              560
                                                             ------           -------           -------          -------

      Total delinquent loans................                 $2,089            $2,191            $1,867           $1,627
                                                              =====            ======            ======           ======

Ratio of total delinquent loans                                2.49%             2.73%             2.39%            2.18%
 to total loans.............................


         All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of principal or interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectability of the loan.

         The following table sets forth information with respect to Montgomery's non-performing assets at the dates indicated:


                                                                                                June 30,
                                                            December 31,     -------------------------------------------
                                                               1996              1996              1995             1994
                                                               ----              ----              ----             ----
                                                                                 (Dollars in Thousands)
Nonaccrual loans:
  Residential mortgage loans................                 $  242            $  614           $   503          $   527
  Nonresidential mortgage loans.............                     18                19                19               18
  Consumer loans............................                    ---               ---               ---              ---
                                                           --------          --------         ---------         --------

    Total nonaccrual loans..................                    260               633               522              545

Loans contractually past due 90 days or more:
  Residential mortgage                                          ---               ---               277
  Nonresidential mortgage                                       ---               ---               ---              ---
  Consumer loans                                                 54                28                18               15
                                                            -------          --------          --------          -------
  Total loans contractually past due 90
    days or more                                                 54                28               295               15
                                                            -------          --------           -------          -------
Total non-performing loans                                      314               661               817              560
Real estate acquired in
 settlement of loans (net)..................                     65               148               124              ---
                                                            -------           -------           -------         --------

     Total non-performing
      assets................................                 $  379             $ 809             $ 941           $  560
                                                             ======             =====             =====           ======


     During the periods shown, Montgomery had no restructured loans within the meaning of SFAS No. 15. There were no loans which are not currently classified as non-accrual, 90 days past due or restructured but which may be so classified in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

         On July 1, 1995, Montgomery adopted SFAS Nos. 114 and 118 Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Included in residential mortgage loans at June 30, 1996, in the above table of non-performing loans is an impaired loan of $308,000 for which an allowance for losses was not deemed necessary. There were no loans considered impaired as of December 31, 1996. The average balance of impaired loans for the six months ended December 31, 1996 was $51,000 and for the year ended June 30, 1996, was $272,000. Interest income and cash receipts of interest totaled $33,000 and $6,000 during the period in the year ended June 30, 1996, that the loan was impaired. There was no interest income or cash receipts on impaired loans during the six months ended December 31, 1996.

         For the six months ended December 31, 1996 and the year ended June 30, 1996, the income that would have been recorded had the non-accrual loans other than the impaired loan mentioned above not been in a non-performing status totaled $23,000 and $36,000, respectively, compared to actual income recorded of $3,000 and $18,000, respectively.

         Current OTS regulations require each savings institution to classify its assets on a regular basis. Under such regulations, problem assets are to be classified as either (i) "substandard," (ii) "doubtful" or (iii) "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the same weaknesses as substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of existing facts, conditions and value. Assets classified as "Loss" are considered uncollectible and of such little value that their treatment as assets without the establishment of a specific reserve is unwarranted. The regulations also have a "special mention" category for assets which do not currently expose an association to a sufficient degree of risk to warrant classification, but which possess credit deficiencies or potential weaknesses deserving management's close attention.

         At December 31, 1996 and June 30, 1996, 1995 and 1994, the aggregate amounts of Montgomery's special mention and classified assets were as follows:


                                                                                                 June 30,
                                                           December 31,      -------------------------------------------
                                                               1996              1996              1995             1994
                                                               ----              ----              ----             ----
                                                                                 (Dollars in Thousands)
 Special mention............................                $   ---           $   671           $   401          $   274
Classified assets:
  Substandard...............................                    379               809               941              560
  Doubtful..................................                    ---               ---               ---              ---
  Loss......................................                    ---               ---               ---              ---
                                                            -------         ---------          --------         --------
      Total classified and special mention
        assets..............................                 $  379            $1,480            $1,342           $  834
                                                             ======            ======            ======           ======
Allowance for loan losses...................                 $  158            $  158            $  138           $  158
                                                             ======            ======            ======           ======


         Montgomery is required to establish general allowances for loan losses for assets classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, Montgomery must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. Federal examiners are authorized to classify an association's assets. If an association does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         The following tables set forth an analysis of Montgomery's allowances for loan losses for the periods indicated:


                                        Six Months Ended
                                           December 31,     Years Ended June 30,
                                        -----------------   -------------------
                                          1996      1995     1996   1995   1994
                                          ----      ----     ----   ----   ----
                                                      (Dollars in Thousands)
Balance of allowance at beginning of
  period...............................   $ 158     $ 138    $138   $158   $133
Add: Recoveries on loans previously
  charged off..........................     ---       ---     ---    ---    ---
Less: Charge-offs--residential real
  estate loans.........................     ---       ---     ---      5    ---
                                          -----     -----   -----  -----  -----
Net charge-offs........................     ---       ---     ---      5    ---
                                          -----     -----   -----  -----  -----
Provision (adjustment) for losses on
  loans................................     ---       (26)     20    (15)    25
                                          -----     -----   -----  -----   ----
Balance of allowance at end of period..   $ 158     $ 112    $158   $138   $158
                                          =====     =====    ====   ====   ====
Net charge-offs to total average loans
  outstanding for period...............     ---       ---     ---   0.01%   ---
Allowance at end of period to net loans
  receivable at end of period..........    0.19%     0.14%   0.20%  0.18%  0.22%
Non-performing assets to total assets..    0.40      1.00    0.92   1.08   0.70
Non-performing loans to total loans....    0.37      0.92    0.83   1.05   0.77
Allowance to non-performing loans......   50.32     15.38   23.90  16.89  28.21


                                                                                        June 30,
                                                           -------------------------------------------------------------------------
                                  December 31, 1996              1996                       1995                       1994
                                 -------------------       --------------------       -------------------       --------------------
                                          Percent of                Percent of                 Percent of                Percent of
                                           loans in                  loans in                   loans in                  loans in
                                             each                      each                       each                      each
                                          category to               category to                category to               category to
                                 Amount   total loans      Amount   total loans       Amount   total loans      Amount   total loans
                                 ------   -----------      ------   -----------       ------   -----------      ------   -----------
                                                                        (Dollars in Thousands)
Balance at end of period
 applicable to:
  Residential.................   $  48        86.13%       $  37        85.39%        $  40        84.04%        $            85.54%
 Nonresidential and land......       3         8.41          ---         9.31           ---        10.13           ---         8.35
  Construction loans..........     ---         1.71          ---         1.56           ---         1.71           ---         2.19
 Consumer loans...............      21         3.75           17         3.74            17         4.12            11         3.92
  Unallocated.................      86          ---          104          ---            81          ---           112          ---
                                 -----       ------        -----       ------         -----       ------         -----       ------
      Total...................   $ 158       100.00%       $ 158       100.00%        $ 138       100.00%        $ 158       100.00%
                                 =====       ======        =====       ======         =====       ======         =====       ======

Investment Activities

         OTS regulations require that Montgomery maintain a minimum amount of liquid assets, which may be invested in United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, deposits with the FHLB of Indianapolis, bankers' acceptances, and federal funds. Montgomery is also permitted to make investments in certain commercial paper, corporate debt securities and certain mutual funds, as well as other investments permitted by federal regulations. On July 1, 1994, Montgomery adopted SFAS No. 115. Montgomery considers all its investment and mortgage-backed securities to be available for sale and pursuant to the requirements of SFAS No. 115 these securities are reported at fair value. Prior to the adoption of SFAS No. 115 these securities were reported at amortized cost.

         The following tables set forth information regarding Montgomery's investment portfolio at the dates indicated.

                                                                                         June 30,
                                         December 31,       -----------------------------------------------------------------
                                            1996                    1996                   1995                  1994
                                    ---------------------   --------------------  ---------------------  --------------------
                                     Book            %       Book           %       Book           %        Book         %
                                     Value       of Total    Value      of Total    Value      of Total     Value    of Total
                                     -----       --------    -----      --------    -----      --------     -----    --------
                                                                     (Dollars in Thousands)
Interest-bearing deposits with
 banks.........................     $   100       100.00%   $   100      100.00%   $  100       100.00%   $   200     100.00%
                                    =======       ======    =======      ======    ======       ======    =======     ======
Investment securities:
  U.S. Treasury................    $    ---          ---%   $   ---         ---%   $  250        16.10%   $   250      10.46%
  Federal agencies.............         ---          ---        250       23.54       257        16.55        251      10.50
  Municipals...................          52         6.48         62        5.84        71         4.57         88       3.68
  Corporate obligations........         ---          ---        ---         ---       225        14.49        485      20.28
  Mortgage-backed securities...         ---          ---        ---         ---       ---          ---        707      29.57
                                   --------     --------   --------    --------  --------      -------   --------     ------
     Total investment securities         52         6.48        312       29.38       803        51.71      1,781      74.49

FHLB stock.....................         750        93.52        750       70.62       750        48.29        610      25.51
                                    -------       ------    -------      ------    ------      -------   --------     ------
      Total investment securities,
       mortgage-backed securities,
       and FHLB stock..........     $  802       100.00%    $1,062      100.00%   $1,553       100.00%    $2,391     100.00%
                                    ======       ======     ======      ======    ======       ======     ======     ======

         The composition and maturities of the available for sale securities portfolio at December 31, 1996, excluding FHLB of Indianapolis stock, are indicated in the following table.

                                                                        December 31, 1996
                                      ------------------------------------------------------------------------------------
                                       Less Than       1 to 5         5 to 10       Over 10
                                        1 Year          Years          Years         Years     Total Investment Securities
                                        ------          -----          -----         -----     ---------------------------
                                      Book Value     Book Value     Book Value    Book Value     Book Value   Fair Value
                                      ----------     ----------     ----------    ----------     ----------   ----------
                                                                     (Dollars in Thousands)
Municipals..........................       ---           $ 52            ---           ---          $  52         $  52
                                        ------           ----          -----         -----          -----         -----
   Total investment securities......       ---           $ 52            ---           ---          $  52         $  52
                                        ======           ====          =====         =====          =====         =====
Weighted average yield..............                     7.00%                                       7.00%

Deposits and Borrowings

         General. Deposits have traditionally been the primary source of Montgomery's funds for use in lending and other investment activities. In addition to deposits, Montgomery derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Borrowings from the FHLB of Indianapolis are used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

         Deposits. Deposits are attracted principally from within Montgomery's primary market area through the offering of a selection of deposit instruments, including NOW accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established on a periodic basis by Montgomery's chief executive officer, subject to review by the Board of Directors, based on Montgomery's liquidity requirements, growth goals and interest rates paid by competitors. Montgomery does not use brokers to attract deposits.

         Montgomery's deposits as of December 31, 1996 were represented by the various types of savings programs described below:

  Weighted
   Average                                                                                  Balance          Percent
  Interest        Term                                              Minimum               December 31,       of Total
    Rate         (Months)                Category                   Amount                    1996           Deposits
------------- ------------- -----------------------------------  ------------          ----------------     ----------
                                                                                        (In Thousands)
    2.91%                          NOW accounts                       N/A                   $ 3,091            4.27%
    3.74                           Regular savings                    N/A                     4,289            5.93
    3.80                           Money market demand accounts       N/A                     7,719           10.67
     ---                           Demand accounts                    N/A                       465            0.64
                                                                                           --------         -------
                                                                                             15,564           21.51
                                                                                           --------         -------
    5.71           18              IRA fixed rate and term            500                     2,068            2.86
    5.36           30              IRA fixed rate and term            500                        88            0.12
    4.11            3              Fixed rate and term                N/A                       144            0.20
    5.01            6              Fixed rate and term                N/A                     4,018            5.56
    5.54           12              Fixed rate and term                N/A                    11,107           15.35
    5.98           18              Fixed rate and term                N/A                     8,447           11.68
    6.10           24              Fixed rate and term                N/A                     4,111            5.68
    6.12           30              Fixed rate and term                N/A                     3,699            5.11
    6.15           36              Fixed rate and term                N/A                     3,331            4.61
    6.34           48              Fixed rate and term                N/A                     2,032            2.81
    6.24           60              Fixed rate and term                N/A                    10,916           15.09
    6.26            3              Fixed rate and term                N/A                       364            0.50
    5.49        Various            Public funds                       N/A                     6,454            8.92
                                                                                           --------         -------
                                                                                             56,779           78.49
                                                                                           --------         -------
                                                                                            $72,343          100.00%
                                                                                            =======         =======

         The following table presents the certificates of deposit in Montgomery classified by rates at the dates indicated:


                                                                      June 30,
                                December 31,   -------------------------------------------------
                                   1996               1996               1995               1994
                                   ----               ----               ----               ----
                                                        (In Thousands)

4.00% and below..............     $    65            $   136            $   469            $14,773
4.01 to 6.00%................      34,763             31,059             21,451             24,377
6.01 to 8.00%................      21,944             23,323             31,333              5,169
8.01 to 10.00%...............           7                 17                219              1,022
                                  -------            -------            -------            -------
                                  $56,779            $54,535            $53,472            $45,341
                                  =======            =======            =======            =======

         The  following   table  presents  the  amount  and  maturities  of  the
certificates of deposit at December 31, 1996:

                                                               Two To                                                    Percent of
                                 Less Than      One To          Three       Three To                                       Total
                                  One Year     Two Years        Years      Four Years    Thereafter       Total         Certificates
                                  --------     ---------        -----      ----------    ----------       -----         ------------
                                                                 (Dollars in Thousands)
Certificate maturities
  at December 31, 1996:
  4.00% and below..........      $     65     $     ---      $    ---      $    ---      $    ---      $     65             0.11%
  4.01 to 6.00%............        24,830         6,653         2,337           221           722        34,763            61.23
  6.01 to 8.00%............         6,286        11,601         1,733         1,827           497        21,944            38.65
  8.01 to 10.00%...........           ---           ---             7           ---           ---             7             0.01
                               ----------    ----------      --------      --------     ---------     ---------          -------
                                  $31,181       $18,254        $4,077        $2,048        $1,219       $56,779           100.00%
                                  =======       =======        ======        ======        ======       =======           ======

         The following table presents the amount of Montgomery's certificates of deposit of $100,000 or more by the time remaining until maturity as of December 31, 1996 (in thousands):

Three months or less                                         $ 9,229
Four through six months                                        2,194
Seven through twelve months                                    1,243
Over twelve months                                             2,929
                                                             -------
TOTAL                                                        $15,595

         The following table presents the change in dollar amount of deposit accounts by savings type for the six months ended December 31, 1996 and the years ended June 30, 1996, 1995 and 1994.

                                                                                               June 30,
                                   December 31,               ----------------------------------------------------------------------
                                       1996                                   1996                              1995
                         -----------------------------------  ------------------------------------ ---------------------------------
                                                  Increase                              Increase                            Increase
                                       Percent of    or                     Percent of     or                 Percent of       or
                            Amount        Total   Decrease      Amount         Total    Decrease     Amount      Total      Decrease
                            ------        -----   --------      ------         -----    --------     ------      -----      --------
                                                               (Dollars in Thousands)
Demand accounts..........  $   465         0.64%   $ (148)     $   613          0.88%   $  130     $    483      0.71%   $    268
NOW accounts.............    3,091         4.27       513        2,578          3.70       569        2,009      2.94         387
Regular savings..........    4,289         5.93      (659)       4,948          7.10       (87)       5,035      7.37         (48)
Money market demand
 accounts................    7,719        10.67       684        7,035         10.09      (252)       7,287     10.67      (2,798)
Certificate of deposit...   56,779        78.49     2,244       54,535         78.23     1,063       53,472     78.31       8,131
                           -------       ------    ------      -------        ------    ------      -------    ------    --------

     Total...............  $72,343       100.00%   $2,634      $69,709        100.00%    1,423      $68,286    100.00%     $5,940
                           =======       ======    ======      =======        ======     =====      =======    ======      ======

                                   June 30,
                                     1994
                           -------------------------
                                          Percent of
                              Amount         Total
                              ------         -----
                              (Dollars in Thousands)

Demand accounts..........   $    215          0.34%
NOW accounts.............      1,622          2.60
Regular savings..........      5,083          8.15
Money market demand
 accounts................     10,085         16.18
Certificate of deposit...     45,341         72.73
                            --------        ------
     Total...............    $62,346        100.00%
                             =======        ======

         The following table sets forth the savings activities of Montgomery for the periods indicated:

                                                    Six Months Ended
                                                       December 31,                         Years Ended June 30,
                                                   -----------------------        ----------------------------------------
                                                      1996           1995           1996            1995             1994
                                                      ----           ----           ----            ----             ----
                                                                         (Dollars in Thousands)

Balance, beginning of period................        $69,709        $68,286        $68,286         $62,346          $64,681
                                                    -------        -------        -------         -------          -------
Net (decrease) increase before
 interest credited..........................            825         (2,291)        (2,429)          2,896           (5,206)
Interest credited...........................          1,809          1,797          3,852           3,044            2,871
                                                   --------       --------       --------        --------         --------
    Net increase in deposits................          2,634           (494)         1,423           5,940           (2,335)
                                                   --------      ----------      --------        --------         --------
Balance, end of period......................        $72,343        $67,792        $69,709         $68,286          $62,346
                                                    =======        =======        =======         =======          =======

         Deposit flows historically have been related to general economic conditions. To resist these historical trends, Montgomery, as well as the thrift industry as a whole, has increasingly relied on short-term certificate accounts and other deposit alternatives that are more responsive to market conditions than passbook accounts and long-term certificates. This greater variety of deposit accounts has allowed Montgomery to be more competitive in obtaining funds. At the same time, however, these sources of funds can be more costly than traditional sources. In addition, Montgomery at times has become increasingly subject to short-term fluctuations in deposit flows as customers have become more interest-rate conscious. The ability of Montgomery to attract and maintain savings deposits and Montgomery's cost of funds have been, and will continue to be, significantly affected by money market conditions. Montgomery continues to rely upon its core deposits to support its operations.

         Borrowings. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions.

         As a member in good standing of the FHLB of Indianapolis, Montgomery is authorized to apply for advances from the FHLB of Indianapolis, provided certain standards of creditworthiness have been met. Advances are made pursuant to several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's regulatory capital or on the FHLB's assessment of the institution's creditworthiness. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). If a savings institution meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If a savings institution does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At December 31, 1996, Montgomery was in compliance with the QTL Test.

         The following table sets forth the maximum amount of Montgomery's FHLB advances during the six months ended December 31, 1996 and the years ended June 30, 1996, 1995, and 1994, along with the ending balances of FHLB advances outstanding at the end of each such period:


                                                       Six Months Ended
                                                          December 31,                     Years Ended June 30,
                                                   ------------------------     ----------------------------------------
                                                     1996            1995           1996            1995           1994
                                                     ----            ----           ----            ----           ----
                                                                       (Dollars in Thousands)
Maximum balance outstanding
 at any month end..........................        $12,000         $13,000        $10,500         $13,000         $9,000

Period end balance.........................         11,928           9,000          8,000          10,500          9,000

Weighted average interest rate
 of FHLB advances at period
 end.......................................          6.04%           5.93%          5.76%           6.82%          4.63%

Market Area and Competition

         The Association's market area consists of Montgomery, Fountain, and Warren Counties, Indiana. The home office of the Association is located in Crawfordsville, Montgomery County, Indiana. The Association has branch offices in Fountain and Warren Counties. The Association's market area is characterized by a lower growth rate in population, moderately lower than average levels of household income, much lower housing values and a moderately lower unemployment level. The market area's strongest employment categories are manufacturing, services and wholesale/retail trade with a lower level of residents employed in the agriculture and mining industry category. The major employers in the Association's market area are: R. R. Donnelley & Sons (3,100 employees), Raybesto Products (802 employees), Hi-Tek Lithonia Light (550 employees), NUCOR Steel (466 employees), H-C Industries (417 employees), ATAPCO (Crawfordsville) (332 employees), Mid- States (283 employees), Heritage Products (265 employees) and Pace Dairy Foods (250 employees).

         Montgomery competes for deposits with other savings institutions, commercial banks and credit unions in its market area. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Montgomery competes with other savings institutions, commercial banks, consumer finance companies, credit unions, leasing companies and other lenders. Montgomery competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

         On June 30, 1996 (the latest date for which data is available), there were approximately 13 different commercial banks and savings institutions which had a total of 36 offices in

Montgomery, Fountain, and Warren counties. According to information provided by the FDIC, these institutions held approximately $756.9 million in deposits in those 36 banking offices. Montgomery held approximately 9.2% of those deposits. Similar information is not readily available for loans.

         The number and size of financial institutions competing with Montgomery may increase as a result of changes in federal statutes and regulations. Such increased competition may have an adverse effect upon Montgomery.

MSA SERVICE CORPORATION

         MSA, a real estate management company, is wholly owned by Montgomery. MSA owns a residential complex, comprised of an 8-unit apartment and an adjacent single-family resident, which is currently being converted to condominiums.


         At December 31, 1996, MSA had total assets of $465,000, liabilities of $42,000, and net worth of $423,000. MSA had net income of $27,000 and net loss of $4,000 for the six months ended December 31, 1996 and the year ended June 30, 1996, respectively.


Personnel

         At December 31, 1996, Montgomery had only 27 full-time equivalent employees. Montgomery believes that relations with its employees are good. Montgomery offers life, health, and disability insurance benefits and a 401 (k) retirement plan. None of the employees of Montgomery is represented by a collective bargaining unit.

Properties

         Montgomery conducts its business from four offices, consisting of its main office at 119 East Main Street in Crawfordsville, its Mill Street office at 816 South Mill Street in Crawfordsville, its Covington office at 417 Liberty Street in Covington and its Williamsport office at 118 North Monroe Street in Williamsport. The main office, which is owned by Montgomery, has approximately 16,000 square feet, including the basement, all of which is used for business and operations. The Mill Street office also owned by Montgomery, was opened in March 1995, to offer Montgomery's first office with drive-up facilities. The building, containing approximately 3,200 square feet, is located in a low to intermediate income area.

         Montgomery occupies approximately 1,700 square feet of this building with the remainder being leased to an unaffiliated business. The Williamsport office, owned by Montgomery, has 2,300 square feet of office space and an additional 1,800 square feet of storage space on the second floor. The Covington office is leased from an independent lessor and contains approximately 1,600 square feet of office space, all but one office of which is used by Montgomery. Montgomery also owns two buildings adjacent to its main office for future expansion, both of which are leased to unaffiliated businesses. The net book value of the buildings, furniture, fixtures and various bookkeeping, accounting and data processing equipment was $1.6 million at December 31, 1996. See the Notes to Consolidated Financial for additional information.

Legal Proceedings

         From time to time, Montgomery is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans. Montgomery is not aware of any potential litigation.


                                   REGULATION

General

         Montgomery is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Montgomery is subject to broad federal regulation and oversight extending to all its operations. Montgomery is a member of the FHLB of Indianapolis and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Montgomery, the Company also is subject to federal regulation and oversight. The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings associations. Montgomery is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of Montgomery are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Montgomery.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Montgomery is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of Montgomery was as of September 30, 1996. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. The Association's OTS assessment for the fiscal year ended June 30, 1996, was $28,610.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Montgomery and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Association is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Montgomery is in compliance with the noted restrictions.

         Montgomery's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 1996, the Association's lending limit under this restriction was $1.4 million. Assuming the sale of the minimum number of shares in the Conversion at December 31, 1996, that limit would be increased to $2.5 million. Montgomery is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         Montgomery is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and

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a  risk-based  capital  ratio of at least 10%) and  considered  healthy  pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. The Association's special assessment, which was $428,000, was paid in November 1996, but accrued as of September 30, 1996. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to
1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

Regulatory Capital Requirements

         Federally insured savings associations, such as Montgomery, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 1996, the Association did not have any intangible assets.

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

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. Montgomery does not have any subsidiaries.


         At December 31, 1996, Montgomery had tangible capital of $8.7 million, or 9.2% of total assets, which is approximately $7.3 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Montgomery would have had tangible capital equal to 11.4%, 11.8% and 12.2%, respectively, of adjusted total assets at December 31, 1996, which is $9.5 million, $10.0 million and $10.4 million, respectively, above the requirement.


         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 1996, Montgomery had no intangibles which were subject to these tests.


         At December 31, 1996, Montgomery had core capital equal to $8.7 million, or 9.2% of adjusted total assets, which is $5.9 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Montgomery would have had core capital equal to 11.4%, 11.8% and 12.2%, respectively, of adjusted total assets at December 31, 1996, which is $8.1 million, $8.5 million and $8.9 million, respectively, above the requirement.


          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1996, Montgomery had $158,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

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

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12%, such as the Association, is exempt from this requirement unless the OTS determines otherwise.


         On December 31, 1996, Montgomery had total capital of $7.6 million (including $8.7 million in core capital, $158,000 in qualifying supplementary capital and less $1.2 million in real estate held for investment) and risk-weighted assets of $56.6 million; or total capital of 13.5% of risk-weighted assets. This amount was $3.1 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Association of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, Montgomery would have had total capital of 17.4%, 18.2% and 18.9%, respectively, of risk-weighted assets, which is above the current 8% requirement by $5.4 million, $5.8 million and $6.2 million, respectively.


         Prompt Corrective Action. The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

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

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Association may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and "-- Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Reorganization".

         The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "--Regulatory Capital Requirements."

         Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their current capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of

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the calendar year, or the amount authorized for a Tier 2 association. However, a
Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Association meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

         Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. See "- Regulatory Capital Requirements."

Liquidity

         All savings associations, including Montgomery, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Montgomery includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At December 31, 1996, the Association was in compliance with both requirements, with an overall liquid asset ratio of 7.73% and a short-term liquid assets ratio of 7.73%.

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. The Association is in compliance with these amended rules.

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         The OTS has adopted an amendment to its accounting  regulations,  which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

         All savings associations, including Montgomery, are required to meet a QTL test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code"). Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 1996, the Association met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Montgomery, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Montgomery. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

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

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association may be required to devote additional funds for investment and lending in its local community. The Association was examined for CRA compliance in 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Montgomery include the Company and any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Company Regulation

         The Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than Montgomery or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Montgomery fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities

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authorized  for a bank holding  company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Company will be registered with the Securities and Exchange Commission ("SEC") under the Exchange Act. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 1996, Montgomery was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         Montgomery is a member of the FHLB of Indianapolis, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.


         As a member, Montgomery is required to purchase and maintain stock in the FHLB of Indianapolis. At December 31, 1996, Montgomery had $750,000 in FHLB stock, which was in compliance with this requirement. In past years, Montgomery has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 8.35% and were 7.21% for calendar year 1996.


         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Montgomery's FHLB stock may result in a corresponding reduction in Montgomery's capital.

         For the year ended June 30, 1996, dividends paid by the FHLB of Indianapolis to Montgomery totaled $56,000, which constitutes a $6,000 increase over the amount of dividends received in fiscal year 1995. The $30,000 dividend for the six months ended December 31, 1996 reflects an annualized rate of 8.00%, or 0.53% above the rate for fiscal 1996.

Federal and State Taxation

         Federal Taxation. Savings associations such as the Association that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code, are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         Since 1987, the percentage of specially-computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction). Under changes in federal tax law enacted in August 1996, the percentage bad debt deduction has been eliminated for tax years beginning after December 31, 1995. Accordingly, this method will not be available to the Association for its tax years ending June 30, 1997 and thereafter.

         Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for qualifying real property loans to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for non-qualifying loans equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Through June 30, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Association.

         The federal tax legislation enacted in August 1996 also imposes a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Association, the base-year reserves are the balances as of June 30, 1988. Recapture of the excess reserves will occur over a six-year period which could begin for the Association as early as the tax year ending June 30, 1997 (commencement of the recapture period may be delayed, however, for up to two years provided the Association meets certain residential lending requirements). This delay of the recapture is not available to the Association if it converts to a national bank. The Association previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

         Also, under the August 1996 legislation, the Association's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Association pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Association has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

         In addition to the regular income tax, corporations, including savings associations such as the Association, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Association, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         The Association files federal income tax returns on a fiscal year basis using the accrual method of accounting.

         The Association has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Association.

         Indiana Taxation. For its taxable period beginning January 1, 1990, the Association became subject to Indiana's new Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by
Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications, the most notable of which is the required addback of interest that is tax-free for federal income tax purposes. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes. The Association's state income tax returns have not been audited in recent years.


                            MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The Board of Directors of the Company consists of Earl F. Elliott, J. Lee Walden, John E. Woodward, Mark E. Foster, Joseph M. Malott, C. Rex Henthorn and Robert C. Wright, all of whom are current members of the Board of Directors of the Association. See "Management of the Association - Directors." Each Director of the Company has served as such since the Company's incorporation in 1997. Directors of the Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Company are the same as their terms as directors of the Association. The Company does not intend to pay directors a fee for participation on the Board of Directors of the Company.

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Company are also executive officers of the Association. It is not anticipated that the executive officers of the Company will receive any remuneration in their capacity as Company executive officers. For information regarding compensation of directors and executive officers of the Association, see "Management of the Association - Meetings and Committees of the Board of Directors" and "- Executive Compensation."

Indemnification

         The Articles of Incorporation of the Company provides that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by the corporate law of the State of Indiana against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Company. Indiana law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct was unlawful.

         The Articles of Incorporation and Indiana law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Articles of Incorporation, Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third party claims.

         In addition, the Articles of Incorporation and Indiana law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the Indiana corporate law. The Company intends to obtain such insurance.


                          MANAGEMENT OF THE ASSOCIATION

Directors

         The Board of Directors of the Association currently consists of seven directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of members. Because the Company will own all of the issued and outstanding shares of capital stock of the Association after the Conversion, the Company, through its directors, will elect the directors of the Association.

         The following table sets forth certain information regarding the directors of the Association.

                                              Position(s) Held                             Director        Term
                                             With the Association                Age(1)      Since        Expires
                                             --------------------                ------      -----        -------
Earl F. Elliott                            Chairman of the Board and               63        1973          1997
                                            Chief Executive Officer
Mark E. Foster                             Director                                44        1990          1997
Robert C. Wright                           Director                                52        1996          1997
Joseph M. Malott                           Director                                59        1978          1998
J. Lee Walden                              Director, President and Chief           48        1995          1998
                                            Financial Officer
John E. Woodward                           Director                                68        1975          1999
C. Rex Henthorn                            Director                                59        1981          1999
-------------------
(1)  At December 31, 1996.

         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

Earl F. Elliott. Mr. Elliott is the Chairman of the Board of Directors and Chief Executive Officer of the Association. Mr. Elliott first joined the Association in 1973.

Mark E. Foster. Mr. Foster is the General Manager of a retail farm equipment and automobile dealership located in Montgomery County, Indiana, a position he has held since 1983.

Robert C. Wright. Mr. Wright is the owner and manager of a restaurant located in Montgomery County, Indiana, a position he has held since 1975.

Joseph M. Malott. For the past five years, Mr. Malott has been self-employed as a consultant to financial institutions.

J. Lee Walden. Mr. Walden is currently the Association's President and Chief Financial Officer. Mr Walden first joined the Association in 1984.

John E. Woodward. Mr. Woodward is the President of a collection agency and credit reporting bureau located in Montgomery County, Indiana, a position he has held since 1959.


C. Rex Henthorn. Since 1963, Mr. Henthorn has practiced law in the State of Indiana.


Executive Officers

         The following table sets forth certain information relating to the executive officers of Montgomery as of December 31, 1996.

     Name                Age-            Offices Held
     ----                ----            ------------
Earl F. Elliott           63      Chairman of the Board and Chief
                                   Executive Officer

J. Lee Walden             48      President & Chief Financial Officer

Nancy L. McCormick        41      Senior Vice President and Secretary


Executive Officer Who Is Not A Director

Nancy L. McCormick, age 41, is the Association's Senior Vice President and Secretary. Ms. McCormick first joined the Association in 1983 and was appointed Secretary in 1984. Ms. McCormick is the custodian of the Association's records and assists the Chief Executive Officer in various management duties.

         Officers are elected annually by the Board of Directors and serve for a one-year period and until their successors are elected. No officers have employment contracts. There are no family relationships between or among the persons named. Each of the officers has held the same or similar position with Montgomery for the past five years.

Meetings and Committees of the Board of Directors

         The Company. The Company's Board of Directors intends to meet on a monthly basis. Since the Company was not established in 1996, no meetings were held. The Company does not intend to pay directors a fee.

         The Association. The Association's Board of Directors meets monthly. Additional special meetings may be called by the Chief Executive Officer or the Board of Directors. The Board of Directors met 13 times during the year ended June 30, 1996. During fiscal year 1996, no director of the Association attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. Directors receive an annual stipend of $4,800 plus $200 for each meeting of the Board of Directors attended. In addition, Directors receive $100 for attendance at committee meetings lasting one hour or less and $200 per committee meeting lasting over one hour (except that Messrs. Elliott and Walden receive no fees for attending committee meetings held during their normal working hours). The Association has standing Audit, Nominating and Compensation Committees.

         The members of the Audit Committee are Messrs. Woodward, Malott, Henthorn, and Foster. This Committee is responsible for developing and monitoring Montgomery's audit program. The Committee selects Montgomery's outside auditor and meets with him to discuss the results of the annual audit and any related matters. The members of the Committee also receive and review all the reports and findings and other information presented to them by Montgomery's officers regarding financial reporting policies and practices. Two members of the

Committee meet to audit all cash items and teller cash and reconcile such items to the general ledger. The Audit Committee met three times during fiscal 1996.

         The entire Board of Directors acts as the Nominating Committee. The Board as Nominating Committee makes nominations for director candidates for election to the Board of Directors but has no procedures or plans for considering nominees recommended by shareholders. The Board as Nominating Committee did not meet during fiscal 1996; however, it did meet in July of 1996 to nominate the two persons standing for election identified above.

         The members of the Compensation Committee are Messrs. Malott, Foster, Elliott and Walden. The Compensation Committee reviews and approves all salaries for officers and employees of Montgomery. The Compensation Committee met three times during fiscal 1996.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Association's and Company's Chief Executive Officer. No other executive officer of the Company had aggregate cash compensation exceeding $100,000.

                                  Summary Compensation Table

                                                           Annual
                                                        Compensation                   All Other
     Name and Principal Position        Year        Salary($)    Bonus($)            Compensation($)
     ---------------------------        ----        ---------    --------            ---------------
Earl F. Elliott,  Chairman and          1996         $86,250      $  500               $34,039(1)
 Chief Executive Officer                1995          82,500       5,000                33,800(2)
                                        1994          77,500       7,000                32,475(3)
----------

(1) Represents $8,000 in Directors and committee fees, a contribution by Montgomery of $6,039 pursuant to its 401(k) plan, and $20,000 of deferred compensation payable to Mr. Elliott upon his retirement.

(2) Represents $7,675 in Directors and committee fees, a contribution by Montgomery of $6,125 pursuant to its 401(k) plan, and $20,000 of deferred compensation payable to Mr. Elliott upon his retirement.

(3) Represents $7,050 in Directors and committee fees, a contribution by Montgomery of $5,425 pursuant to its 401(k) plan, and $20,000 of deferred compensation payable to Mr. Elliott upon his retirement.

Supplemental Retirement Benefit

         The Association provides for a Supplemental Retirement Benefit to Mr. Elliott. The Benefit consists of life insurance on Mr. Elliott's life equal in amount to twice his annual salary in the event of his death prior to retirement. In addition, the Association has agreed to pay Mr.

Elliott a cash retirement payment, payable either in a lump sum within 30 days after his date of retirement or, at his election, in equal annual installments of not less than $20,000 over such period of time as he shall elect, in an amount determined pursuant to the following table:

      Retirement Date
       Occurs After               Amount of Cash
      December 31 of:           Retirement Payment
--------------------------- ----------------------
            1994                    $ 40,000
            1995                      60,000
            1996                      80,000
            1997                     100,000

As a condition to his receiving the above-indicated cash retirement payments, Mr. Elliott will be required to enter into a written consulting agreement with the Association obligating him, during the remainder of his lifetime but subject to such limitation as his physical condition might impose, to render such reasonable business consulting and advisory services to the Association as the Board might request, and further obligating him not to enter into or engage in any activity or enterprise that would directly or indirectly involve substantial competition with the Association.

Benefit Plans

        General. Montgomery currently provides health care benefits to its employees, including hospitalization, disability and major medical insurance, subject to certain deductibles and copayments by employees.

        Incentive Bonus Plan. The Association has an incentive bonus plan which provides for annual cash bonuses to certain officers as a means of recognizing achievement on the part of such employees. The bonuses are determined based on a combination of Montgomery's and the individual employee's performance during the year. The Association's bonus expense was $13,000 for the fiscal year ended June 30, 1996.

        401(k) Plan. The Association established a qualified, tax-exempt retirement plan with a "cash-or-deferred arrangement" qualifying under Section 401(k) of the Code (the "401(k) Plan"). With certain exceptions, all employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) Plan as of the earlier of the first day of the plan year or the next July 1 or January 1. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) Plan on a pre-tax basis, up to a maximum of $9,500. The Association matches 100% of the first 7% of each participant's salary reduction contribution to the 401(k) Plan.


        Participant contributions to the 401(k) Plan are fully and immediately vested. Withdrawals are not permitted before age 59-1/2 except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant's accounts will be distributed, unless he or she elects to defer the payment.

        The 401(k) Plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries. The Association's accrued expense for the Plan was $23,000 for the six months ended December 31, 1996 and $45,000 for year ended June 30, 1996.

        Employee Stock Ownership Plan. The Boards of Directors of Montgomery and the Company have approved the adoption of an ESOP for the benefit of employees of the Company and its subsidiaries, including Montgomery. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at
Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The ESOP may borrow in order to finance purchases of the Company's Common Stock.

        It is anticipated that the ESOP will be funded with a loan from the Company (not to exceed an amount equal to 8% of the total number of shares of Common Stock to be outstanding upon completion of the Conversion and Reorganization). The interest rate of the ESOP loan will be equal to the prime rate of interest on the date the loan is made.

        GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Company or the Association. The funds used to acquire the ESOP shares are expected to be borrowed from the Company. If the Company finances the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Company's consolidated financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already- issued shares in the open market, the Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

        All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service. Employees will be credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compen sation. Each participant's account will be credited with cash and shares of Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account are vested on a graduated basis and become fully vested when such participant completes ten years of service. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

        Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Company or Montgomery.

        The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

        Other Stock Benefit Plans. The Company intends to adopt certain stock benefit plans following consummation of the Conversion and Reorganization. Moreover, existing stock benefit plans of the Association, consisting of the 1995 Stock Incentive Plan, 1995 Directors' Stock Option Plan and the Management Recognition Plan, will be assumed by the Company in connection with the Conversion and Reorganization, with the effect that shares of Common Stock will be issuable pursuant thereto and not shares of Association Common Stock.

        1997 Stock Option Plan. The Board of Directors of the Company intends to adopt the 1997 Stock Option Plan (the "1997 Plan") and may submit the 1997 Plan to stockholders at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion and Reorganization.

        The 1997 Plan is designed to attract and retain qualified personnel key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. Options granted under the 1997 Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the 1997 Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants will be made in consideration of past and future services rendered to the Association, and in an amount deemed appropriate to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Association.

        The 1997 Plan provides for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

        Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Company has no present intention to grant any SARs or Limited SARs.

        The 1997 Plan will be administered by the Company's Stock Plan Committee which will consist of at least two non-employee directors. The Stock Plan Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan. Assuming the 1997 Plan is submitted to stockholders prior to one year following the consummation of the Conversion and Reorganization, OTS regulations limit the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan. In addition, all options would be required to vest in five equal annual installments, commencing one year from the date of grant, subject to the continued service of the holder of such option.

         The 1997 Plan is intended to be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the 1997 Plan could dilute the holdings of stockholders who purchase Conversion Stock in the Offerings. See "Pro Forma Data."

        1997 Recognition Plan. The Company intends to establish the 1997 Recognition Plan in order to provide employees with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company and the Association. The 1997 Recognition Plan may be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion and Reorganization. The Company will contribute funds to the 1997 Recognition Plan to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Company's future stock price, alternative investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Common Stock to be outstanding upon consummation of the Conversion and Reorganization, less the number of shares in the Management Recognition Plan.

        The Stock Plan Committee of the Board of Directors of the Company will administer the proposed 1997 Recognition Plan. Under the terms of the proposed 1997 Recognition Plan, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the 1997 Recognition Plan. Awards are non-transferable and non-assignable. In the event the 1997 Recognition Plan is submitted to a vote of stockholders prior to one year following consummation of the Conversion and Reorganization, OTS regulations limit the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

        Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award. Awards made pursuant to the 1997 Recognition Plan will vest in five equal annual installments commencing one year from the date of grant. Awards will be 100% vested upon termination of employment due to death or disability. In addition, no awards under the 1997 Recognition Plan to directors and executive officers shall vest in any year in which the Association is not meeting all of its fully phased-in capital requirements. When shares become vested and are actually distributed in accordance with the 1997 Recognition Plan, but in no event prior to such time, the participants will also receive amounts equal to any accrued dividends with respect thereto. Earned shares are distributed to recipients as soon as practicable following the date on which they are earned. No determination has been made regarding any possible grants under the 1997 Recognition Plan.

        Employment Agreements. The Association intends to enter into employment agreements with Chief Executive Officer Elliott and President Walden providing for an initial term of three years. The agreements have been filed with the OTS as part of the application of the Company for approval to become a savings and loan holding company. The employment agreements become effective upon completion of the Conversion and Reorganization and provide for an annual base salary in an amount not less than each individual's respective current salary and provide for an annual extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Association. The agreements also provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days's notice of the Association.

        The employment agreements each provide for payment in an amount equal to 299% of the five-year annual average base compensation, in the event a "change in control" of the Association where employment involuntarily terminates in connection with such change in control or within twelve months thereafter. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4. Such events are generally triggered prior to the acquisition or control of 10% of the Company's Common Stock. If the employment of Chief Executive Officer Elliott or President Walden had been terminated as of December 31, 1996 under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump such cash payment of approximately $________ and $______, respectively. The agreements also provide for the continued payment to each employee of health benefits for the remainder of the term of their contract in the event such individual is involuntarily terminated in the event of change in control.

Certain Transactions

        The Association has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. Under the Association's current policy, all such loans to directors and senior officers are required to be made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility. However, prior to August 1989, the Association waived loan origination fees on loans to directors and employees. Montgomery has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, officers, and their associates. These transactions have been on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.


        From time to time Montgomery has paid fees to Henthorn, Harris & Taylor, P.C., a law firm in which Director Henthorn is a principal, for legal services performed for Montgomery. During the year ended June 30, 1996, Montgomery paid fees totalling $6,441 to such law firm for services provided to Montgomery. In addition, Henthron, Harris & Taylor, P.C. provides legal services from time to time in connection with loans made by Montgomery, for which services such law firm is compensated by the borrowers.

        At December 31, 1996, the Association's loans to directors, officers and employees totalled approximately $1,189,000 or 7.8%, 7.3%, 6.8% and 6.3% of pro forma stockholders' equity based on the sale of the dollar amount of shares aggregating the minimum, midpoint, maximum and 15% above the Offering Price Range, respectively.


                      BENEFICIAL OWNERSHIP OF CAPITAL STOCK

Beneficial Ownership of Association Common Stock

        The following table includes, as of December 31, 1996, certain information as to the Association's Common Stock beneficially owned by (1) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Association to be the beneficial owner of more than 5% of the issued and outstanding Association Common Stock, (ii) the directors of the Association, (iii) certain executive officers of the Association, and (iv) all directors and executive officers of the Association as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion and Reorganization, see "The Conversion and Reorganization Proposed Subscriptions by Directors and Executive Officers."

                                       Amount and Nature
            Name of Beneficial           of Beneficial            Percent of
            Owner or Number of          Ownership as of           Association
             Persons in Group       December 31, 1996(1)(2)      Common Stock
             ----------------       -----------------------      ------------
Montgomery Mutual Holding                  600,000                 70.58%(3)
 Company
119 East Main Street
Crawfordsville, Indiana

Directors:
Earl F. Elliott                              5,000                     *
Mark E. Foster                               1,100                     *
C. Rex Henthorn                              5,000                     *
Joseph M. Malott                             5,000                     *
J. Lee Walden                                2,500                     *
John E. Woodward                             5,000                     *
Robert Wright                                  100                     *

Executive Officers:
Nancy L. McCormick                           5,000                     *

All directors and executive                 28,700                    3.4
officers as a group (8 persons)

------------
*       Represent less than 1% of the outstanding Association's Common Stock.

(1) Based upon filing made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of the Association's Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of the Association's Common Stock which may be acquired within 60 days of December 31, 1996 pursuant to the exercise of outstanding stock options. Shares of the Association's Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Association's Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of the Association's Common Stock owned by any other person or group.

(3) The members of the Board of Directors of the Association also constitute the members of the Board of Directors of the Mutual Holding Company and in such capacity direct the voting of Mutual Holding Company owned shares. The shares of the Association's Common Stock owned by the Mutual Holding Company are to be cancelled in connection with the Conversion and Reorganization.

Proposed Subscriptions by Directors and Executive Officers


        The following table sets forth, for each of the Company's directors and for all of the directors and executive officers as a group, (1) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of Association Common Stock as of December 31, 1996, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 897,375 shares of Conversion Stock are sold, which is the midpoint of the Offering Price Range.


                                                            Proposed Purchase of                Total Common Stock
                                                              Conversion Stock                      to be Held
                                                      ---------------------------------  ---------------------------------
                                     Number of
                                     Exchange
                                     Shares to
                                     be Held                                Number            Number         Percentage
Name                                 (1)(2)(3)                  Amount     of Shares        of Shares         of Total
------------------------------------ ---------------- ----------------  ---------------  ---------------- ----------------
Earl F. Elliott                                 8,896                                         8,896             0.71%
Mark E. Foster                                  1,423                                         1,423             0.11
C. Rex Henthorn                                 6,470          $60,300       6,030           12,500             1.00
Joseph M. Malott                                6,470                                         6,470             0.52
J. Lee Walden                                   5,176                                         5,176             0.41
John E. Woodward                                6,470                                         6,470             0.52
Robert Wright                                     129           50,000       5,000            5,129             0.41
Nancy L. McCormick                              7,925                                         7,925             0.32
All directors and executive
officers as a group (8 persons)                42,959                                        53,989             4.32

------------
(1) Excludes shares which may be received upon the exercise of outstanding stock option. Based upon the Exchange Ratio of 1.4105 Exchange Shares for each Public Association Shares at the midpoint of the Offering Price Range, the persons named in the table would have options to purchase Common Stock as follows: Mr. Elliott, 1,963 shares; Mr. Foster, 1,455 shares; Mr. Henthorn, 1,455 shares; Mr. Malott, 1,455 shares; Mr. Walden, 1,021 shares; Mr. Woodward, 1,455 shares; Mr. Wright, 1,455 shares; and all directors and executive officers as a group, 11,358 shares.

(2) Includes shares awarded under the 1995 Recognition Plan, based upon the above Exchange Ratio, in the following amounts: Mr. Elliott, 2,246 shares; Mr. Walden 1,941 shares; and all directors and executive officers as a group 5,822 shares.

(3) Excludes stock options and awards to be granted under the Company's 1997 Stock Option Plan and 1997 Recognition Plan if such plans are approved by stockholders at an annual or special meeting of shareholders at least six months following the Conversion and Reorganization. See "Management of the Company - Benefits."

(*)      Less than 1%.


                        THE CONVERSION AND REORGANIZATION

        The Boards of Directors of the Mutual Holding Company, the Association and the Company have approved the Plan of Conversion and Reorganization, as has the OTS, subject to approval by the Members of the Mutual Holding Company and the Stockholders of the Association entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.


General


        The Boards of Directors of the Mutual Holding Company and the Association unanimously adopted the Plan as of December 26, 1996, which was amended on March 31, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Stockholders of the Association. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on_________ __, 1997.


        The following is a brief summary of pertinent aspects of the Plan and the Conversion and Reorganization. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of the Association and at the offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Purposes of the Conversion and Reorganization

        The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Company with the ability to diversify the

Company's and the Association's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

        In their decision to pursue the Conversion and Reorganization, the Board of Directors of the Mutual Holding Company and the Association considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "Risk Factors - Proposed Federal Legislation."

        The Conversion and Reorganization will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Association and Company and by enhancing their future access to capital markets, their ability to diversify into other financial services related activities, and their ability to provide services to the public. Although the Association currently has the ability to raise additional capital through the sale of additional shares of Association Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company hold a majority of the outstanding shares of Association Common Stock.

        The Conversion and Reorganization also will result in an increase in the number of shares of Common Stock to be outstanding as compared to the number of outstanding shares of Public Association Shares which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "Market for Common Stock." In addition, the Conversion and Reorganization will enhance the Association's ability to engage in stock repurchases.

        An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Association for federal income tax purposes. When the Mutual Association transferred substantially all of its assets and liabilities to the Association in connection with the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Association because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Mutual Association when it converted its charter to that of the Mutual Holding Company, even though the underlying retained earnings were transferred to the Association. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company in the MHC Reorganization with the retained earnings of the Association by merging the Mutual Holding Company with and into the Association in a tax-free reorganization. This transaction will increase the Association's ability to pay dividends to the Company in the future. See "Dividend Policy."

        If the Mutual Association had undertaken a standard conversion involving the formation of a stock holding company in 1995, applicable OTS regulations would have required a greater amount of common stock to be sold than the amount of net proceeds raised in the MHC Reorganization. Management of Montgomery believed that it was advisable to profitably invest the $2.1 million of net proceeds raised in the MHC Reorganization prior to raising the larger amount of capital that would have been raised in a standard conversion. A standard conversion in 1995 also would have immediately eliminated all aspects of the mutual form of organization.

        In light of the foregoing, the Boards of Directors of the Association and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective Stockholders and Members.

Description of the Conversion and Reorganization


        On December 26, 1996, the Boards of Directors of the Association and the Mutual Holding Company adopted the Plan, which was amended on March 31, 1997 and in March 1997 the Association incorporated the Company under Indiana law as a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan, (i) the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the shares of Association Common Stock held by the Mutual Holding Company will be cancelled, and (ii) Interim will then merge with and into the Association. As a result of the merger of Interim with and into the Association, the Association will become a wholly owned subsidiary of the Company and the Public Association Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Association Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, adjusted downward pursuant to OTS policy which requires that the Exchange Ratio reflect the $300,000 of special dividends declared by the Association and waived by the Mutual Holding Company, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Association's stockholders in the Offerings or the ESOP thereafter, and (c) any exercise of dissenters' rights.


        Pursuant to OTS regulations, consummation of the Conversion and Reorganization (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS,
(2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (3) holders of at least two-thirds of the shares of the outstanding Association Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Effects of the Conversion and Reorganization

        General. Prior to the Conversion and Reorganization, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

        Consequently, the depositors of the Association normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

        Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Association.

        Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

        The directors and officers of the Association at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Association after the Conversion and Reorganization. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Association, and they generally will retain their positions in the Company after the Conversion and Reorganization.

        Effect on Public Association Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Association Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Association Shares, Common Stock will be issued in exchange for such shares. See "- Delivery and Exchange of Certificates."

        Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Association, a federally chartered savings association will become stockholders of the Company, an Indiana corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

        Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        Effect on Loans. No loan outstanding from the Association will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually filed prior to the Conversion and Reorganization.

        Effect on Voting Rights of Members. At present, all depositors of the Association are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company (which will cease to exist). Upon completion of the Conversion and Reorganization, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Association will not have voting rights in the Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Company.

         Tax Effects. Consummation of the Conversion and Reorganization is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Indiana income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Indiana income tax purposes to the Primary Parties or the Association's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects" below.

        Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, Members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Association immediately prior to liquidation. In the unlikely event that the Association were to liquidate after the Conversion and Reorganization, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock.

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Pursuant to the rules and regulations of the OTS, a merger, consolidation,  sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

         Effect on Existing Compensation Plans. Under the Plan, the Association's existing Stock Incentive Plan, Directors' Stock Option Plan and the Management Recognition Plan will become stock benefit plans of the Company and shares of Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans rather than shares of Association Common Stock. See "Management of the Association - Benefit Plans."

The Offerings

        Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: ( 1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, (5) directors, officers and employees of the Mutual Holding Company and the Association and (6) Public Stockholders. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Conversion Stock Purchases."

         Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock, (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on September 30, 1995 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company or the Association and their associates will be subordinated to the

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

subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding September 30, 1995.

        Priority 2: ESOP. The ESOP will receive, without payment therefore, second priority nontransferable subscription rights to purchase a number of shares of Conversion Stock which will, in the aggregate, equal up to 8% of the Common Stock to be outstanding upon completion of the Conversion and Reorganization, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Offering Price Range. The ESOP intends to purchase 115,000 shares based on the maximum of the Offering Price Range. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "Management of the Association - Benefit Plans - Employee Stock Ownership Plan."

        In the event that there are insufficient shares for the ESOP to fulfill its subscription order, the Company may issue additional shares of Common Stock directly to the ESOP at the Purchase Price to satisfy the ESOP's order to purchase such amount of Conversion Stock in the Offerings and/or the ESOP, may purchase shares of Common Stock in the open market. Purchases of additional shares of Common Stock from the Company would dilute the interests of other stockholders. See "- Limitations on Conversion Stock Purchases" and "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares."

         Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock,
(ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on March 31, 1997 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

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

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

        In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares first will be allocated so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

        Priority 5: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Mutual Holding Company and the Association will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, up to an aggregate of 19.0% of the shares of Conversion Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Conversion Stock under this category is in addition to rights which are otherwise available to them under the Plan, which generally allows such persons to purchase in the aggregate up to 29.0% of the total number of shares of Conversion Stock sold in the Offerings. See "- Limitations on Conversion Stock Purchases."

        In the event of an oversubscription in this category, subscription rights will be allocated on a pro rata basis in the same proportion that orders of each person bear to the total orders of all subscribers in this category.

         Priority 6: Public Stockholders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees, each Public Stockholder as of the Voting Record Date will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

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

        In the event the Public Stockholders as of the Voting Record Date subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders,
Other Members and directors, officers and employees, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, available shares will be allocated among subscribing Public Stockholders as of the Voting Record Date on a pro rata basis in the same proportion as each Public Stockholder's subscription bears to the total subscriptions of all subscribing Public Stockholders, provided that no fractional shares shall be issued.

        Expiration date for Subscription Offering. The Subscription Offering will expire at Noon, Crawfordsville, Indiana time, on ________ __, 1997, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended beyond _____________ __, 1999. Subscription rights which have not been exercised prior to the Expiration Date will become void.

        The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (787,500 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and subscribers will be resolicited and permitted to modify or cancel their subscriptions.

        Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, directors, officers and employees of the Mutual Holding Company and the Association and Public Stockholders, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Montgomery, Fountain and Warren Counties, Indiana (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock, and (ii) one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock in the Subscription Offering, subject to the maximum purchase limitations. See "- Limitations on Conversion Stock Purchases." This amount may be increased at the sole discretion of the Primary Parties. The opportunity to subscribe for shares of Conversion Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

        If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred

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

Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

        Syndicated Community Offering. The Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated
Community Offering through a syndicate of registered broker-dealers to be formed. No person will be permitted to subscribe in the Syndicated Community Offering for more than the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate $200,000 of Common Stock, subject to the maximum purchase limitations. The Primary Parties have the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of Conversion Stock in the Syndicated Community Offering; however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

        In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in a Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to the Association for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

        Any Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Primary Parties with the approval of the OTS. See "Stock Pricing, Exchange Ratio and Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued

        The Plan of Conversion requires that the purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained Keller to make such

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

valuation. For its services in making such appraisal and any expenses incurred in connection therewith, Keller will receive a maximum fee of $15,000 plus out of pocket expenses, together with a fee of no greater than $5,000 plus out of pocket expenses for the preparation of a business plan and other services performed in connection with the Company's holding company application to the OTS. The Primary Parties have agreed to indemnify Keller's and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller's liability results from its negligence or bad faith.

        The Appraisal has been prepared by Keller in reliance upon the information contained in this Prospectus, including the Financial Statements. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Association's existing market area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly traded companies located in Indiana and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the
Conversion and Reorganization on the Association's capital and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for the Association Common Stock and securities of comparable companies and general conditions in the market for such securities.


        On the basis of the foregoing, Keller has advised the Primary Parties in its opinion that the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $12,500,000 at the Midpoint of the Valuation Range as of March 4, 1997. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Company as they currently hold in the Association, adjusted downward pursuant to OTS policy which requires the Exchange Ratio to reflect dividends waived by the Mutual Holding Company (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, any exercise of dissenters' rights and any shares of Conversion Stock purchased by the Association's stockholder in the Offerings or by the ESOP thereafter), the Appraisal was multiplied by 74.12% (which represents the Mutual Holding
Company's percentage interest in the Association adjusted upward in order to reflect the $300,000 of dividends declared by the Association and waived by the Mutual Holding Company). The resulting amount represents the midpoint of the valuation ($8,973,750), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $7,627,690 to $10,319,810. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 762,769 to 1,031,981 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 71.79% and 28.21%, respectively, of the Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed Keller's appraisal report, including the methodology and the assumptions used by Keller, and determined that the Offering Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Offering Price Range, the Exchange Ratio ranged from a minimum of 1.20 to a maximum of 1.62 Exchange

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


Shares for each Public Association Share, with a midpoint of 1.41. Based upon these Exchange Ratios, the Company expects to issue between 299,731 and 466,347 shares of Exchange Shares to the holders of Public Association Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Offering Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $7,627,690 or above $11,867,780 (the maximum of the Offering Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

        Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $10,319,810 (the maximum of the Offering Price Range) and up to $11,867,780 (the maximum of the Offering Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Offering Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Keller which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.


        The Appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. The Appraiser did not independently verify the Financial Statements and other information provided by the Association and the Mutual Holding Company, nor did Keller value independently the assets or liabilities of the Association. The Appraisal considers the Association and the Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of the Association and the Mutual Holding Company. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

        No sale of shares of Conversion Stock or issuance of Exchange Shares may be consummated unless prior to such consummation Keller confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion and Reorganization. If such is not the case, a new Offering Price Range may be set, a new Exchange Ratio may be determined based upon the new Offering Price Range, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

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


        Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Conversion Stock to be issued in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Offering Price Range (exclusive of a number of shares equal to up to an additional 8.0% of the Common Stock which may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an oversubscription). In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Offering Price Range or more than 15% above the maximum of such range (exclusive of additional shares that may be issued to the ESOP), purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization the Conversion Stock and the Exchange Shares will represent approximately 71.79% and 28.21%, respectively, of the Company's total outstanding shares of Common Stock (exclusive of the effects of the exercise of outstanding stock options).


        An increase in the number of shares of Conversion Stock, either as a result of an increase in the appraisal of the estimated pro forma market value or due to the purchase by the ESOP of authorized but unissued shares (see "The Offerings - Subscription Offering - Priority 2: ESOP"), would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Data."

        The Appraisal report has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

Persons in Nonqualified States or Foreign Countries

        The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which all of the following apply: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Conversion Stock to such persons would require any of the Primary Parties or their officers, directors or employees, under the laws of

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such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Conversion Stock Purchases

        In addition to the purchase limitations for each priority category described above under "The Offerings - Subscription Offering" and for purchases in the Community Offering and the Syndicated Community Offering, the Plan also provides for certain additional limitations to be placed upon the aggregate purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Stock Benefit Plan or certain large depositors) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $200,000 of Common Stock, without regard to an increase in the number of shares to be issued. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Stock Benefit Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. Officers and directors of the Mutual Holding Company or the Association and their associates may not purchase, in the aggregate, more than 29% of the shares to be sold in the Offering. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Stock Benefit Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Stock Benefit Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Mutual Holding Company or the Association, or their associates, are not subject to this limitation.

        For purposes of the purchase limitations set forth in the Plan of Conversion, Exchange Shares will be valued at the same price that shares of Conversion Stock are issued in the Offerings.

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Association both the individual amount permitted to be subscribed for and

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the overall purchase limitation may be decreased or increased up to a maximum of
5% of the total shares of Common Stock to be issued in the Conversion and Reorganization at the sole discretion of the Primary Parties. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit.

        In the event that the overall purchase limitation is increased (but the individual amount is not changed), an individual Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Public Stockholder may not purchase individually in the Subscription Offering the new, higher overall maximum purchase limit, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limit for purchases in the Offerings, including Exchange Shares received by Public Stockholders for Public Association Shares. However, Public Stockholders will not have to sell any Public Association Shares or be limited in receiving Exchange Shares even if their current ownership of Public Association Shares when converted into Exchange Shares exceeds an applicable purchase limitation, including the maximum purchase limitation of $200,000 of the Common Stock.

        In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion due to an increase in the Offering Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill the ESOP's subscription of 8.0% of the Common Stock to be outstanding upon consummation of the Conversion and Reorganization; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum;
(iii) in the event that there is an  oversubscription  by Supplemental  Eligible
Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum; (v) in the event there is an oversubscription by directors, officers and employees of the Mutual Holding Company and the Association, to fill unfilled subscriptions of directors, officers and employees, inclusive of the Adjusted Maximum; (vi) in the event that there is an oversubscription by Public Stockholders, to fill unfulfilled subscriptions of Public Stockholders, inclusive of the Adjusted Maximum; and
(vii) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

        The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Primary Parties or a majority-owned subsidiary of the Association) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Primary Parties in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any

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relative or spouse of such person,  or any  relative of such spouse,  who either has the same home as such person or who is a director or officer of the Primary Parties or any of their subsidiaries.

        The Boards of Directors of the Primary Parties, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares sold in the Offerings, provided that the percentage by which each such order exceeds 5% of the shares being offered in the Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offering. Requests to purchase additional shares of Conversion Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Primary Parties, with the approval of the OTS and without further approval of the members, may increase any of the above purchase limitations or decrease the maximum purchase limitation to as low as 1% of the Conversion Stock.

        To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

        Common Stock purchased in the Offerings will be freely transferable except for shares purchased by executive officers and directors of the Primary Parties. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements


        The Primary Parties have engaged Webb as a financial advisor and marketing agent in connection with the offering of the Conversion Stock, and Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Webb will provide various services including, but not limited to, (1) training and educating the Association's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Information Center to assist the Association's customers and internal stock purchasers and to keep records of orders for shares of Conversion Stock; (3) targeting the Company's sales efforts, including preparation of marketing materials; and (4) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholders' Meeting, respectively. Based upon negotiations between the Primary Parties and Webb, Webb will receive a fee of 1.75% of the total amount of common stock sold, excluding the exchange shares issued for the Public Association shares, subscriptions by directors, officers, and employees of the Association and the Company and their immediate family members, and the ESOP. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay a fee of up to 5.5% of the aggregate Purchase Price of the Conversion Stock to selected broker-dealers, for shares sold by such NASD member firm pursuant to a selected dealers agreement. Webb has received fees totalling $25,000 for consulting and advisory services relating to the conversion, which fees will be in addition to the marketing fees payable to Webb. Fees paid to Webb and to any other broker-dealers may be deemed to be underwriting fees, and Webb and such broker-dealers may


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

be deemed to be underwriters. Webb also will be reimbursed for its reasonable out-of-pocket expenses and reasonable legal fees not to exceed $30,000. The Primary Parties have agreed to indemnify Webb for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

        Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Association may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion Stock. No officer, director or employee of the Primary
Parties will be compensated in connection with his solicitations or other participation in the Offerings or the Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Shares, respectively.

Procedure for Purchasing Shares in the Offerings

        To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

        To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Association at any of its offices by 5:00 p.m., Eastern Time, on the Expiration Date. In addition, the Primary Parties will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Conversion Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition the Association will not accept orders submitted on photocopied or facsimiled order forms nor other forms unaccompanied by an executed certification form. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

        In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (September 30, 1995) or the Supplemental

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Eligibility  Record  Date  (March 31,  1997) and  depositors  as of the close of business on the Voting Record Date (_____________ __, 1996) must list on the order form all accounts in which they have an ownership interest, giving all names in each account and the account numbers.

        Payment for subscriptions may be made (i) in cash if delivered in person at any office of the Association, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check or money order at the Association's passbook rate of interest from the date payment is received until completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

        If a subscriber authorizes the Association to withdraw the aggregate amount of the purchase price from a deposit account, the Association will do so as of the effective date of the Conversion and Reorganization. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

        Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Offerings, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

Restrictions on Transfer of Subscription Rights and Shares

        Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to

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

purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion and Reorganization.

        The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

        In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Association would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Association, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association or the Company above that amount.

        The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) the Association's retained earnings of $6,642,000 at March 31, 1995, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Reorganization, or (2) 70.29% of the Association's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $6.7 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, upon a complete liquidation of the Association after the Conversion and Reorganization to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Association at the close of business on September 30, 1995 or March 31, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the September 30, 1995 Eligibility Record Date (or the March 31, 1997 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in the Association on such date.

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

        If, however, on any June 30 annual closing date of the Association, commencing June 30, 1997, the amount in any deposit account is less than the amount in such deposit account on September 30, 1995 or March 31, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

Tax Aspects

        Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Indiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Association, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.


        Silver, Freedman & Taff, L.L.P., Washington, D.C., has issued an opinion to the Company and the Association that, for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual form to a federal interim stock savings institution and its simultaneous merger with and into the Association, with the Association being the surviving institution will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Association upon the receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of Interim with and into the Association, with the Association being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (4) no gain or loss will be recognized by Interim upon the transfer of its assets to the Association, (5) no gain or loss will be recognized by the Association upon the receipt of the assets of Interim, (6) no gain or loss will be recognized by the Company upon the receipt of Association Common Stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Association Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Association Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Association Shares, provided that the Public Association Shares were held as a capital asset on the date of the exchange,
(10) no gain or loss will be  recognized  by the Company upon the sale of shares of Conversion Stock in the Offerings, (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the
Association  following  the  Conversion  and  Reorganization,  interests  in the
liquidation  account  and   nontransferable   subscription  rights  to  purchase
Conversion


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Stock, but only to the extent of the value, if any, of the subscription  rights, and (12) the tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering or the Syndicated Community Offering.


        Geo. S. Olive & Co. LLC, has issued an opinion to the Company and the Association that the income tax consequences of the Conversion and Reorganization are substantially the same under Indiana law as they are under the Code.


        In the opinion of Keller, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

        Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Delivery and Exchange of Certificates

        Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion and Reorganization. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

        Exchange Shares. After consummation of the Conversion and Reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Association Common Stock (other than the Mutual Holding Company), upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for the Common Stock (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Common Stock for which the shares of Association Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall

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promptly mail to each such holder of record of an outstanding  certificate which immediately prior to the consummation of the Conversion and Reorganization evidenced shares of Association Common Stock, and which is to be exchanged for Common Stock based on the Exchange Ratio as provided in the Plan, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and Reorganization and of the procedure for
surrendering  to  the  Exchange  Agent  such   certificate  in  exchange  for  a
certificate  or   certificates   evidencing   Common  Stock.   The   Association
Stockholders should not forward Association Common Stock certificates to the Association or the Exchange Agent until they have received the transmittal letter.

        No holder of a certificate theretofore representing shares of Association Common Stock shall be entitled to receive any dividends in respect of the Common Stock into which such shares shall have been converted by virtue of the Conversion and Reorganization until the certificate representing such shares of Association Common Stock is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Company in respect of Common Stock after the consummation of the Conversion and Reorganization but prior to surrender of certificates representing shares of Association Common Stock, dividends payable in respect of shares of Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Association Common Stock. The Company shall be entitled, after the consummation of the Conversion and Reorganization, to treat certificates representing shares of Association Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Association Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

        The  Company  shall  not  be  obligated  to  deliver  a  certificate  or certificates representing shares of Common Stock to which a holder of Association Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate or certificates representing the shares of Association Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Association Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        Various approvals of the OTS are required in order to consummate the Conversion and Reorganization. The OTS has approved the Plan of Conversion subject to approval by the Mutual Holding Company's Members and the Association's Stockholders. In addition, consummation of

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the  Conversion and  Reorganization  is subject to OTS approval of the Company's application to acquire all of the to-be-outstanding Association Common Stock and the applications with respect to the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) into the Association and the merger of Interim into the Association, with the Association being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion and Reorganization may be delayed beyond the expiration of the Offerings.

        Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the outstanding Association Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Dissenters' Rights of Appraisal

        Holders of Association Common Stock are entitled to appraisal rights under Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Association and the merger of the Association with and into Interim, with the Association to be the surviving entity in both mergers. A holder of shares of Association Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of the Association before the vote on the Plan of Conversion at the Stockholders'
Meeting, a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Association Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan of Conversion. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in the Association's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14. All written demands for appraisal should be sent or delivered to the attention of the Secretary of the Association, 119 East Main Street, Crawfordsville, Indiana 47933 so as to be received prior to the vote at the Stockholders' Meeting with respect to the Plan of Conversion. Pursuant to the Plan of Conversion, consummation of the Conversion and the Reorganization is conditioned upon holders of less than 10% of the outstanding Association Common Stock exercising appraisal rights, which condition may, in the sole discretion of the Primary Parties, be waived.

        In determining whether or not to exercise appraisal rights, current Stockholders should review the comparison of their rights as Stockholders with their rights as stockholders of the Company following consummation of the Conversion. Such comparison is contained in the Association's proxy statement to its stockholders under "The Conversion and Reorganization Comparison of Stockholder Rights." Because the Company is governed by the Indiana Business Corporation Law and the Association is governed by federal law, including OTS regulations,

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there  are  material  differences  between  the  rights of  stockholders  of the
Association and stockholders of the Company.

Certain Restrictions on Purchase or Transfer of Shares after the Conversion and Reorganization

        All shares of Conversion Stock purchased in connection with the Conversion and Reorganization by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

        Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the Management Recognition Plan or the 1997 Recognition Plan.

        Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion and Reorganization. During the second and third years following consummation of the Conversion and Reorganization, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause the Association to become undercapitalized and the Association provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and Reorganization and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances (i.e., where such repurchases would be in the best interests of the institution and its stockholders).

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                       COMPARISON OF STOCKHOLDERS' RIGHTS


        General. As a result of the Conversion and Reorganization, holders of the Association Common Stock will become stockholders of the Company, an Indiana corporation. There are certain differences in stockholder rights arising from distinctions between the Association's Charter and Bylaws and the Company's Articles of Incorporation and Bylaws and from distinctions between laws with respect to federally chartered savings institutions and Indiana law.

        The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company and the Indiana Business Corporation Law.

        Authorized Capital Stock. The Company's authorized capital stock consists of 8,000,000 shares of Common Stock, par value $.01 per share and 2,000,000 shares of Preferred Stock, par value $.01 per share. The Association's authorized capital stock consists of 2,000,000 shares of Association common stock, par value $.01 per share. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block, a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plan for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

        Issuance of Capital Stock. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Association Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

        The Articles of Incorporation of the Company do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons of the Company, whereas the Charter of the Association restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company without stockholder approval and shares of Company capital stock could be issued directly to directors or officers without stockholder approval. The Bylaws of the National Association of

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Securities Dealers, Inc. ("NASD"),  however, generally require corporations with securities which are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. The Company
plans  to  submit  the  stock   compensation   plans  discussed  herein  to  its
stockholders for approval.

        Voting Rights. Neither the Association's Charter or Bylaws nor the Company's Articles of Incorporation or Bylaws currently provide for cumulative voting in elections of directors.

        For additional information relating to voting rights, see "- Limitations on Acquisitions of Voting Stock and Voting Rights" below.

        Payment of Dividends. The ability of the Association to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings institutions such as the Association. See "Regulation - Federal Regulation of Savings Association - Capital Requirements" and "Regulation - Federal and State Taxation." Although the Company is not subject to these restrictions as an Indiana corporation, such restrictions will indirectly affect the Company because dividends from the Association will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

        The Indiana Business Corporation Law generally provides that, subject to any restrictions in the corporation's articles of incorporation, a corporation may make distributions to its stockholders, provided (i) the corporation would be able to pay its debts as they become due in the usual course of business and
(ii) the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights which are superior to those receiving the distribution.

        Board of Directors. The Association's Charter and Bylaws and the Articles of Incorporation and Bylaws of the Company respectively require the Board of Directors of the Association and the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

        Under the Association's Bylaws, any vacancies in the Board of Directors of the Association may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of the Association to fill vacancies may only serve until the next annual meeting of stockholders. However, under the Company's Articles of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

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        Under the Association's Bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. The Company's Articles of Incorporation provide that any director may be removed for cause by the holders of two-thirds of the outstanding voting shares of the Company.

        Limitations on Liability. The Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its stockholders for monetary damages or injunctive relief for any act or omission by such director as a director unless the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the Indiana Business Corporation Law, or any successor provision thereto.
Section 23-1-35-1 of the Indiana Business Corporation Law currently provides that directors will not be liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with said section (i.e., in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation) and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

        Currently, the scope of the provision in the Company's Articles of Incorporation limiting the personal liability of directors is uncertain because of the absence of judicial precedent interpreting similar provisions. In addition, the SEC takes the position that similar provisions limiting the liability of directors under state laws would not protect those corporations' directors from liability for violations of the federal securities laws. Federal banking regulators also may take the same position with respect to violations of federal banking laws and regulations.

        The provision limiting the personal liability of the Company's directors does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the extent permitted by the Indiana Business Corporation Law. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because the Indiana Business Corporation Law does not authorize such a !imitation of liability.

        The provision in the Company's Articles of Incorporation which limits the personal liability of directors is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is

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well-founded  or  not,  can  be  enormous.  The  provision  of the  Articles  of
Incorporation   relating  to  director  liability  is  intended  to  reduce,  in appropriate cases, the risk incident to serving as a director and to enable the Company to elect and retain the persons most qualified to serve as directors.

        Currently, federal law does not permit federally chartered savings institutions such as the Association to limit the personal liability of directors in the manner provided by the Indiana Business Corporation Law and the laws of many other states.

        Indemnification  of  Directors,  Officers,  Employees  and  Agents.  The
Association's Charter and Bylaws do not contain any provision relating to indemnification of directors and officers of the Association. Under present OTS regulations, however, the Association shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the Association or its stockholders. The Association also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, the Association is required to notify the OTS of its intention and such payment cannot be made if the OTS objects thereto.

        The Company's Articles of Incorporation provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed formal or informal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer, partner, member, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against liability and expenses (including court costs and attorneys' fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent authorized by law. Such indemnity shall be made only if (i) such person's conduct was in good faith; (ii) such person reasonably believed (a) in the case of conduct in the person's official capacity with the Company, that the person's conduct was in its best interests and (b) in all other cases, the person's conduct was at least not opposed to the Company's best interests; and (iii) in the case of any criminal proceeding, the person either (a) had reasonable cause to believe the person's conduct was lawful, or (b) had no reasonable cause to believe that such person's conduct was unlawful.

        The Company's Articles of Incorporation also provide that reasonable expenses incurred by a director, officer, employee or agent of the Company in defending an action, suit or

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proceeding  described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of a written affirmation by or on behalf of such person of his good faith belief that he has met the standard of conduct necessary for
indemnification   under  relevant  law  and  a  written  undertaking,   executed
personally or on the person's behalf, to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

        Special Meetings of Stockholders. The Association's Bylaws provide that special meetings of the stockholders of the Association may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of the Association entitled to vote at the meeting. The Company's Articles of Incorporation and Bylaws contain a provision pursuant to which special meetings of stockholders of the Company only may be called by a majority of directors then in office or the Chairman of the Board or Chief Executive Officer.

        Stockholder Nominations and Proposals. The Association's Bylaws generally provide that stockholders may submit nominations for election as director at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing such in writing with the Association at least thirty days before the date of any such meeting.

        The Company's Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or a committee thereof, shall be made by a stockholder who has complied with the notice provisions in the Bylaws. Written notice of a stockholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) with respect to an annual meeting of the stockholders of the Company, 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, or in the case of the first annual meeting following the Conversion and Reorganization, the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was mailed, and (ii) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate as a director, and as to the stockholder giving the notice,
(i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company's stock beneficially owned by such person on the date of the stockholder notice; and (iv) such other information regarding such person as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (b) to the extent known by the stockholder giving the notice, (i) the name and address of any other stockholders supporting such nominees; and (ii) the class and number of shares of the Company's stock beneficially owned by any other stockholders supporting such nominees, on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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        The Company's  Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be brought before the meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion and Reorganization, such written notice must be delivered or received by the Company no later than the close of business on the tenth day following the day on which notice of the meeting was first mailed to stockholders. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such business. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the Articles of Incorporation and any such business not properly brought before the meeting shall not be transacted.

        The procedures regarding stockholder proposals and nominations are intended to provide the Board of Directors of the Company with the information deemed necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Company or its stockholders.

        Inspectors of Election. The Association's Bylaws provide that the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election at a meeting of stockholders and that if inspectors of election are not so appointed, the Chairman of the Board or the President may, and on the request of not less than 10% of the votes represented at the meeting shall, make such appointment at the meeting. In accordance with Indiana law, the Company's Bylaws provide that the Board of Directors of the Company may appoint one or more persons as inspectors of election, and that the chairman of any meeting of stockholders shall make such an appointment in the event that the inspector(s) appointed by the Board of Directors shall be unable to act or the Board shall fail to appoint any inspector. The Bylaws of the Association and the Company also specify the duties of inspectors of election.

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        Stockholder  Action  Without a Meeting.  The  Bylaws of the  Association
provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The Articles of Incorporation and Bylaws of the Company similarly provide that any action permitted to be taken by the stockholders at a meeting, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote and filed with the Secretary of the Company.

        Stockholder's Right to Examine Books and Records. A federal regulation which is applicable to the Association provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. The Indiana Business Corporation Law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

        Limitations on Acquisitions of Voting Stock and Voting Rights. The Company's Articles of Incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined in the Articles of Incorporation to prevent circumvention of this restriction.

        The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any employee benefit plan established by the Company or the Association, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's Board of Directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote.

        Neither  the  Charter  nor the  Bylaws  of the  Association  contains  a
provision  which  restricts  voting  rights  of  certain   stockholders  of  the
Association in the manner set forth above.

        Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of the Board of Directors of the Association and the holders of two-thirds of the outstanding stock of the Association entitled to vote thereon for mergers, consolidations and sales of all or substantially all of the Association's assets. Such regulation permits the Association to merge with another corporation without obtaining the approval of its stockholders if:
(i) it does not involve an interim savings institution; (ii) the Association's Charter is not changed; (iii) each share of the Association's stock outstanding immediately prior to the effective date of the transaction is to be

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an identical outstanding share or a treasury share of the Association after such effective date; and (iv) either: (A) no shares of voting stock of the Association and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of the Association to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of the Association outstanding immediately prior to the effective date of the transaction.

        The Indiana Business Corporation Law requires the approval of the Board of Directors and, unless the Articles of Incorporation provide for a higher vote, the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of all or substantially all of the Company's assets. The Indiana Business Corporation Law permits the Company to merge with another corporation without obtaining the approval of the Company's stockholders if: (i) the Company's Articles of Incorporation will not differ (subject to certain limited exceptions) from its Articles of Incorporation before the merger; (ii) each stockholder of the Company whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares after the merger; and (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed 20% of the shares of Common Stock outstanding immediately prior to the merger.

        As holder of all of the outstanding Association Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Association without the approval of the stockholders of the Company.

        Business Combinations. Article IX of the Company's Articles of Incorporation govern any proposed "Business Combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets or businesses, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company or any subsidiaries, on the one hand, and a Related Person, on the other hand. A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than the Company and its subsidiaries) which is the Beneficial Owners (as defined) of 10.0% or more of the shares of the Company entitled to vote generally in an election of directors (the "Voting Shares").

        Under Section 1 of Article IX, if certain specified conditions (discussed briefly in the following four paragraphs) are not met, neither the Company nor any of its subsidiaries may become a party to any Business
Combination, without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80.0% of the Voting Shares, voting separately as a class, and by an Independent Majority of Stockholders, which is defined to mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned (as defined), directly or indirectly, by a Related Person. If such approval were obtained, the special conditions would not have to be met. Such conditions also would not have to be met if the Board

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of Directors  approved the Business  Combination at times and by votes specified in the Articles of Incorporation.

        The conditions necessary to avoid the vote of 80.0% of the Company's outstanding Voting Shares and of an Independent Majority of Stockholders include conditions providing that, upon consummation of the Business Combination, all of the Company's stockholders would receive at least a certain minimum price per share for their shares. The ratio of the price to be received by the stockholders (other than the Related Person) in the Business Combination to the market price of the Company's shares immediately before the announcement of the Business Combination would have to be at least as great as the ratio of (i) the highest per share price paid by the Related Person in acquiring any of the Company's Common Stock prior to the Business Combination to (ii) the market price per share of the Company's Common Stock immediately before the initial acquisition of any shares by the Related Person. A similar condition would apply in the case of the price to be paid for any outstanding shares of the Company's Preferred Stock. These requirements generally are designed to ensure that the stockholders receive the benefit of any premium paid by the Related Person in acquiring any of its holdings. The price to be received by stockholders in the Business Combination also would have to be not less than the highest per share price paid by the Related Person in acquiring any of its holdings.

        Another condition necessary to avoid the increased vote requirements is that the consideration to be received in the Business Combination by holders of stock (whether common stock or preferred stock) must be in the same form and of the same kind as the consideration paid by the Related Person in acquiring stock already owned by it (except to the extent that each individual stockholder might agree to accept consideration of a different form or kind in exchange for all or part of the shares which he owns). Thus, for example, if the Related Person had acquired his initial share interest for cash, the remaining stockholders would have to be offered cash in the Business Combination and would not have to accept stock or debt of another corporation or institution.

        In order to avoid the supermajority  voting requirements of Section 1 of
Article IX, the Related Person also would have to comply with certain other conditions after he acquired his 10.0% interest in the Company. These conditions include the following: (i) the Related Person must ensure that the Company's Board of Directors included representation by "Continuing Directors" (generally, those directors at the time of effectiveness of the Articles of Incorporation, whether or not a Related Person or Associate or Affiliate (as defined) of a Related Person, and those directors who are not affiliated with the Related Person and who are elected as directors prior to the time the Related Person became such or with the recommendation of a majority of other Continuing Directors) in proportion to the holdings of the other stockholders; (ii) the Related Person must have refrained from acquiring additional capital stock of the Company with certain limited exceptions, and must have refrained from acquiring additional Voting Shares, or securities convertible into or exchangeable for Voting Shares, after he became a Related Person; (iii) the Related Person must not have received certain specified benefits from the Company, such as loans or guarantees, and, except with the approval of a majority of the directors and a majority of the Continuing Directors, must not have made any change in the Company's business or equity capital structure or entered into any contract, arrangement or understanding with the Company;

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and (iv) except as approved by a majority of the directors and a majority of the
Continuing Directors (who must total at least 3), there must have been no failure to pay full quarterly dividends on any outstanding Company Preferred Stock, no reduction in annual dividends paid on the Company's Common Stock, and there must have been increases in annual dividends as necessary to reflect any reclassification, recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of stock. Finally, a proxy statement must have been sent to stockholders in connection with the Business Combination. Such proxy statement must contain the recommendations, if any, of the Continuing Directors, and of any investment banking firm selected by a majority of the Continuing Directors, as to the fairness of the Business Combination from the point of view of the stockholders.

        If all of the foregoing conditions are met, the increased voting requirements described above are dispensed with and the Business Combination would require only such approval, if any, as would otherwise be required by Indiana law.

        Sections 1 and 2 of Article IX. are intended to provide minimum safeguards for stockholders who do not accept a takeover attempt and continue to hold their shares after the attempt succeeds and the control of the Company is acquired by a Related Person. The requirement of an 80.0% stockholder vote probably means that a Business Combination which fails to meet the minimum price and other conditions might not be accomplished against the opposition of the incumbent Board of Directors.

        The provisions would not restrict another company which merely desired to exercise control over the Company and did not intend to effect a subsequent Business Combination. Moreover, these provisions may not apply to an attempted combination with a person not a Related Person. On the other hand, if another company obtaining control over the Company were not willing to meet the price and other conditions of Section 2 of Article IX, the holders of just over one-fifth of the outstanding Voting Shares could block a Business Combination supported by the remaining stockholders. The result is that Business Combinations favored by a majority of stockholders might not be approved.
Section 2 of Article IX might also discourage a tender offer for the Company's stock because of the resulting need either to observe the minimum price requirements or to obtain an 80.0% stockholder vote as a precondition to any subsequent Business Combination. This might have the effect of preventing temporary fluctuations in the market price of the stock of the Company which could result from actual or rumored takeover attempts.

        Neither the Association's Charter and Bylaws nor federal laws and regulations contain a provision which restricts business combinations between the Association and any Related Persons in the manner set forth above.

        Control Share Acquisitions. The Indiana Business Corporation Law contains a provision which, unless explicitly provided for otherwise in a corporation's articles of incorporation or bylaws, restricts the voting rights of shares acquired by a person in excess of 20% of the outstanding shares, unless voting rights are granted by resolution approved by a majority of the disinterested stockholders of the corporation. Furthermore, Article VIII of the Company's Articles of Incorporation provides that any shares in excess of 10% of the outstanding shares

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owned  directly or  indirectly  by any one person shall not be counted as shares entitled to vote in connection with any matter submitted to shareholders for a vote.

        Neither the Association's Charter and Bylaws nor federal laws and regulations contain a provision which restricts voting rights of certain stockholders of the Association in the manner set forth above.

        Dissenters' Rights of Appraisal. A federal regulation which is applicable to the Association generally provides that a stockholder of a federally chartered savings institution which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings institution with stock which is listed on a national securities exchange or quoted on the Nasdaq System are not entitled to dissenters' rights in connection with a merger involving such savings institution if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq System or any combination of such shares of stock and cash.

        After the Conversion and Reorganization, the rights of appraisal of dissenting stockholders of the Company will be governed by the Indiana Business Corporation Law. Pursuant thereto, a stockholder of an Indiana corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market System or a similar market.

        Amendment of Governing Instruments. No amendment of the Association's Charter may be made unless it is first proposed by the Board of Directors of the Association, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Article VII of the Company's Articles of Incorporation generally provides that the Articles of Incorporation may be amended as set forth by Indiana law (i.e., generally upon the recommendation of the board of directors and the affirmative vote of a majority of all of the stockholder votes entitled to be cast on the matter), except that any amendment to Articles V (Share Terms), Article VI (Directors) Article VIII (Ownership and Voting Restrictions),
Article IX (2 Provisions for Certain Business Combinations) and Article X (Indemnification) must be approved by the affirmative vote of the holders of at least 80% of the then outstanding shares of the class or classes entitled to vote thereon at that meeting, voting together as a single class.

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        The Bylaws of the  Association  may be amended by a majority vote of the full Board of Directors of the Association or by a majority vote of the votes cast by the stockholders of the Association at any legal meeting. The Bylaws of the Company may only be amended by a majority vote of the Board of Directors of the Company.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

Restrictions in the Company's  Articles of Incorporation  and Bylaws and Indiana
Law

        Certain provisions of the Company's Articles of Incorporation and Bylaws which deal with matters of corporate governance and rights of stockholders might be deemed to have a potential anti-takeover effect. These provisions, which are described under "Comparison of Stockholders' Rights" above, provide, among other things, (i) that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years, with one class being elected annually; (ii) that special meetings of stockholders may only be called by the Board of Directors of the Company; (iii) that stockholders generally must provide the Company notice of stockholder nominations for director and proposals and related information at least 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company; (iv) that no person may acquire more than 10% of the issued and outstanding shares of any class of an equity security of the Company and the loss of voting rights on any shares acquired in violation of this provision; (v) the authority to issue shares of authorized but unissued Common Stock and Preferred Stock and to establish the terms of any one or more series of Preferred Stock, including voting rights; and
(vi) restrictions on the Company's ability to engage in certain business combinations with "related persons." In addition to the foregoing, and also as described under "Comparison of Stockholders' Rights" above, the Indiana Business Corporation Law generally restricts the voting rights of shares acquired by a person in excess of 20% of the outstanding shares.

        The foregoing provisions of the Articles of Incorporation and Bylaws of the Company and Indiana law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Common Stock.

        The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with

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the  Board  of  Directors  and  that  these   provisions   will  encourage  such
negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

Regulatory Restrictions

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given 60 days' prior written notice. The Home Owners Loan Act, as amended ("HOLA") provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

        For three years following the Conversion and Reorganization, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for
(i) any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf, (ii) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock, (iii) offers in the aggregate for up to 24.9% by the ESOP or other tax-qualified plans of the Company or the Association, and (iv) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion and Reorganization. Such prohibition also is applicable to the acquisition of the Common Stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution's stock under circumstances that give rise to a conclusive or rebuttable determination of control under OTS regulations.

        In addition to the foregoing, the Plan prohibits any person, prior to the completion of the Conversion and Reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or Common Stock. See "The Conversion and Reorganization - Restrictions on Transfer of Subscription Rights and Shares."


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

        The Company is authorized to issue 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The Company currently expects to issue up to a maximum of _______ shares of Common Stock, including _______ shares of Conversion Stock and _______ shares of Exchange Shares, and no shares of Preferred Stock in the Conversion and Reorganization. Each share of Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Conversion Stock and the issuance of the Exchange Shares in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

        The Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the FDIC or any other governmental authority.

Common Stock

        Dividends. The Company can pay dividends if, as and when declared by. its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

        Voting Rights. Upon completion of the Conversion and Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Indiana law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Comparison of Stockholders' Rights - Limitations on Acquisitions of Voting Stock and Voting Rights," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may have the right to vote with the holders of Common Stock as a single class or have voting rights as a separate class.

        Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the then-outstanding Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

        Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The Common Stock is not subject to redemption.

Preferred Stock

        None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion and Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS

        The consolidated financial statements of the Association as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been included herein in reliance upon the report of Geo. S. Olive & Co. LLC, Indianapolis, Indiana, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


        Keller has consented to the publication herein of the summary of its report to the Company and the Association setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the Conversion and Reorganization and its opinion with respect to subscription rights.


                              LEGAL AND TAX MATTERS


        The legality of the Common Stock and the federal income tax consequences of the Conversion and Reorganization will be passed upon for the Company and the Association by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C., special counsel to the Company and the Association. The Indiana income tax consequences of the Conversion and Reorganization will be passed upon for the Company and the Association by Geo. S. Olive & Co. LLC has consented to references herein to its opinion. Certain legal matters will be passed upon for Webb by Breyer & Aguggia, Washington, D.C.

                             ADDITIONAL INFORMATION

        The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Conversion Stock and the Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such site is: http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement describe all material provisions of such contracts or other documents. Nevertheless, such statements are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.


        In connection with the Conversion and Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion and Reorganization.

                          INDEX TO FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----
Independent Auditor's Report.............................................    F-2

Consolidated Statements of Financial Condition  - December 31, 1996
  (unaudited) and June 30, 1996 and 1995.................................    F-3

Consolidated Statements of Income for the six months ended
 December 31, 1996 and 1995 (unaudited) and the years ended
 June 30, 1996, 1995 and 1994............................................     47

Consolidated Statements of Stockholders' Equity for the six months ended December 31, 1996 (unaudited) and the years ended June 30,
  1996, 1995 and 1994....................................................    F-4

Consolidated Statements of Cash Flows for the six months ended
 December 31, 1996 and 1995 (unaudited) and the years ended
 June 30, 1996, 1995 and 1994............................................    F-5

Notes to Consolidated Financial Statements...............................    F-7


        All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

        Montgomery Mutual Holding Company has limited assets other than its shares of Association Common Stock (which will be cancelled in connection with the Conversion and Reorganization) and has engaged in only minimal activities to date; accordingly, the financial statements of the Mutual Holding Company have been omitted because of their immateriality.

        Montgomery Financial Corporation was incorporated April 1997 with an initial capitalization of $1,000 and has engaged in only organizational activities to date; accordingly, the financial statements of the Company have been omitted because of their immateriality.

                          Independent Auditor's Report



Board of Directors
Montgomery Savings, A Federal Association
Crawfordsville, Indiana


We have audited the consolidated statement of financial condition of Montgomery Savings, A Federal Association and subsidiary as of June 30, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Montgomery Savings, A Federal Association and subsidiary as of June 30, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Association changed its method of accounting for investment securities on July 1, 1994.


GEO. S. OLIVE & CO. LLC

Indianapolis, Indiana
August 14, 1996

            Montgomery Savings, A Federal Association And Subsidiary
                             Crawfordsville, Indiana
                  Consolidated Statement of Financial Condition



                                                                                                                  June 30
                                                                                    December 31,     -------------------------------
                                                                                       1996              1996                1995
                                                                                       ----              ----                ----
                                                                                   (Unaudited)
Assets
   Cash ...................................................................      $    252,320       $    129,519       $    263,796
   Short-term interest-bearing deposits ...................................         5,665,534          3,506,685          3,771,018
                                                                                    ---------          ---------          ---------
         Total cash and cash equivalents ..................................         5,917,854          3,636,204          4,034,814
   Interest-bearing deposits ..............................................           100,000            100,000            100,000
   Investment securities available for sale ...............................            52,239            311,656            802,631
   Loans ..................................................................        83,928,087         80,232,496         78,067,573
   Allowance for loan loses ...............................................          (158,000)          (158,000)          (138,250)
                                                                                     --------           --------           --------
         Net loans ........................................................        83,770,087         80,074,496         77,929,323
   Real estate owned and held for development, net ........................         1,251,940            908,913            858,349
   Premises and equipment .................................................         1,638,070          1,595,966          1,704,163
   Federal Home Loan Bank stock ...........................................           750,000            750,000            750,000
   Interest receivable
     Loans ................................................................           637,045            586,174            550,993
     Investment and interest-bearing deposits .............................             6,804              8,984             16,246
   Other assets ...........................................................           498,491            238,351            577,637
                                                                                      -------            -------            -------
          Total assets .....................................................      $ 94,622,530       $ 88,210,744       $ 87,324,156
                                                                                  ============       ============       ============
Liabilities
   Deposits
     Noninterest-bearing ..................................................      $    465,336       $    613,242       $    483,225
     Interest-bearing .....................................................        71,877,173         69,095,279         67,802,382
                                                                                   ----------         ----------         ----------
         Total deposits ...................................................        72,342,509         69,708,521         68,285,607
   Borrowings .............................................................        11,928,373          8,000,000         10,868,250
   Interest payable .......................................................           542,432            428,178            418,858
   Deferred tax liability .................................................           376,360            364,395            389,933
   Other liabilities ......................................................           350,525            582,322            683,125
                                                                                      -------            -------            -------
         Total liabilities ................................................        85,540,199         79,083,416         80,645,773
                                                                                   ----------         ----------         ----------
Commitments and Contingent Liabilities
Stockholders' Equity
   Common stock, $.01 par value
     Authorized--2,000,000 shares
     Issued and outstanding--850,000 shares ...............................             8,500              8,500
   Paid-in capital ........................................................         2,194,128          2,194,128
   Retained earnings--substantially restricted ............................         6,891,266          6,924,757          6,675,130
   Unearned compensation ..................................................           (11,563)
   Net unrealized gain (loss) on securities available for sale ............                                  (57)             3,253
                                                                                                             ---              -----
         Total stockholders' equity .......................................         9,082,331          9,127,328          6,678,383
                                                                                    ---------          ---------          ---------
         Total liabilities and stockholders' equity .......................      $ 94,622,530       $ 88,210,744       $ 87,324,156
                                                                                 ============       ============       ============


                 See notes to consolidated financial statements.

            Montgomery Savings, A Federal Association and Subsidiary
                             Crawfordsville, Indiana
           Consolidated Statement of Changes in Stockholders' Equity


                                                                                                           Net
                                                                                                        Unrealized
                                                                                                        Gain (Loss)
                                              Common Stock                                                  On
                                         --------------------                                           Securities
                                           Shares                Paid-in     Retained      Unearned      Available
                                         Outstanding  Amount     Capital     Earnings    Compensation     For Sale        Total
                                         -----------  ------     -------     --------    ------------    -----------      -----
Balances, July 1, 1993 ..................                                    $ 5,685,836                                 $5,685,836
Net income for 1994 .....................                                        604,037                                    604,037
                                          -------    --------    ----------    ---------    --------     ---------        ----------
Balances, June 30, 1994 .................                                      6,289,873                                  6,289,873
Net income for 1995 .....................                                        385,257                                    385,257
Cumulative effect of change in
 method of accounting for securities ....                                                                 $ 17,092           17,092
Net change in unrealized gain (loss)
 on securities available for sale .......                                                                  (13,839)         (13,839)
                                          -------    --------    ----------   ----------    --------        ------        ----------
Balances, June 30, 1995 .................                                      6,675,130                     3,253        6,678,383
Net income for 1996 .....................                                        430,627                                    430,627
Common stock issued in reorganization,
 net of assets retained by Montgomery
 Mutual Holding Company ................. 600,000    $  6,000                   (106,000)                                  (100,000)
Common stock sold, net of costs ......... 250,000       2,500    $2,194,128                                               2,196,628
Cash dividends ($.30 per share) .........                                        (75,000)                                   (75,000)
Net change in unrealized gain (loss)
 on securities available for sale .......                                                                   (3,310)          (3,310)
                                          -------    --------    ----------   -----------   --------         ------          -------
Balances, June 30, 1996 ................. 850,000       8,500     2,194,128    6,924,757                       (57)       9,127,328
Net income for the six months ended
 December 31, 1996 (unaudited) ..........                                         16,509                                     16,509
Cash dividends ($.20 per share)
 (unaudited) ............................                                        (50,000)                                   (50,000)
Purchase of stock for Management
Recognition Trust (unearned
 compensation) (unaudited) ..............                                                   (11,563)                        (11,563)
Net change in unrealized gain
 (loss) on securities available for
 sale (unaudited) .......................                                                                       57               57
                                          -------    --------     ---------  -----------   --------             --        ----------
Balances, December 31, 1996
 (unaudited) ............................ 850,000    $  8,500     $2,194,12  $ 6,891,266   $(11,563)           $ 0        $9,082,33
                                          =======    ========     =========  ===========   ========            ===        =========


                See notes to consolidated financial statements.

            Montgomery Savings, A Federal Association And Subsidiary
                             Crawfordsville, Indiana
                      Consolidated Statement of Cash Flows


                                                        Six Months Ended
                                                             December 31                             Year Ended June 30
                                                     --------------------------       ----------------------------------------------
                                                       1996              1995              1996              1995               1994
                                                       ----              ----              ----              ----               ----
                                                            (Unaudited)
Operating Activities
 Net income .....................................     $    16,509      $ 147,514      $   430,627      $   385,257      $   604,037
 Adjustments to reconcile net income to net cash
   provided (used) by operating activities
   Provision (adjustment) for loan losses .......                        (26,250)          19,750          (15,000)          25,213
   Provision for loss on real estate owned ......                                                           15,000
   Depreciation .................................         105,607         89,331          195,837          160,073          150,605
   Amortization of intangibles ..................                                                                            14,405
   Investment securities gains ..................                                                           (9,033)
   Gain on sale of subsidiary ...................                                                          (15,525)
   (Gain) loss on sale of real estate owned .....         (17,915)        25,572           (1,148)          (5,375)
   Deferred income tax ..........................          11,965        (57,511)         (23,421)          30,532           52,665
   Change in
     Interest receivable ........................         (48,691)       (10,117)         (27,919)        (127,839)         (47,245)
     Interest payable ...........................         114,253        164,210            9,320          171,263           (1,384)
     Other assets ...............................        (260,140)       101,984          121,095         (180,945)         (86,811)
     Other liabilities ..........................        (233,146)        90,320          199,197          628,522         (156,783)
   Other adjustments ............................           1,370         (1,930)          15,523           (5,355)         (49,077)
                                                            -----         ------           ------           ------          -------
        Net cash provided (used) by
          operating activities ..................        (310,188)       497,551          965,581        1,035,802          500,250
                                                         --------        -------          -------        ---------          -------
Investing Activities
 Net change in interest-bearing deposits ........                                                          100,000
 Proceeds from sale of subsidiary ...............                                                           1,400
 Purchases of securities held to maturity .......                                                                         (475,000)
 Proceeds from maturities and paydowns of
   securities available for sale ................         259,454        475,000          484,098          343,058
 Proceeds from maturities and paydowns of
   securities held to maturity ..................                                                                           464,588
 Proceeds from sales of securities
   available for sale ...........................                                                          640,464
 Net change in loans ............................      (4,003,485)      (664,550)      (2,248,278)      (5,808,863)      (8,676,846)
 Additions to real estate owned .................        (173,586)       (97,158)         (93,633)         (56,496)         (85,206)
 Proceeds from real estate owned sales ..........         107,315         25,865           59,549          248,363          202,612
 Purchase of premises and equipment .............         (98,658)       (28,997)         (60,410)        (428,139)        (154,608)
 Purchase of FHLB of Indianapolis stock .........                                                         (139,800)         (51,900)
 Other investing activities .....................                                                                             5,306
                                                       ----------       --------       ----------       ----------       ----------
       Net cash used by investing
          activities ............................      (3,908,960)      (289,840)      (1,858,674)      (5,100,013)      (8,771,054)
                                                       ----------       --------       ----------       ----------       ----------

            Montgomery Savings, A Federal Association And Subsidiary
                             Crawfordsville, Indiana
                      Consolidated Statement of Cash Flows


                                                         Six Months Ended
                                                            December 31                               Year Ended June 30
                                                    ----------------------------      ---------------------------------------------
                                                        1996            1995               1996            1995            1994
                                                        ----            ----               ----            ----            ----
                                                            (Unaudited)
(Continued)
Financing Activities
 Net change in
   Noninterest-bearing, interest-bearing
     demand and savings deposits .............     $   390,689      $    23,856      $    359,419      $(2,191,209)     $ 1,193,826
   Certificates of deposit ...................       2,243,299         (517,095)        1,063,495        8,130,834       (3,529,043)
   Short-term borrowings .....................                         (168,250)        (368,250)         (969,851)       1,108,102
 Proceeds from FHLB advances .................       4,000,000        5,500,000         8,000,000        4,000,000        6,500,000
 Repayment of FHLB advances ..................         (71,627)      (7,000,000)      (10,500,000)      (2,500,000)
 Proceeds from sale of stock, net of
   costs .....................................                        2,089,951         2,089,819
 Stock issued in reorganization, net
   of assets retained by Montgomery
   Mutual Holding Company ....................                         (100,000)         (100,000)
 Purchase of stock for Management
   Recognition and Retention Plan ............         (11,563)
 Dividends paid ..............................         (50,000)                           (50,000)
                                                     ---------        ---------         ----------       ---------       ----------
        Net cash provided (used) by
           financing activities ..............       6,500,798         (171,538)          494,483        6,469,774        5,272,885
                                                     ---------         --------           -------        ---------        ---------

Net Change in Cash and Cash
  Equivalents ................................       2,281,650           36,173          (398,610)       2,405,563       (2,997,919)

Cash and Cash Equivalents,
  Beginning of Period ........................       3,636,204        4,034,814         4,034,814        1,629,251        4,627,170
                                                     ---------        ---------         ---------        ---------        ---------

Cash and Cash Equivalents, End of
  Period .....................................     $ 5,917,854      $ 4,070,987      $  3,636,204      $ 4,034,814      $ 1,629,251
                                                   ===========      ===========      ============      ===========      ===========

Additional Cash Flow and
  Supplementary Information
  Interest paid ..............................     $ 2,087,000      $ 2,117,000      $  4,425,000      $ 3,736,000      $ 3,107,000
  Income tax paid ............................          63,000           65,000           143,000          211,000          422,000
  Loan balances transferred to real
    estate owned .............................         308,000                             69,000          124,000           43,000
  Conversion costs transferred from
    other assets to stockholders'
    equity ...................................                          218,000           218,000
  Dividends payable ..........................          25,000                             25,000
  Transfer stock purchases deposits
    from liabilities to proceeds from
    sale of stock ............................                          325,000           325,000



                See notes to consolidated financial statements.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                             Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Montgomery Savings, A Federal Association ("Association"), and its wholly owned subsidiary, MSA Service Corporation ("MSA"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The Association is a 70.6 percent owned subsidiary of Montgomery Mutual Holding Company. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Association operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Association is subject to regulation by the Office of Thrift Supervision.

The Association generates mortgage and consumer loans and receives deposits from customers located primarily in central Indiana. The Association's loans are generally secured by specific items of collateral including real property and consumer assets.

MSA is a real estate management and development company. For years ending prior to June 30, 1996, MSA owned Clements-Roscher Corporation ("CRC"). CRC was a casualty insurance agency that sold a broad range of casualty insurance, including building, homeowners, and auto insurance. MSA sold its wholly owned subsidiary, CRC, in a stock sale effective July 1, 1994. The purchase price totaled $75,000, consisting of cash and a note, and MSA recorded a gain of $15,525 on the sale. CRC's net income for the years ended June 30, 1994 and 1993 included in the Association's consolidated net income totaled $14,000 and $29,500.

Consolidation--The consolidated financial statements include the accounts of the Association and subsidiaries after elimination of all material intercompany transactions and accounts.

Investment Securities--The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on July 1, 1994.

Debt securities are classified as held to maturity when the Association has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in stockholders' equity.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

At July 1, 1994, investment securities and mortgage-backed securities with approximate carrying values of $1,074,000 and $707,000 were reclassified as available for sale. This reclassification resulted in an increase in stockholders' equity, net of taxes, of approximately $17,000.

Prior to the adoption of SFAS No. 115, investment securities were carried at cost, adjusted for amortization of premiums and discounts, and securities held for sale and marketable equity securities were carried at the lower of aggregate cost or market. Realized gains and losses on sales were included in other income. Unrealized gains and losses on securities held for sale were included in other income. Unrealized losses on marketable equity securities were charged to equity capital. Gains and losses on the sale of securities were determined on the specific-identification method.


Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Association will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Association considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.


Real estate owned arises from loan foreclosure or deed in lieu of foreclosure and acquisition of real estate for development and is carried at the lower of cost or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property, net of rental and other income are expensed.


Allowance for loan and real estate losses are maintained to absorb loan and real estate losses based on management's continuing review and evaluation of the loan and real estate portfolios and its judgment as to the impact of economic conditions on the portfolios. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolios, the current condition and amount of loans and real estate owned outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1996 (unaudited) and June 30, 1996, the allowance for loan losses and carrying value of real estate owned are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Association operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.


Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets, which range from 3 to 35 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.


Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank ("FHLB") system. The required investment in the common stock is based on a predetermined formula.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Association files consolidated income tax returns with its subsidiary.

Earnings per share for the six-month period ended December 31, 1996 (unaudited) is computed based upon the weighted average common shares outstanding during the period. Net income per share for the periods before the conversion to a stock savings association on August 11, 1995 is not meaningful.


    Conversions


On November 17, 1992, the Board of Directors of the Association unanimously adopted a Plan of Reorganization whereby Montgomery Savings Association, A
Federal Association ("Montgomery"), was reorganized into a federal mutual holding company on August 11, 1995 and became known as "Montgomery Mutual Holding Company" and whereby substantially all of the assets and liabilities of Montgomery were transferred to a newly-chartered federal savings and loan association known as Montgomery Savings, A Federal Association ("Association"), in exchange for 600,000 shares of the Association's common stock, par value of $.01 per share. The amount of $100,000 was retained by Montgomery to capitalize Montgomery Mutual Holding Company. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests.


As part of the reorganization, the Association sold 250,000 shares of common stock at $10.00 per share in an offering completed August 11, 1995. Reorganization costs of $303,372 were charged to stockholders' equity upon completion of the offering.

As a result of the transaction, Montgomery Mutual Holding Company owns 70.6 percent of Montgomery and minority stockholders own 29.4 percent.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


On December 26, 1996, the Boards of Directors of Montgomery Mutual Holding Company and the Association adopted a Plan of Conversion of Montgomery Mutual Holding Company and an Agreement and Plan of Reorganization between Montgomery Holding Company and the Association.

In connection with the conversion and reorganization, the Association will form a new first-tier, wholly owned subsidiary, (the "Holding Company"), which will become the Holding Company upon consummation of the conversion and reorganization. The Holding Company will in turn form Interim as a wholly owned subsidiary. Montgomery Mutual Holding Company will convert from the mutual form to a federal interim stock savings association and simultaneously merge with and into the Association pursuant to the Plan of Merger. As a result, Montgomery Mutual Holding Company will cease to exist and a liquidation account will be established by the Association for the benefit of depositor members as of specified dates. Interim will then merge with and into the Association pursuant to the Plan of Merger and the Association will become a wholly owned subsidiary of the Holding Company. In connection therewith, each share of Association common stock outstanding immediately prior to the effective time thereof shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of the Holding Company common stock based on the exchange ratio, plus cash in lieu of any fractional share interest.

In connection with the conversion and reorganization, the Holding Company will offer shares of conversion stock in a subscription offering in descending order of priority to eligible account holders, tax-qualified employee stock benefit plans, supplemental account holders, other members, directors, officers and employees and public stockholders. Any shares of conversion stock remaining unsold after the subscription offering will be offered for sale to the public through a community offering and/or syndicated community offering, as determined by the Boards of Directors of the Holding Company and the Association in their sole discretion.

The reorganization is subject to the approval of stockholders and the OTS. The expected completion date of the reorganization is not currently known.

No reorganization costs had been incurred at December 31, 1996 (unaudited). Such costs will be charged to stockholders' equity on the completion of the reorganization or, if the reorganization is not completed, these costs will be charged to earnings by the Association.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Investment Securities

                                                       1996
                                ------------------------------------------------
                                                  Gross        Gross
                                 Amortized     Unrealized    Unrealized     Fair
December 31                         Cost          Gains        Losses      Value
-----------                         ----          -----        ------      -----
                                                     (Unaudited)
Available for sale
 Municipal .....................    $52                                      $52
                                    ---           ---            ---         ---
    Total available for sale ...    $52           $ 0            $ 0         $52
                                    ===           ===            ===         ===



                                                      1996
                                ------------------------------------------------
                                                 Gross         Gross
                                 Amortized     Unrealized    Unrealized     Fair
June 30                             Cost          Gains        Losses      Value
-------                             ----          -----        ------      -----
Available for sale
 Federal agencies .............     $250                                    $250
 Municipal ....................       62                                      62
                                    ----         ---             ---        ----
    Total available for sale ..     $312         $ 0             $ 0        $312
                                    ====         ===             ===        ====


                                                       1995
                                ------------------------------------------------
                                                  Gross        Gross
                                 Amortized      Unrealized   Unrealized     Fair
June 30                             Cost           Gains       Losses      Value
-------                             ----           -----       ------      -----
Available for sale
 U. S. Treasury ...............     $250                                    $250
 Federal agencies .............      250         $ 7                         257
 Municipal ....................       71                                      71
Corporate obligations .........      226                         $ 1         225
                                    ----         ---             ---        ----
    Total available for sale ..     $797         $ 7             $ 1        $803
                                    ====         ===             ===        ====

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities available for sale at December 31, 1996 and June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         December 31, 1996       June 30, 1996
                                         -----------------     -----------------
                                         Amortized    Fair     Amortized    Fair
Maturity distribution at June 30            Cost     Value        Cost     Value
--------------------------------            ----     -----        ----     -----
                                             (Unaudited)
Due in one year or less ................                          $250      $250
Due in one through five years ..........      $ 52      $ 52        62        62
                                              ----      ----      ----      ----
    Totals .............................      $ 52      $ 52      $312      $312
                                              ====      ====      ====      ====

Proceeds from sales of mortgage-backed securities available for sale during 1995 were $640,464. Gross gains of $10,029 and gross losses of $996 were realized on those sales. There were no sales of securities during the six months ended December 31, 1996 (unaudited) and the years ended June 30, 1996 and 1994.


    Loans and Allowance

                                                                  June 30,
                                              December 31,  --------------------
                                                1996        1996          1995
                                                ----        ----          ----
                                                         (Unaudited)
Loans
 Real estate mortgage loans
   One-to-four family ...................    $ 72,203     $ 68,092     $ 64,703
   Multi-family and nonresidential ......       7,803        8,391        9,129
 Residential construction loans .........       1,448        1,261        1,345
 Home equity loans ......................       2,536        2,444        2,653
 Consumer loans .........................         304          251           97
 Share loans ............................         334          323          479
                                                  ---          ---          ---
                                               84,628       80,762       78,406
                                               ------       ------       ------
 Undisbursed portion of loans ...........        (861)        (683)        (455)
 Deferred loan costs ....................         161          153          117
                                                  ---          ---          ---
                                             $ 83,928     $ 80,232     $ 78,068
                                             ========     ========     ========

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


                                          Six Months Ended
                                              December 31    Year Ended June 30
                                            --------------   -------------------
                                             1996    1995    1996   1995    1994
                                             ----    ----    ----   ----    ----
                                              (Unaudited)
Allowance for loan losses
   Balances, Beginning of Period ........   $ 158    $138   $ 138    $158   $133
   Provision (adjustment) for loan losses             (26)     20     (15)    25
   Loans charged off ....................                              (5)
                                            -----    -----  -----    -----  ----
   Balances, End of Period ..............   $ 158    $112   $ 158    $138   $158
                                            =====    ====   =====    ====   ====


On July 1, 1995, the Association adopted SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. At December 31, 1996, (unaudited) the Association had no impaired loans. At June 30, 1996, the Association had an impaired loan of $308,000 for which an allowance for losses was not deemed necessary. The average balance of impaired loans for the six months ended December 31, 1996 (unaudited) and the year ended June 30, 1996 was $51,000 and $272,000. The Association had no interest income or cash receipts on impaired loans during the six months ended December 31, 1996 (unaudited). Interest income and cash receipts of interest totaled $33,000 and $6,000 during the year ended June 30, 1996 that the loans were impaired.


In addition, at December 31, 1996 (unaudited) and June 30, 1996, the Association had nonaccrual loans of approximately $260,000 and $325,000, for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $20,000 and $18,000 for six months ended December 31, 1996 (unaudited) and for the year ended June 30, 1996.

The Association has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

Nonaccruing loans totaled $522,000 and $527,000 at June 30, 1995 and 1994. Additional interest income of approximately $26,000 for 1995 and $16,000 for 1994 would have been recorded had income on those loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Real Estate Owned

                                                                     June 30
                                                   December 31,  ---------------
                                                      1996        1996      1995
                                                      ----        ----      ----
                                                   (Unaudited)
Real estate acquired in settlement of loans .....   $    65    $   148    $ 124
Real estate held for development ................     1,348        906      867
Allowance for losses ............................                           (15)
                                                    -------    -------    ------
                                                      1,413      1,054      976
Accumulated depreciation ........................      (161)      (145)    (118)
                                                       ----       ----     ----
     Net ........................................   $ 1,252    $   909    $ 858
                                                    =======    =======    =====



                                            Six Months Ended
                                               December 31    Year Ended June 30
                                            ----------------  ------------------
                                              1996     1995    1996   1995  1994
                                              ----     ----    ----   ----  ----
                                               (Unaudited)
Allowance for losses on real estate
owned
Balance, Beginning of Period .............    $  0     $ 15     $15    $ 0    $0
Provision for losses .....................              (15)    (15)    15
                                              ----     -----    ----   ---   ---
     Balance, End of Period ..............    $  0     $  0     $ 0    $15    $0
                                              ====     ====     ===    ===    ==


    Premises and Equipment

                                                                  June 30
                                          December 31,    ----------------------
                                              1996          1996          1995
                                              ----          ----          ----
                                          (Unaudited)
Land .................................      $   134       $    91       $    91
Building and parking lot .............        1,442         1,441         1,437
Equipment ............................        1,075         1,020           964
                                              -----         -----           ---
     Total cost ......................        2,651         2,552         2,492
Accumulated depreciation .............       (1,013)         (956)         (788)
                                             ------          ----          ----
     Net .............................      $ 1,638       $ 1,596       $ 1,704
                                            =======       =======       =======

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Deposits

                                                                   June 30
                                               December 31,  -------------------
                                                   1996       1996        1995
                                                   ----       ----        ----
                                               (Unaudited)
Noninterest-bearing ........................     $   465     $   613     $   483
Interest-bearing demand ....................      10,810       9,613       9,296
Savings deposits ...........................       4,289       4,948       5,035
Certificates and other time
 deposits of $100,000 or more ..............      15,595      12,948      12,519
Other certificates and time deposits .......      41,184      41,587      40,953
                                                  ------      ------      ------
    Total deposits .........................     $72,343     $69,709     $68,286
                                                 =======     =======     =======



Certificates maturing in years ending              December 31           June 30
-------------------------------------              -----------           -------
                                                   (Unaudited)
  1997 ..................................            $31,181             $33,841
  1998 ..................................             18,254               9,631
  1999 ..................................              4,077               7,806
  2000 ..................................              2,048               1,811
  2001 ..................................              1,183               1,419
  Thereafter ............................                 36                  27
                                                     -------             -------
                                                     $56,779             $54,535
                                                     =======             =======

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $15,595,000 (unaudited), $12,948,000, and $12,519,000 at December 31, 1996, June 30, 1996 and 1995. Deposits in excess of $100,000 are not federally insured.

                                      Six Months Ended
                                        December 31        Year Ended June 30
                                      ---------------   ------------------------
                                       1996     1995     1996     1995     1994
                                       ----     ----     ----     ----     ----
                                         (Unaudited)
Interest expense on deposits
  Interest-bearing demand .........   $  182   $  166   $  345   $  394   $  364
  Savings deposits ................       82      118      219      178      188
  Certificates ....................    1,634    1,672    3,303    2,617    2,320
                                       -----    -----    -----    -----    -----
                                      $1,898   $1,956   $3,867   $3,189   $2,872
                                      ======   ======   ======   ======   ======

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Borrowings

                                                                 June 30
                                          December 31,    ----------------------
                                              1996          1996          1995
                                              ----          ----          ----
                                          (Unaudited)
Line of credit .....................                                     $   168
Notes payable ......................                                         200
FHLB advances ......................        $11,928        $8,000         10,500
                                            -------        ------         ------
    Total borrowings ...............        $11,928        $8,000        $10,868
                                            =======        ======        =======




                                    December 31, 1996         June 30, 1996
                                    -----------------    -----------------------
                                              Weighted                 Weighted
                                              Average                  Average
                                   Amount      Rate      Amount         Rate
                                   ------      ----      ------         ----
                                       (Unaudited)
Advances from FHLB
 Maturities in years ending
  1997                            $ 5,500       5.97%     $3,500        5.64%
  1998                              2,000       5.99       2,000        5.50
  1999                              2,000       6.15
  2000                              2,428       6.14       2,500        6.14
                                  -------                 ------
                                  $11,928       6.04%     $8,000        5.76%
                                  =======                 ======



The Association has an available line of credit with the FHLB totaling $2,000,000. The line of credit expires September 30, 1997 as of December 31, 1996 (unaudited) and September 30, 1996 as of June 30, 1996 and bears interest at a rate equal to the current variable advance rate. There were no drawings on this line of credit at December 31, 1996 (unaudited) and June 30, 1996.

Notes payable bearing on interest rate of 7%, collateralized by real estate, matured on January 3, 1996.

The FHLB advances are secured by first mortgage loans totaling $68,200,000 (unaudited) and $64,600,000 at December 31, 1996 and June 30, 1996. Advances are subject to restrictions or penalties in the event of prepayment.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Income Tax

                                    Six Months Ended
                                       December 31        Year Ended June 30
                                    ----------------    ------------------------
                                      1996    1995      1996      1995     1994
                                      ----    ----      ----      ----     ----
                                      (Unaudited)
Income tax expense
 Currently payable
  Federal ..........................   $ 3    $ 120     $ 163     $ 155   $ 190
  State ............................     4       18        26        44     106
 Deferred
  Federal ..........................     9      (62)      (33)       27      74
  State ............................     3        4         9         4     (21)
                                       ---    -----     -----     -----   -----
    Total income tax expense .......   $19    $  80     $ 165     $ 230   $ 349
                                       ===    =====     =====     =====   =====

Reconciliation of federal
 statutory to actual tax expense
 Federal statutory income tax at 34%   $12    $  77     $ 202     $ 209   $ 324
 Effect of state income taxes ......     5       15        23        32      56
 Other .............................     2      (12)      (60)      (11)    (31)
                                       ---    -----     -----     -----   -----
    Actual tax expense .............   $19    $  80     $ 165     $ 230   $ 349
                                       ===    =====     =====     =====   =====
Effective tax rate .................  53.7%    35.1%     27.7%     37.4%   36.6%



The tax expense related to securities gains was $3,600 for the year ended June 30, 1995.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


The components of the deferred tax liability are as follows at:

                                                  December 31,      June 30
                                                  ------------  ----------------
                                                     1996       1996       1995
                                                     ----       ----       ----
                                                  (Unaudited)
Differences in depreciation methods ...........     $(246)     $(244)     $(235)
Differences in accounting for loan losses .....       (28)       (28)      (104)
Differences in accounting for loan costs ......      (124)      (110)       (63)
Differences in accounting for retirement
 plans and other employee benefits ............        34         32         22
FHLB of Indianapolis stock dividend ...........       (30)       (30)       (30)
Deferred state income taxes ...................        20         20         16
Unrealized gain or loss on securities
 available for sale ...........................                              (2)
Other .........................................        (2)        (4)         6
                                                    -----      -----      -----
                                                    $(376)     $(364)     $(390)
                                                    =====      =====      =====
 Assets .......................................     $  54      $  52      $  44
Liabilities ...................................      (430)      (416)      (434)
                                                     ----       ----       ----
                                                    $(376)     $(364)     $(390)
                                                    =====      =====      =====


Retained earnings at December 31, 1996 (unaudited) and June 30, 1996 and 1995, include approximately $1,500,000 for which no deferred federal income tax liability has been recognized. This amounts represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $590,000 at December 31, 1996 (unaudited) and June 30, 1996 and 1995.


    Regulatory Capital

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


At December 31, 1996 (unaudited) and June 30, 1996, the Association believes that it meets all capital adequacy requirements to which it is subject and the most recent notification from the regulatory agency categorized the Association as well capitalized under the regulatory framework for prompt corrective action.

The Association's actual and required capital amounts and ratios are as follows:

                                                      1996
                                ------------------------------------------------
                                                    Required
                                                  for Adequate     To Be Well
                                     Actual        Capital(1)     Capitalized(1)
                                ---------------  --------------   --------------
December 31                     Amount    Ratio  Amount   Ratio   Amount   Ratio
-----------                     ------    -----  ------   -----   ------   -----
                                  (Unaudited)
Total risk-based capital(1)
 (to risk weighted assets) ...   $7,630   13.5%   $4,530   8.0%   $5,663   10.0%
Core capital(1) (to adjusted
 tangible assets) ............    8,659    9.2%    2,825   3.0%    5,649    6.0%
Core capital(1)
 (to adjusted total assets) ..    8,659    9.2%    2,825   3.0%    4,708    5.0%




                                                      1996
                                 -----------------------------------------------
                                                    Required
                                                  for Adequate     To Be Well
                                     Actual        Capital(1)     Capitalized(1)
                                 --------------   -------------   --------------
June 30                          Amount   Ratio   Amount  Ratio   Amount   Ratio
-------                          ------   -----   ------  -----   ------   -----
Total risk-based capital(1)
 (to risk weighted assets) ...   $8,129   15.1%   $4,314   8.0%   $5,393   10.0%
Core capital(1) (to adjusted
 tangible assets) ............    8,731    9.9%    2,633   3.0%    5,266    6.0%
Core capital(1)
 (to total assets) ...........    8,731    9.9%    2,633   3.0%    4,388    5.0%

----------
(1)   As defined by the regulatory agencies


The Association's tangible capital at December 31, 1996 (unaudited) and June 30, 1996 was $8,659,000 and $8,731,000 which amount was 9.2 percent and 9.9 percent of tangible assets and exceeded the required ratio of 1.5 percent.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


Reconciliation of stockholders' equity to regulatory capital was as follows:


                                                 December 31, 1996                June 30, 1996
                                        --------------------------------  ------------------------------
                                         Core      Tangible  Risk-Based   Core     Tangible   Risk-Based
                                        Capital    Capital     Capital   Capital    Capital    Capital
                                        -------    -------     -------   -------    -------    -------
                                                (Unaudited)
Stockholders' equity ................   $ 9,082    $ 9,082    $ 9,082    $ 9,127    $ 9,127    $ 9,127
Less
 Investments in and advances to
  nonincludable subsidiaries ........      (423)      (423)      (423)      (396)      (396)      (396)
 Goodwill and other intangible assets
 Real estate held for investment ....                          (1,187)                            (760)
Add
 General loan and lease valuation
  allowance .........................                             158                              158
                                        -------    -------    -------    -------    -------    --------
Regulatory capital ..................   $ 8,659    $ 8,659    $ 7,630    $ 8,731    $ 8,731    $ 8,129
                                        =======    =======    =======    =======    =======    ========


    Restriction on Dividends

The Office of Thrift Supervision ("OTS") regulations provide that a savings association which meets fully phased-in capital requirements and is subject only to "normal supervision" may pay out, as a dividend, 100 percent of net income to date over the calendar year and 50 percent of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval. A savings association failing to meet current capital standards may only pay dividends with supervisory approval.

The Association and the Holding Company applied to and received from the Office of Thrift Supervision a waiver of payment of dividends from the Association to the Holding Company. The total dividends waived by the Holding Company for the six months ended December 31, 1996 (unaudited) and for the year ended June 30, 1996 were $300,000 and $180,000 and such amounts will not be available for payment of future dividends.

At the time of conversion, a liquidation account was established in an amount equal to the Association's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Association after conversion. In the event of a complete liquidation (and only in such event), each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $6,642,000.

At December 31, 1996 (unaudited) and June 30, 1996, the stockholder's equity of the Association was $9,082,000 and $9,127,000, of which approximately $2,185,000 and $2,305,000 was available for the payments of dividends.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                             Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


    Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The
Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

                                                                     June 30
                                                  December 31,  ----------------
                                                      1996       1996       1995
                                                      ----       ----       ----
                                                  (Unaudited)
Mortgage loan commitments
 At variable rates ...........................      $  175      $  318      $680
 At fixed rates ranging from 8.50 to
  9.50% for December 31, 1996, 7.50
  to 9.50% for 1996 and 8.00 to 10.00%
  for 1995 ...................................       1,423       2,472       402
Consumer loan commitments ....................                                27


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate or other assets of the borrower.

The Association and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Association.


    Employee Benefit Plans

The Association has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Association matches employees' contributions at the rate of 100 percent of the first 7 percent of base salary contributed by participants. The Association's expense for the plan was $23,000 and $23,000 for the six months ended December 31, 1996 and 1995 (unaudited) and $45,000 for 1996, $46,000 for 1995 and $46,000 for 1994.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)


On October 15, 1996, the stockholders of the Association approved a Stock Option Plan, a Director Stock Option Plan and a Management Recognition Plan ("MRP"). These plans allow for the purchase in the open market or through the issuance of authorized and unissued shares of up to 7,500 shares of common stock for the MRP and 18,750 shares of common stock for the Stock Option Plan and the Director Stock Option Plan. On November 25, 1996 (unaudited), Montgomery purchased 1,000 shares for the MRP at a cost of $11,563 which was recorded as unearned compensation in stockholders' equity. Under the stock option plans, stock option rights covering 13,125 shares of common stock may be granted to officers and other key employees and 5,625 shares of common stock may be granted to directors of Montgomery. Restricted stock awards covering 7,500 shares of common stock may be awarded to Montgomery's officers and key employees under the MRP. There have not been any grants or options allotted at this time.


    Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Interest-Bearing   Deposits--The   fair  value  of   interest-bearing   deposits
approximate carrying value.

Investment Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

            MONTGOMERY SAVINGS, A FEDERAL ASSOCIATION AND SUBSIDIARY
                            Crawfordsville, Indiana

                   Notes to Consolidated Financial Statements
                      (Table Dollar Amounts in Thousands)



Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans, and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.


The estimated fair values of the Association's financial instruments are as follows:

                                     December 31, 1996          June 30, 1996
                                     ------------------      -------------------
                                     Carrying     Fair       Carrying      Fair
                                      Amount      Value       Amount       Value
                                      ------      -----       ------       -----
                                                       (Unaudited)
Assets
  Cash and cash equivalents ......  $ 5,918     $ 5,918     $ 3,636     $ 3,636
  Interest-bearing deposits ......      100         100         100         100
  Investment securities
    available for sale ...........       52          52         312         312
  Loans, net .....................   83,770      84,848      80,074      81,432
  Stock in FHLB ..................      750         750         750         750
  Interest receivable ............      644         644         595         595

Liabilities
  Deposits .......................   72,343      72,694      69,709      70,212
  FHLB advances ..................   11,928      11,873       8,000       7,954
  Interest payable ...............      542         542         428         428
  Advances by borrowers for
    taxes and insurance ..........      183         183         382         382


    Unaudited Financial Statements

The accompanying consolidated statement of financial condition as of December 31, 1996, and the consolidated statements of income, stockholders' equity and cash flows for the six months ended December 31, 1996 and 1995 are unaudited, but management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of those expected for the remainder of the year.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Holding Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Holding Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of a offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.


                                TABLE OF CONTENTS

                                                        Page
                                                        ----
Summary..............................................     6
Selected Consolidated Financial Information..........    18
Recent Financial Data................................    20
Risk Factors.........................................    26
Montgomery Financial Corporation.....................    33
Montgomery Savings, A Federal Association............    33
Montgomery Mutual Holding Company....................    36
Use of Proceeds......................................    36
Dividend Policy......................................    37
Market for Common Stock..............................    38
Pro Forma Data.......................................    39
Pro Forma Regulatory Capital Analysis................    44
Capitalization.......................................    45
Management's Discussion and Analysis of
 Financial Condition and Results of Operations.......    48
Business of Montgomery...............................    65
Regulation...........................................    83
Management of the Company............................    95
Management of the Association........................    96
Beneficial Ownership of Capital Stock................   105
The Conversion and Reorganization....................   108
Comparison of Stockholders' Rights...................   132
Restrictions on Acquisition of the Company...........   143
Description of Capital Stock of the Company..........   145
Experts..............................................   146
Legal Matters........................................   146
Additional Information...............................   147
Index to Financial Statements........................   F-1


     Until the later of ____________, 1997 or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                             Up to 1,031,981 Shares


                                     [LOGO]

                              MONTGOMERY FINANCIAL
                                   CORPORATION

                          (Proposed Holding Company for
                               Montgomery Savings,
                             A Federal Association)

                                  Common Stock

                                   ----------
                                   Prospectus
                                   ----------

                             Charles Webb & Company

                                  A Division of
                          Keefe, Bruyette & Woods, Inc.

                                ___________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses...................................  $ 120,000
Accounting fees and expenses................................     30,000
Appraisal and business plan
  preparation fees and expenses.............................     30,000
Conversion Agent fees and expenses..........................      5,000
Underwriting fees(1) (including financial
   advisory fee and expenses)...............................    162,000
Underwriter's counsel fees and expenses.....................     30,500
Printing, postage and mailing...............................     50,000
Registration and Filing Fees................................     18,000
Blue Sky fees and expenses..................................      6,000
Other expenses(1)...........................................     39,000
                                                              ---------
     TOTAL..................................................   $490,000
                                                               ========
------------------
(1) Based on maximum of Estimated Valuation Range.

Item 14.  Indemnification of Directors and Officers

Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

Section 23 of the Business Corporation Law of the State of Indiana authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

Section 23 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Montgomery Savings, A Federal Association pursuant to the Plan of Conversion and Agreement and Plan of Reorganization (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 16.  Exhibits and Financial Statement Schedules


(a) Exhibits:

1.1          Letter Agreement regarding marketing and consulting services*
1.2          Form of Agency Agreement*
2            Plan of Conversion and Agreement and Plan of Reorganization*
3.1          Certificate   of   Incorporation   of  the   Montgomery   Financial
             Corporation*
3.2          Bylaws of the Montgomery Financial Corporation*
3.3          Charter of Montgomery Savings in stock form*
3.4          Bylaws of Montgomery Savings in stock form*
4            Form of Stock Certificate of the Montgomery Financial Corporation*
5            Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock*
8.1          Opinion of Silver,  Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion*
8.2          Opinion of Geo. S. Olive & Co. LLC with respect to Indiana income tax consequences of the Conversion*
8.3          Opinion of Keller & Company, Inc. with respect to Subscription Rights*
10.1         Form of Proposed Stock Option and Incentive Plan*
10.2         Form of Employment Agreement with Earl F. Elliott*
10.3         Form of Employment Agreement with J. Lee Walden*
10.4         Employee Stock Ownership Plan*
10.5         Form of Proposed Management's Recognition and Retention Plan*
22           Subsidiaries*
24.1         Consent of Silver, Freedman & Taff, L.L.P.*
24.2         Consent of Geo. S. Olive & Co. LLC*
24.3         Consent of Keller & Company, Inc.*
25           Power of Attorney (set forth on signature page)
99.1         Appraisal*
99.2         Proxy Statement and form of proxy to be furnished to Montgomery Savings'
             account holders*
99.3         Proxy Statement and form of proxy to be furnished to Mutual Holding Company members*
99.4         Stock Order Form and Order Form Instructions*
99.5         Certification*
99.6         Question and Answer Brochure*
99.7         Advertising, Training and Community Informational Meeting Materials*
----------
*  Previously filed

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Crawfordsville, State of Indiana on May 15, 1997.



                                        MONTGOMERY FINANCIAL CORPORATION


                                        By: /s/ Earl F. Elliott
                                            ------------------------------------
                                            Earl F. Elliott, President and Chief
                                            Executive Officer
                                            (Duly Authorized Representative)


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Earl F. Elliott and J. Lee Walden his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Earl F. Elliott                         /s/ J. Lee Walden
------------------------------------        ------------------------------------
Earl F. Elliott, President and Chief        J. Lee Walden, Vice President, Chief
   Executive Officer                           Financial Officer and Director
(Principal Executive and                    (Principal Financial and
   Operating Officer)                          Accounting Officer)


Date: May 15, 1997                          Date: May 15, 1997

/s/ C. Rex Henthorn                         /s/ John E. Woodward
--------------------------------------      ------------------------------------
C. Rex Henthorn, Chairman of the Board      John E. Woodward, Director

Date: May 15, 1997                          Date: May 15, 1997



/s/ Mark E. Foster                          /s/ Joseph E. Malott
--------------------------------------      ------------------------------------
Mark E. Foster, Director                    Joseph M. Malott, Director

Date: May 15, 1997                          Date: May 15, 1997



/s/ Robert C. Wright
--------------------------------------
Robert C. Wright, Director

Date: May 15, 1997